Exhibit 2.1

Execution Version

HIGHLY CONFIDENTIAL

Purchase and sale Agreement

by and among

Blackstone Energy Partners NQ L.P.,

Blackstone Energy Family Investment Partnership SMD L.P.,

Blackstone Energy Family Investment Partnership NQ ESC L.P.,

Blackstone Capital Partners VI-NQ L.P.,

Blackstone Family Investment Partnership VI-NQ ESC L.P.,

Fred M. Ross, Jr. Irrevocable Trust

BEP UOS Feeder Holdco L.P.,

BCP VI UOS Feeder Holdco L.P.,

Blackstone Energy Management Associates NQ L.L.C.,

Blackstone Management Associates VI-NQ L.L.C.,

Nesco Holdings II, Inc.,

Nesco Holdings, Inc.,

Blackstone Capital Partners VI-NQ L.P.,

solely in its capacity as the representative of Sellers,

and

PE One Source Holdings, LLC,

solely with respect to Section 9.04

Dated as of December 3, 2020

i

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Form of Company Tax Certificate
Exhibit C-2	Form of Blocker Company Tax Certificate
Exhibit D	R&W Insurance Policy
Exhibit E	Pre-Closing Reorganization
Exhibit F	Form of Joinder (Drag-Along)

SCHEDULES

Schedule A	Accounting Principles
Schedule B	Credit Support Obligations
Schedule C	Resigning Officers and Directors
Schedule D	Rental Fleet
Schedule E	Continued Indebtedness

Seller Disclosure Schedules

Section 1.01(b)	Knowledge of Sellers
Section 3.03	Governmental Consents
Section 3.05	Company Interests
Section 4.02	No Conflicts
Section 4.03	Governmental Consents
Section 4.04	Equity Interests of the Group Companies
Section 4.05	Financial Statements
Section 4.07	Absence of Changes
Section 4.08	Proceedings; Order
Section 4.10(a)	Material Contracts
Section 4.10(a)	Material Contracts Exceptions
Section 4.11(a)	Owned Real Property
Section 4.11(b)	Leased Real Property
Section 4.13(a)	Employee Matters
Section 4.13(e)	Consultants
Section 4.13(h)	Benefit Plans
Section 4.14	Tax Matters
Section 4.15	Affiliate Arrangements
Section 4.17	Insurance
Section 4.20	Customers and Suppliers
Section 4.21	Accounts Receivable
Section 4.22	Condition of Rental Fleet
Section 5.01	Organization and Standing
Section 5.03	Governmental Consents
Section 5.04	Equity Interests of the Blocker Companies
Section 5.06	Blocker Tax Matters
Section 7.01(a)	Conduct of the Business
Section 7.05(d)	Tax Treatment; Purchase Price Allocation
Section 7.08	Affiliate Contracts
Section 7.19	Restrictive Covenants; Employee Non-Solicit

Buyer Disclosure Schedules

Section 1.01(a)	Knowledge of Buyer
Section 6.02	No Conflicts; Consents
Section 6.03	Governmental Consents
Section 6.12	Tax Matters

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 3, 2020 (the “Execution Date”), by and among (a) Blackstone Energy Management Associates NQ L.L.C., a Delaware limited liability company (“Blackstone Energy Management Associates NQ”), Blackstone Management Associates VI-NQ L.L.C., a Delaware limited liability company, (“Blackstone Management Associates VI-NQ”, and, with Blackstone Energy Management Associates NQ, collectively, the “BlockerCo GP Sellers”), Blackstone Energy Partners NQ L.P., a Delaware limited partnership (“Blackstone Energy Partners NQ”), Blackstone Capital Partners VI-NQ L.P., a Delaware limited partnership (“Blackstone Capital Partners VI-NQ”), Blackstone Energy Family Investment Partnership SMD L.P,, a Delaware limited partnership (“BX Energy Family Investment Partnership SMD”), Blackstone Energy Family Investment Partnership NQ ESC L.P,, a Delaware limited partnership (“BX Energy Family Investment Partnership NQ ESC”), Blackstone Family Investment Partnership VI-NQ ESC L.P., a Delaware limited partnership (“BX Family Investment Partnership VI NQ ESC”), Fred M. Ross, Jr. Irrevocable Trust (“Ross Trust” and, with Blackstone Energy Partners NQ, BX Energy Family Investment Partnership SMD, BX Energy Family Investment Partnership NQ ESC, Blackstone Capital Partners VI-NQ, BX Family Investment Partnership VI NQ ESC and the BlockerCo GP Sellers, collectively, the “CTOS Sellers”), (b) BEP UOS Feeder Holdco L.P , a Delaware limited partnership (“BEP UOS Feeder Holdco”), and BCP VI UOS Feeder Holdco L.P., a Delaware limited partnership (“BCP VI UOS Feeder Holdco” and, together with BEP UOS Feeder Holdco and the BlockerCo GP Sellers, collectively, “BlockerCo Sellers”), (c) Blackstone Capital Partners VI-NQ, solely in its capacity as the representative of Sellers (the “Sellers’ Representative”), (d) Nesco Holdings, Inc., a Delaware corporation (“Buyer Parent”), (e) Nesco Holdings II, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Buyer Parent (“Buyer”), and (f) PE One Source Holdings, LLC, a Delaware limited liability company (“Investor”), solely with respect to its obligations under Section 9.04. Sellers, Sellers’ Representative, Buyer, Buyer Parent and, solely for purposes of Section 9.04, Investor, are sometimes referred to herein, collectively, as the “Parties,” and each of them is sometimes referred to herein, individually, as a “Party.”

RECITALS

WHEREAS, as of the date hereof, CTOS Sellers (together with the Dragged Sellers) own, collectively, 100% of the limited partnership interests (the “LP Interests”) of Custom Truck One Source, L.P., a Delaware limited partnership (the “Company”), and 100% of the limited liability company interests (the “GP Interests” and together with the LP Interests, the “CTOS Company Interests”) of Utility One Source GP LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, following the Pre-Closing Reorganization, CTOS Sellers (together with the Dragged Sellers) and Blocker Companies will own, collectively, 100% of the CTOS Company Interests;

WHEREAS, BlockerCo Sellers own, collectively, 100% of the limited partnership interests (the “Blocker LP Interests”) of Blackstone UOS Feeder Fund BEP L.P., a Delaware limited partnership (the “BEP Blocker”), and Blackstone UOS Feeder Fund VI L.P., a Delaware limited partnership (the “VI Blocker” and, together with BEP Blocker, the “Blocker Companies”), and BlockerCo GP Sellers own, collectively, 100% of the general partnership interests (the “Blocker GP Interests” and together with the Blocker LP Interests, the “Blocker Company Interests”) of the Blocker Companies;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer is delivering to Sellers the Financing Commitments;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each applicable Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Investor is delivering to Sellers’ Representative a guaranty of Investor’s obligations hereunder by Platinum Equity Capital Partners V, L.P., a Delaware limited partnership (the “Platinum Guaranty”);

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, certain of Parent’s stockholders are entering into support agreements with Investor (collectively, the “Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, (i) certain of the Sellers (collectively, the “Initial Rollover Holders”) are entering into, and prior to the Closing certain other Sellers (the “Additional Rollover Holders” and together with the Initial Rollover Holders, the “Rollover Holders”) may enter into, rollover agreements (collectively, the “Rollover Agreements”) with Buyer Parent, pursuant to which, on the Closing Date but prior to the Closing, such Rollover Holders will exchange the Rollover Interests for shares (“Buyer Parent Common Shares”) of common stock, par value $0.0001 per share, of Buyer Parent (“Buyer Parent Common Stock”) in accordance with, and subject to the terms and conditions of, such Rollover Agreements (all of such transactions, the “Rollovers”), and (ii) certain Affiliates of Sellers are entering into and delivering to Buyer acknowledgment agreements, date of even date herewith (each, an “Acknowledgment Agreement”);

WHEREAS, Buyer Parent shall contribute, or cause to be contributed, the Rollover Interests to Buyer immediately after the consummation of the Rollovers and prior to the Closing; and

WHEREAS, on the terms and subject to conditions set forth in this Agreement, (a) Buyer desires to acquire from CTOS Sellers (including the Dragged Sellers), and CTOS Sellers desire to sell to Buyer, the CTOS Company Interests (other than those owned by the Blocker Companies), and (b) Buyer desires to acquire from BlockerCo Sellers, and BlockerCo Sellers desire to sell to Buyer, the Blocker Company Interests.

AGREEMENT

NOW, THEREFORE, in consideration for the promises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“2015 Proceeding” means the Internal Revenue Service examination and/or assessment relating to an Indemnified Tax Matter with respect to the quarterly taxable periods ending in calendar year 2015.

“Accounting Principles” means GAAP as modified by those accounting practices, methodologies, procedures, classifications and principles set forth on SCHEDULE A.

“Acknowledgment Agreement” has the meaning set forth in the recitals hereto.

“Acquired Companies” means, collectively, the General Partner, the Company and its Subsidiaries, and the Blocker Companies.

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its Representatives) with respect to any (i) merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, in each case pursuant to which 15% or more of the Equity Interests of the Company or any other Acquired Company or any surviving entity of such transaction would be held by one or more third parties not affiliated with the Company as of the date hereof or (ii) acquisition or purchase of 15% or more of the consolidated assets of the Acquired Companies, other than the transactions contemplated by this Agreement.

“Additional Rollover Holder List” has the meaning set forth in Section 2.05(a).

“Additional Rollover Holders” has the meaning set forth in the recitals hereto.

“Adjustment Escrow Account” has the meaning set forth in Section 2.01(b).

“Adjustment Escrow Amount” means $7,500,000.

“Adjustment Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person; provided, that for purposes of Section 7.19(a), “Affiliates” of the Blackstone Sellers shall mean only (i) the Blackstone Energy Partners private equity funds and the investment vehicles and other Persons Controlled by such Blackstone Energy Partners private equity funds (collectively, the “Blackstone Energy Parties”) and (ii) any Person that both (A) would be (but for this proviso) an Affiliate of a Blackstone Seller and (B) after September 1, 2020, either (1) whom one or more of the Blackstone Sellers or the other Blackstone Energy Parties directs, instructs or encourages to take action prohibited by Section 7.19(a) or (2) to whom one or more of the Blackstone Sellers the other Blackstone Energy Parties provides information concerning any Covered Employee.

“Affiliate Contracts” means any Contract between (a) any Acquired Company, on the one hand, and (b) (i) Sellers or any of their Affiliates (other than the Acquired Companies), (ii) any director, manager or executive officer of (A) Sellers or (B) any of their Affiliates (other than the Acquired Companies), (iii) any individual with a direct relation by blood, marriage or adoption to any director, manager or executive officer described in clause (ii), or (iv) any Affiliate (other than the Acquired Companies) of any director, manager, or executive officer or other individual described in clause (iii) or clause (iv), on the other hand.

“Agreement” has the meaning set forth in the preamble hereof.

“Amended Certificate of Incorporation” means Buyer Parent’s Amended and Restated Certificate of Incorporation in the form attached as Exhibit C to the Investment Agreement.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the any Acquired Company is subject.

“Antitrust Law” means the HSR Act, the Sherman Act, the Clayton Act the Federal Trade Commission Act and any other federal, state or foreign antitrust, competition or trade regulation, or decree or Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assignment Agreement” means the assignment agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by and between Sellers and Buyer.

“Attributable Closing Consideration Amount” has the meaning set forth in Section 2.05(a).

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Base Purchase Price” means $1,475,000,000.

“Benefit Plan” has the meaning set forth in Section 4.13(h).

“BEP Blocker” has the meaning set forth in the recitals hereof.

“Blackstone Sellers” means Blackstone Energy Management Associates NQ, Blackstone Management Associates VI-NQ, Blackstone Energy Partners NQ, Blackstone Capital Partners VI-NQ, BX Energy Family Investment Partnership SMD, BX Energy Family Investment Partnership NQ ESC, BX Family Investment Partnership VI NQ ESC, BEP UOS Feeder Holdco and BCP VI UOS Feeder Holdco.

“Blocker Companies” has the meaning set forth in the recitals hereof.

“Blocker Company Interests” has the meaning set forth in the recitals hereof.

“Blocker GP Interests” has the meaning set forth in the recitals hereof.

“Blocker LP Interests” has the meaning set forth in the recitals hereof.

“BlockerCo Sellers” has the meaning set forth in the preamble hereof.

“Borrower” means CTOS, LLC (f/k/a UOS, LLC), a Delaware limited liability company.

“Budget Act” means the Bipartisan Budget Act of 2015, H.R. 1314 Public Law Number 114-74.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Kansas City, Missouri.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by Buyer to Sellers on the Execution Date concurrently with the execution and delivery of this Agreement.

“Buyer Financing Failure Fee” means $10,000,000.

“Buyer Fees” has the meaning set forth in Section 9.04(g).

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 6.01(a), Section 6.04(i), Section 6.05, the second sentence of Section 6.07(a), Section 6.07(c), Section 6.08, and Section 6.13.

“Buyer Group” means Buyer Parent and each of its Subsidiaries.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer IA Termination Obligations” has the meaning set forth in Section 9.04(a).

“Buyer Material Breach Fee” means $10,000,000.

“Buyer Parent” has the meaning set forth in the preamble hereof.

“Buyer Parent Common Shares” has the meaning set forth in the recitals hereto.

“Buyer Parent Common Stock” has the meaning set forth in the recitals hereto.

“Buyer Parent Stockholders Meeting” means meeting of the stockholders of Buyer Parent to be held for the purposes of obtaining the Required Vote (including any postponement, adjournment or recess thereof).

“Buyer Parties” means Buyer and Buyer Parent.

“Buyer Payments” has the meaning set forth in Section 7.20(b).

“Buyer Released Person” has the meaning set forth in Section 11.15(a).

“Buyer Releasing Person” has the meaning set forth in Section 11.15(b).

“Bylaws” means Buyer Parent’s bylaws, as the same may have been amended and in effect as of the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act passed by Congress on March 27, 2020.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Class A Interests” has the meaning set forth in the Company LP Agreement.

“Class B Interests” has the meaning set forth in the Company LP Agreement.

“Clean Team Agreement” means that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, Buyer Parent and Platinum Equity Advisors, LLC.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Adjustment Amount” means the amount, which may be positive or negative, determined as of the Closing (in accordance with the Accounting Principles), equal to the sum of:

(a)	either (i) if the Closing Working Capital is greater than the Target Working Capital Ceiling, a positive amount equal to the amount by which the Closing Working Capital exceeds the Target Working Capital Ceiling, (ii) if the Closing Working Capital is less than the Target Working Capital Floor, a negative amount the absolute value of which equals the amount by which the Target Working Capital Floor exceeds the Closing Working Capital, or (iii) if the Closing Working Capital is equal to or greater than the Target Working Capital Floor and less than or equal to the Target Working Capital Ceiling, an amount equal to $0;

(b)	either (i) if the Closing OEC is greater than the Target OEC Ceiling, a positive amount equal to the amount by which the Closing OEC exceeds the Target OEC Ceiling, (ii) if the Closing OEC is less than the Target OEC Floor, a negative amount the absolute value of which equals the amount by which the Target OEC Floor exceeds the Closing OEC, or (iii) if the Closing OEC is equal to or greater than the Target OEC Floor and less than or equal to the Target OEC Ceiling, an amount equal to $0;

(c)	a positive amount equal to the lesser of (i) aggregate Closing Cash and (ii) $5,000,000;

(d)	a negative amount equal to the aggregate Closing Indebtedness; and

(e)	a negative amount equal to the aggregate Company Transaction Expenses.

“Closing Cash” means (a) the sum of all cash and cash equivalents of the Acquired Companies, net of any issued and outstanding checks and declared and unpaid dividends, determined, in each case, as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles, minus (b) any distributions or payments of cash and cash equivalents to any Person (other than (i) payments or distributions to the Blocker Companies, the Company or any wholly-owned Subsidiaries of the Company and (ii) payments (A) in the ordinary course of business in respect of current liabilities included in Closing Working Capital or (B) in respect of liabilities included in the Closing Indebtedness or Company Transaction Expenses) from and after 12:01 a.m. Central time on the Closing Date and at or prior to the Closing.

“Closing Cash Payment Amount” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Indebtedness” means all Indebtedness of the Acquired Companies (without duplication of any amounts included in the calculation of Company Transaction Expenses), determined as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles (taking into account any additional amounts of Indebtedness with respect thereto (a) payable as a result of any repayment of such Indebtedness required by the terms of such Indebtedness in connection with the transactions contemplated by this Agreement, or (b) incurred as of the Closing as a result of the transactions contemplated hereby).

“Closing OEC” means the OEC of the Closing Rental Fleet.

“Closing Rental Fleet” means, if owned by the Group Companies free and clear of all Liens (other than Permitted Liens and Liens for which the entire amount of the secured liability is accrued and included in the Closing Indebtedness or as a current liability in Closing Working Capital) as of 12:01 a.m. Central time on the Closing Date, (a) the Rental Fleet owned by the Group Companies as of the Execution Date and set forth on Schedule D, and (b) any Rental Fleet acquired by the Group Companies on and after the Execution Date and (i) not set forth on Schedule D and (ii) acquired in accordance with Section 7.01(a)(xviii), but excluding, in each case, any Rental Fleet sold by the Acquired Companies after 12:01 a.m. Central time on the Closing Date, and prior to the Closing, to any Seller or any Affiliate of any Seller (excluding the Acquired Companies).

“Closing Statement” has the meaning set forth in Section 2.04(a).

“Closing Statement Delivery Period” shall mean the period of 90 days following the Closing Date; provided, that if Buyer fails to timely deliver the Closing Statement in accordance with Section 2.04(a) within such 90-day period, the Closing Statement Delivery Period shall mean the period beginning on the Closing Date and continuing until the date that is seven days after the date on which Sellers’ Representative delivers written notice, if any, to Buyer of such failure.

“Closing Working Capital” means, with respect to the Acquired Companies, (a) the sum of the Acquired Companies’ combined current assets (including all current Tax assets, but excluding all income Tax assets and deferred Tax assets, Closing Cash and amounts with respect to the Rental Fleet) minus (b) the sum of the Acquired Companies’ combined current Liabilities (including all Floorplan Payables and current Tax Liabilities but excluding, for the avoidance of doubt, deferred Tax Liabilities, Closing Indebtedness, and Company Transaction Expenses), in the case of each of foregoing clauses (a) and (b), determined as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles; provided, however, that Closing Working Capital shall be reduced by the sum of (1) the aggregate amount of any consolidated current liabilities of the Acquired Companies (excluding the liabilities excluded from Closing Working Capital pursuant to the parenthetical provision in clause (b) above), calculated in accordance with the Accounting Principles, that are (x) incurred between 12:01 a.m. Central time on the Closing Date and the Closing due to a breach by the Company of its obligations under Section 7.01, or (y) incurred from and after 12:01 a.m. Central time on the Closing Date in connection with the transactions contemplated by Section 7.08, and (2) the aggregate amount of any reduction in the consolidated current assets of the Acquired Companies (excluding the assets excluded from Closing Working Capital pursuant to the parenthetical provision in clause (a) above), calculated in accordance with the Accounting Principles, (x) incurred between 12:01 a.m. Central time on the Closing Date and the Closing due to a breach by the Company of its obligations under Section 7.01, or (y) from and after 12:01 a.m. Central time on the Closing Date in connection with the transactions contemplated by Section 7.08. Notwithstanding the foregoing, Closing Working Capital shall not include Taxes that constitute Indemnified Tax Matters that would not be incurred by the Acquired Companies if the issues that have been raised by the Internal Revenue Service in the 2015 Proceeding (and associated assessments) and that are being disputed by the Acquired Companies were resolved in a manner that is favorable to the Acquired Companies with respect to all Covered Taxable Periods (“Excluded FET”). For the avoidance of doubt, Excluded FET shall include Taxes solely to the extent that such Taxes would not be payable by the Acquired Companies upon such a successful resolution of the issues implicated by the 2015 Proceeding with respect to all Covered Taxable Periods, and shall not include any other Taxes of the Acquired Companies.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral Source” has the meaning set forth in Section 9.02(f).

“Company” has the meaning set forth in the recitals hereof.

“Company Interests” means the CTOS Company Interests and the Blocker Company Interests, collectively.

“Company LP Agreement” means the limited partnership agreement of the Company, as amended and restated.

“Company Transaction Expenses” means (a) (i) any change of control, retention, severance, transaction bonus or similar payments and any severance payments or benefits (other than those to the extent arising from actions taken by Buyer or its Affiliates after the Closing) incurred or otherwise payable by any Acquired Company in connection with the transactions contemplated hereby (other than as a result of an action taken by Buyer or its Affiliate after Closing) or (ii) the employer portion of any employment, payroll or similar Taxes relating to (A) any such payments described in this clause (a) or (B) any equity or equity-based compensation for any current or former employees of the Acquired Companies, (b) the excess, if any, of (i) all out-of-pocket costs, fees and expenses incurred or otherwise payable by any Acquired Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants (but excluding, for the avoidance of doubt, any amounts described in clauses (a), (c) and (d) of this definition), in each case, that have not been paid at or prior to 12:01 a.m. Central time on the Closing Date, over (ii) $10,000,000, (c) payment obligations of any Acquired Company to any Affiliates of Sellers in respect of advisory, management or monitoring fees, in each case, solely to the extent not paid as of 12:01 a.m. Central time on the Closing Date, (d) the amount of all Transfer Taxes for which Sellers are responsible pursuant to Section 7.05(f), and (e) any Taxes arising of the Acquired Companies out of or resulting from the Pre-Closing Reorganization (in each case, without duplication of any amounts included in the calculation of Closing Indebtedness).

“Competing Activity” has the meaning set forth in Section 7.19(b).

“Compliant” means, with respect to any Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it is made, (b) such Required Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering on Form S-1 or any successor form thereto and for a Proxy Statement (including the information specified therein by reference to Form S-4), and (c) the financial statements and other financial information included in such Required Information (i) would not be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficient to permit a registration statement on Form S-1 relating to the sale of the Company’s debt securities using such financial statements and financial information to be declared effective by the SEC on any day of the Marketing Period and (ii) are sufficient to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements and financial information to the Financing Sources providing or arranging the portion of the Financing consisting of debt securities (including customary “negative assurance” and change period comfort) in order to consummate any offering of debt securities on any day of the Marketing Period, and which such auditors have delivered drafts of customary comfort letters (including customary “negative assurance” and change period comfort) and confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Marketing Period and any closing date occurring during the Marketing Period.

“Confidentiality Agreements” means, collectively, (a) that certain Confidentiality Agreement, dated as of October 26, 2020, by and between the Company and Buyer Parent, (b) that certain Confidentiality Agreement, dated as of May 20, 2020, by and between Buyer Parent and Platinum Equity Advisors, LLC, and (c) that certain Confidentiality Agreement, dated as of July 16, 2019, by and between the Company and Platinum Equity Advisors, LLC.

“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.

“Consideration Allocation Schedule” has the meaning set forth in Section 2.05(a).

“Contract” means any agreement, contract, lease, sublease, guaranty, commitment, letter of intent, franchise, indenture, note, bond, loan, security agreement, purchase order, deed, instrument, license, sublicense or other legally binding commitment or undertaking including all amendments thereto.

“Contracting Party” has the meaning set forth in Section 11.14.

“Control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise.

“Copyrights” means original works of authorship and rights in copyrightable subject matter in published and unpublished works of authorship or other registered and unregistered copyrights and applications for registration of copyright, moral rights and waivers and consents not to enforce such moral rights.

“Covered Employee” has the meaning set forth in Section 7.19 of the Seller Disclosure Schedules.

“Credit Facility” means the Credit Agreement, dated as of April 18, 2017, by and among Borrower, the guarantors party thereto, Morgan Stanley Senior Funding, Inc., the lenders party thereto, Citigroup Global Markets, Inc., RBC Capital Markets and The Privatebank and Trust Company, as amended by Amendment No. 1 to Credit Agreement, dated as of November 14, 2017 and Amendment No. 2 to Credit Agreement, dated as of October 23, 2018 and Amendment No. 3 to Credit Agreement, dated as of February 19, 2020.

“Credit Support Obligations” means all obligations and Liabilities relating to or arising out of or in connection with the letters of credit, guarantees, bonds and other credit assurances of a comparable nature made or issued by or on behalf of Sellers or any of their Affiliates for the benefit of any Acquired Company, in each case, only as set forth in SCHEDULE B.

“CTOS Company Interests” has the meaning set forth in the recitals hereof.

“CTOS Sellers” has the meaning set forth in the preamble hereof and will be deemed to include each Dragged Seller upon execution of a Joinder by such Dragged Seller or the General Partner on behalf of any Dragged Seller that does not execute a Joinder in accordance with Section 8.4 of the Company LP Agreement.

“D&O Indemnified Parties” has the meaning set forth in Section 7.09(a).

“Data Room” has the meaning set forth in Section 1.02(h).

“Debt Commitment Letters” has the meaning set forth in Section 6.07(a).

“Debt Financing” means the debt financing pursuant to the Debt Commitment Letter and any Substitute Financing in lieu thereof.

“Debt Funding Failure Fee” means $34,250,000.

“Deferred Closing Adjustment Amount” means, if the sum of the adjustments in clause (a) of the definition of Closing Adjustment Amount (which may be a negative amount) plus the adjustments in clause (b) of the definition of Closing Adjustment Amount (which may be a negative amount) is (a) a positive amount, the sum of such adjustments and (b) $0 or a negative amount, $0.

“Deferred Payroll Taxes” means any Taxes that are (1) deferred prior to the Closing under Section 2302 of the CARES Act or any similar Law and payable following the Closing by the Company or (2) deferred prior to the Closing under the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued August 8, 2020 or any similar Law and payable following the Closing by the Company or any of its Subsidiaries, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Act or any similar Law to reduce the amount of any Taxes payable or owed and which tax credits (a) are otherwise included as assets that increase the amounts payable to Sellers in the calculation of the Purchase Price or (b) arise or accrue on or after the Closing Date.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means, collectively, the Seller Disclosure Schedules and the Buyer Disclosure Schedules. For the avoidance of doubt, the Seller Disclosure Schedules that have been designated as subject to the Clean Team Agreements shall not be attached to this Agreement (but shall constitute a part of this Agreement) and have been made available as of the Execution Date to the applicable Representatives of Buyer in accordance with the terms of the Clean Team Agreement.

“Dispute Statement” has the meaning set forth in Section 2.04(b).

“Disputed Item” has the meaning set forth in Section 2.04(b).

“Dragged Seller Losses” means any Losses incurred by Buyer or any Acquired Company after Closing to the extent arising from or relating to the distribution of proceeds from the transactions contemplated by this Agreement to a Dragged Seller that such Dragged Seller alleges was or will be in violation of the Company LP Agreement, including any claim that the conditions set forth in Section 8.6 of the Company LP Agreement were not or will not be satisfied.

“Dragged Sellers” has the meaning set forth in Section 7.17.

“Environmental Law” means any applicable international, federal, state, or local Law relating to human or worker health and safety (with respect to exposure to Hazardous Substances), pollution, or the protection of the natural environment.

“Environmental Permits” has the meaning set forth in Section 4.09(a).

“Equity Financing” means the equity financing pursuant to (a) the Equity Financing Commitment and (b) the Follow-On Financing.

“Equity Financing Commitment” has the meaning set forth in Section 6.07(a).

“Equity Funding Failure Fee” means $88,500,000.

“Equity Interests” means, with respect to any Person, any corporate stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other ownership or equity interests of such Person, or other equity participation in such Person that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the assets of, such Person, including joint venture interests, phantom stock, stock appreciation rights or other rights determined by reference to the value of the equity interests of such Person, and all warrants, options, rights to vote or purchase or any other rights or securities directly or indirectly convertible into or exercisable or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with any Acquired Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by and among Sellers’ Representative on behalf of Sellers, Buyer and the Escrow Agent.

“Escrow Shortfall” has the meaning set forth in Section 2.04(c).

“Estimated Adjustment Amount” has the meaning set forth in Section 2.02.

“Estimated Closing Statement” has the meaning set forth in Section 2.02.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing Stockholders’ Agreement” means the Stockholders’ Agreement of Buyer Parent, dated as of July 31, 2019, by and among Buyer Parent and the other parties thereto.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Fee Letters” has the meaning set forth in Section 6.07(a).

“Final Adjustment Amount” has the meaning set forth in Section 2.04(b).

“Final Settlement Date” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 4.05.

“Financing” means the Equity Financing and the Debt Financing, taken together.

“Financing Commitments” has the meaning set forth in Section 6.07(a).

“Financing Documents” has the meaning set forth in Section 7.13(b).

“Financing Purposes” has the meaning set forth in Section 6.07(a).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing under the Debt Commitment Letters (including any engagement letters with respect to any debt securities contemplated to be issued in lieu of any bridge financing provided therein) in connection with the transactions contemplated hereby and thereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with each of their respective past, present or future direct or indirect Affiliates, and any Representatives of any of the foregoing each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing.

“Floorplan Financing” means (a) the Inventory Loan, Guaranty and Security Agreement, dated as of August 15, 2017, by and among Custom Truck & Equipment, LLC, the other credit parties, the lenders and PNC Equipment Finance, LLC, as amended by the First Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of May 4, 2018, the Second Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of May 4, 2018, the Third Amendment to Inventory Loan, Guaranty and Security Agreement, dates as of June 4, 2018, the Fourth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of November 30, 2018, the Fifth Amendment to Inventory, Loan, Guaranty and Security Agreement, dated as of August 5, 2019, and the Sixth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of August 30, 2019, (b) the Wholesale Financing Agreement, dated as of March 13, 2006 between Custom Truck & Equipment, LLC and Mercedes-Benz Financing Services USA LLC (successor in interest to DaimlerChrysler Financial Services Americas LLC), as amended by the Amendment to Wholesale Financing Agreement, dated as of January 30, 2015 and the Terms and Conditions to Wholesale Financing Agreement, dated as of January 30, 2019, and (c) the Inventory Financing Agreement, dated as of June 2, 2020, between Custom Truck & Equipment, LLC and PACCAR Financial Corp.

“Follow-On Financing” means additional equity financing to raise proceeds in an amount up to $200,000,000 that Buyer and its Affiliates may obtain after the Execution Date and prior to the Closing.

“Fraud” means, with respect to any Person, such Person’s participation in actual and intentional common law fraud with respect to any representation or warranty set forth in Article III, Article IV or Article V (as applicable) or in any certificate delivered with respect thereto.

“GAAP” means generally accepted accounting principles in the United States.

“General Enforceability Exceptions” means those exceptions to enforceability and limitations due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding at Law or in equity).

“General Partner” has the meaning set forth in the recitals hereof.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement, non-disclosure agreement, letter contract, purchase order, task order or delivery order for the sale of supplies or provision of services, as modified by binding modifications, amendments, or change orders, (a) between any Group Company, on the one hand and, on the other hand, any Governmental Authority or (b) where any Group Company acts as a direct or indirect subcontractor and agrees to be bound by “flow-down” or similar requirements with respect to any Contract with a Governmental Authority.

“Governmental Authority” means any (a) foreign or domestic, supranational or national, or federal, state, provincial or local governmental authority, or any political subdivision of any of the foregoing, (b) court of competent jurisdiction, administrative agency, department, bureau, board or commission, tribunal or arbitral body, arbitrator or mediator or (c) quasi-governmental, regulatory, self-regulatory, legislative, taxing, executive or administrative authority or similar instrumentality of any governmental authority.

“GP Interests” has the meaning set forth in the recitals hereof.

“Group Companies” means the General Partner, the Company and each of its Subsidiaries.

“Hazardous Substance” means any substance that is (a) listed, regulated or defined pursuant to any Environmental Law or by any Governmental Authority as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, or toxic substance due to its dangerous or deleterious properties or characteristics, (b) any petroleum product and any by-product thereof, (c) asbestos or any asbestos-containing material, (d) any radioactive material, or (e) per- and polyfluoroalkyl substances.

“Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication) all Liabilities or other amounts payable in respect of: (a) any indebtedness for borrowed money (including the Payoff Amounts), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations for the deferred purchase price of property, goods or services (other than current trade payables incurred in the ordinary course of business), (d) any reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds or similar instruments, (e) any obligations that have been or are required under GAAP to be classified and accounted for as capital lease obligations on a balance sheet, (f) any Hedging Arrangement (valued at the termination cost thereof), (g) any conditional sale, consignment, title retention or similar obligations, arrangements or agreements (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) any severance payments or benefits arising from a termination of employment occurring prior to the Closing (including the employer portion of any Taxes related thereto) to the extent not paid prior to Closing and not included in Closing Working Capital or as a Company Transaction Expense, (i) any Unpaid Tax Amounts, (j) any Deferred Payroll Taxes, (k) any guaranty of any of the obligations described in clauses (a) - (h), and (l) any obligations in the nature of fees, interest, premiums, prepayment, termination, breakage or make-whole payments or penalties or other similar payments with respect to any of the foregoing to the extent actually accrued as of the Closing or payable as a result of the Closing. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Floorplan Financings, any related accrued and unpaid interest expenses and all payable balances related to the purchase of truck bodies, cranes, equipment and trailers reflected in the Floorplan Financings (collectively, “Floorplan Payables”), and Excluded FET will not constitute Indebtedness to the extent included in Closing Working Capital.

“Indemnified Tax Escrow Account” has the meaning set forth in Section 2.01(b).

“Indemnified Tax Escrow Amount” means $8,500,000.

“Indemnified Tax Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnified Tax Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Indemnified Tax Escrow Payment Date” has the meaning set forth in Section 7.05(i)(iii).

“Indemnified Tax Escrow Reduction Event” has the meaning set forth in Section 7.05(i)(iii).

“Indemnified Tax Matter” means any federal excise Taxes (including any penalties or interest) for which the Acquired Companies are liable that are (i) attributable to taxable periods (or portions thereof) ending on or before the Closing Date (each such period, a “Covered Taxable Period”); and (ii) imposed in connection with Sections 4051, 4052 and 4053 of the Code (and any Treasury Regulations promulgated thereunder, or other official guidance issued in connection therewith).

“Indemnified Tax Proceeding” has the meaning set forth in Section 7.05(i)(i).

“Indemnity Escrow Account” has the meaning set forth in Section 2.01(b).

“Indemnity Escrow Amount” means $10,000,000.

“Indemnity Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnity Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Independent Accountant” has the meaning set forth in Section 2.04(b).

“Initial Rollover Holders” has the meaning set forth in the recitals hereto.

“Insurance Cap” has the meaning set forth in Section 7.09(b).

“Intellectual Property” means intellectual property, including (a) Patents, (b) Trademarks and Internet domain names and all goodwill associated therewith, (c) Copyrights, (d) trade secrets and know-how, (e) Software, (f) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing, and (g) any and all rights (created or arising under the Laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to (a) – (f) above, including but not limited to rights to limit the use or disclosure thereof by any Person and (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property, the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Interests” means the Company Interests and the Blocker Company Interests, collectively.

“Interim Period” has the meaning set forth in Section 7.01(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Investment Agreement” has the meaning set forth in Section 6.07(a).

“Investor” has the meaning set forth in the preamble hereof.

“Investor Fees” has the meaning set forth in Section 9.04(g).

“Investor Material Breach” means there is a breach of any covenant or agreement of Investor set forth in the Investment Agreement that, individually or in the aggregate, (i) would result in the failure of any of the conditions set forth in Section 5.1(d), Section 5.1(e) or Section 5.2 of the Investment Agreement to be satisfied if uncured and (ii) is not cured by the earlier of (A) 30 days after written notice of such breach is given to Investor by Sellers’ Representative or Buyer Parent and (B) two Business Days prior to the Termination Date.

“Investor Material Breach Alternative Fee” means $10,000,000.

“Investor Material Breach Fee” means $44,250,000.

“Investor Termination Fee” has the meaning set forth in Section 9.04.

“ISRA” has the meaning set forth in Section 7.20.

“Joinder” has the meaning set forth in Section 7.17.

“Knowledge of Buyer” means the actual knowledge following reasonable inquiry of any individual set forth on Section 1.01(a) of the Buyer Disclosure Schedules.

“Knowledge of Sellers” means the actual knowledge following reasonable inquiry of any individual set forth on Section 1.01(b) of the Seller Disclosure Schedules.

“Laws” means all laws (including common law), constitutions, treaties, statutes, rules, regulations, ordinances, directives and other requirements or Permits of any Governmental Authority and all Orders.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held for use by the Acquired Companies.

“Leases” means all leases, subleases, licenses, concessions and other use or occupancy agreements (written or oral) pursuant to which the Acquired Companies hold or have rights to any Leased Real Property.

“Liability” means any liability, debt, obligation, Loss, claim, Proceeding, assessment, Tax or commitment of any nature whatsoever (whether direct or indirect, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any lien, mortgage, security interest, deed of trust, lease, sublease, occupancy agreement, right of way, covenant, condition, restriction, encroachment, easement, license, option, rights of first refusal, adverse claim, pledge, charge, claim or other encumbrance or restriction, and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“Losses” means any and all losses, damages, deficiencies, judgments, Taxes, fines, penalties, interest payments and other costs and expenses (including documented out-of-pocket costs and expenses of Proceedings (including of investigation, advancement, pursuit and defense thereof), amounts paid in connection with any assessments, judgments or settlements relating thereto, court costs, and reasonable fees of attorneys, accountants and other experts or advisors incurred in connection with defending against any such Proceedings), whether or not involving a third party claim and whether incurred prior to, at or after the Closing.

“LP Interests” has the meaning set forth in the recitals hereof.

“LSRP” has the meaning set forth in Section 7.21.

“Marketing Period” means the first period of 17 consecutive Business Days after the Marketing Period Start Date and throughout and on the last day of which (a) Buyer shall have the Required Information, and such Required Information is and remains Compliant and (b) the conditions set forth in Section 8.01 and Section 8.02 (other than the condition in Section 8.02(h)) and those conditions that by their nature are to be satisfied by deliveries made at the Closing shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.01 and Section 8.02 (other than the condition in Section 8.02(h)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such period; provided, that the Marketing Period shall not commence or be deemed to have commenced if, after the Marketing Period Start Date and prior to the completion of such 17 consecutive Business Day period, (i) the Required Information ceases to be Compliant for any reason or otherwise does not include the Required Information, in which case the Marketing Period will not be deemed to commence until, at the earliest, Buyer has received all of the Required Information and all of such Required Information is and remains Compliant throughout the Marketing Period, (ii) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any financial statements forming part of the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the financial statements of the Company for the applicable periods by the Company’s independent auditor or another independent public accounting firm reasonably acceptable to Buyer, or (iii) the Company has been informed by the Company’s independent auditor that the Company is required to restate, or the Company shall have announced any intention to restate, any financial statements included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement is required in accordance with GAAP. If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Buyer written notice to that effect (stating the date on which it believes it completed any such delivery), in which case the receipt of the Required Information shall be deemed to have occurred and the 17 consecutive Business Day period described above shall be deemed to have commenced on the date of receipt of such notice, unless Buyer determines in good faith that the Company has not completed delivery of the Required Information and, within five Business Days after its receipt of such notice from the Company, Buyer delivers a written notice to the Company to that effect (stating with reasonable specificity which information is required in order to complete the delivery of the Required Information).

“Marketing Period Start Date” means the earlier date to occur of (a) March 31, 2021 and (b) the date on which audited financial statements for the 2020 fiscal years for both of Buyer Parent and the Company are completed and delivered by the applicable auditors of such Persons.

“Material Adverse Effect” means any circumstance, change, fact, event, effect, occurrence or development (collectively, “Changes”) that, alone, or together with any other Changes, has had a material adverse effect on: (a) with respect to the Acquired Companies, the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole; provided that, in the case of this clause (a), Changes shall not constitute or be deemed to contribute to a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent they are: (i) Changes generally affecting the industries in which any of the Acquired Companies operate, whether international, national, regional, state, provincial or local, (ii) Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by any of the Acquired Companies, including those due to or arising out of actions by competitors and regulators, (iii) Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions that are reasonably prudent or reasonably necessary to mitigate the effects thereof, (v) earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) Changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) the announcement, negotiation, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding its plans, proposals or projections with respect to any Acquired Company (including, to the extent resulting therefrom, any impact on the relationship of any Acquired Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth in this clause (viii) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the execution, announcement, performance or consummation of this Agreement or the consummation of the transactions contemplated by this Agreement, or any condition as it relates to any such representation or warranty, (ix) Changes in GAAP, or (x) any failure of any Seller or any Acquired Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Acquired Company (it being understood that this clause (x) shall not exclude any Change giving rise to such failure to the extent any such Change is not otherwise excluded from clause (a) of this definition of Material Adverse Effect); provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) above, any Change shall be taken into account to the extent such Change has a disproportionate impact on the Acquired Companies relative to other participants (x) located in the geographic locations and (y) in the industries, businesses, or markets, in each case, in which the Acquired Companies conduct business; (b) with respect to a Seller, the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other Transaction Documents; and (c) with respect to any Buyer Party, the ability of the Buyer Parties, collectively, to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customer” has the meaning set forth in Section 4.20.

“Material Supplier” has the meaning set forth in Section 4.20.

“NJDEP” has the meaning set forth in Section 7.21.

“Non-Compete Seller” has the meaning set forth in Section 7.19 of the Seller Disclosure Schedules.

“Non-Recourse Party” has the meaning set forth in Section 11.14.

“NYSE” means the New York Stock Exchange.

“OEC” means (a) in the case of Closing Rental Fleet included on Schedule D, the cost attributed to it in Schedule D and (b) in the case of Closing Rental Fleet purchased by the Acquired Companies after the Execution Date, in each case, the original cost of the Rental Fleet, determined in accordance with the Accounting Principles, and in the case of the foregoing clause (b), to the extent such cost was (i) paid in cash by the Acquired Companies prior to 12:01 a.m. Central time on the Closing Date or (ii) included as a current liability in the Closing Working Capital (or any combination of the foregoing clauses (i) and (ii)).

“OFAC” has the meaning set forth in Section 4.15(d).

“Open Source Software” means Software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (b) any Reciprocal License.

“Order” means any binding order, decision, ruling, writ, permit, judgment, injunction, decree, stipulation, determination, award, license, decision, directive, stipulation, authorization, assessment, agreement or other determination issued, promulgated or entered by or with any Governmental Authority.

“ordinary course of business”, “ordinary course” and “usual course” each means the ordinary and usual course of business consistent with past practice; provided, that actions or inactions (a) that are reasonably prudent or reasonably necessary to mitigate the effects of the COVID-19 pandemic and the Changes resulting therefrom, or (b) required or prudent to comply with applicable Law, guidelines or best practices of any Governmental Authority or Orders in connection with or in response to the COVID-19 pandemic and the Changes resulting therefrom shall, in each case, be considered to have been taken in the “ordinary course of business”, “ordinary course” or “usual course” so long as, prior to any such material action or inaction by or on behalf of any Acquired Company after the Execution Date and prior to Closing (other than any commercially reasonable action taken in emergency situations for which the applicable Acquired Company promptly informs Buyer of any such actions taken (and in any event no later than one Business Day after such action is taken)), the Acquired Companies have consulted with Buyer and considered in good faith Buyer’s reasonable suggestions with respect thereto.

“Organizational Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing, in each case as amended.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Pass-Through Tax Return” means any income Tax Return required to be filed by or with respect to any Acquired Company treated as a pass-through entity for income Tax purposes and for which the results of operations reflected on such income Tax Return are also reflected on the Tax Returns of Sellers or the direct or indirect owners of any Seller.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Payoff Amount” means for each item of Payoff Indebtedness the aggregate amount of the Indebtedness (including principal and accrued interest and fees and any prepayment or similar penalties and expenses, premiums and breakage costs that become payable upon repayment) required as of the Closing Date to satisfy in full the repayment of all such Indebtedness.

“Payoff Indebtedness” means, except for (x) the Floorplan Financing or (y) if, no later than ten (10) Business Days prior to the Closing Date, Buyer delivers written notice to Sellers’ Representative electing for one or more items of Indebtedness set forth on Schedule E to remain outstanding, any such Indebtedness specified in such election, all Indebtedness of the Acquired Companies that is (a) under the Credit Facility, (b) described in clause (a) or (b) of the definition of “Indebtedness” in this Agreement or (c) required by its terms to be repaid in connection with the transactions contemplated by this Agreement.

“Payoff Letter” means a customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Payoff Indebtedness which (a) specifies the Payoff Amount, (b) provides for the full satisfaction, release and discharge of all obligations of Borrower with respect to such Indebtedness, subject to customary surviving obligations, upon receipt of the Payoff Amount (subject to the receipt of funds by the applicable lender or other obligee pursuant to Section 2.01(b)), (c) provides for the automatic release, concurrently with the repayment of such Indebtedness, of Liens granted by Borrower and its applicable Affiliates to secure such Indebtedness and, in connection therewith, evidence that notice of such repayment (to the extent necessary) has been timely delivered to the holders of such Indebtedness, and (d) provides for wire transfer instructions for payment of the Payoff Amount.

“Permit” means any consent, approval, authorization, franchise, license, registration, permit, right, exemption, waiver, filing, allowance, variance or certificate of, or granted by, any Governmental Authority (but excluding Intellectual Property).

“Permitted Liens” means (a) Liens imposed by Law (including mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other similar Liens) incurred in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established in accordance with GAAP, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established in accordance with GAAP, (c) Liens for Taxes, assessments, governmental charges or levies that are not due and payable or, if due and payable, that may thereafter be paid without penalty or that are being contested in good faith by appropriate Proceedings, for which adequate reserves have been established in accordance with GAAP that are disclosed in the Financial Statements, (d) solely to the extent required by applicable Law and arising in the ordinary course of business, pledges or deposits to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar Laws or to secure public or statutory obligations, (e) Liens affecting the interest of the lessor in leased property, (f) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (g) Liens securing Indebtedness that will be released at or prior to the Closing, (h) Liens that are shown on current title reports or existing surveys, (i) with respect to the Real Property: (A) zoning, building and other similar restrictions regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (B) easements, covenants, rights-of-way and other similar restrictions; and (C) Liens or other imperfections of title, if any, that, in the case of clauses (A) – (C), that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, occupancy or value of the Real Property subject thereto, as currently conducted, (j) non-exclusive licenses of Intellectual Property in the ordinary course of business or (k) other Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of any material assets of the Acquired Companies or the ability of the Acquired Companies to use their assets or operate in the ordinary course of business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).

“Personal Data” shall mean any data, in any form that identifies, or could reasonably be linked, directly or indirectly with an individual, including any information that is considered “personally identifiable information,” “personal information,” “personal data” or other similar expressions under Privacy Laws.

“Platinum Cash Funding Conditions” has the meaning set forth in Section 10.01(h).

“Platinum Guaranty” has the meaning set forth in the recitals hereto.

“POA-Joined Dragged Seller” means any Dragged Seller that has not, as of the Closing, duly executed and delivered (on his, her or its own behalf) to Buyer and Sellers’ Representative a Joinder and on behalf of whom the General Partner has duly executed, and delivered to Buyer at or before the Closing, a Joinder in accordance with the Company LP Agreement.

“POA-Joined Dragged Seller Amount” means the aggregate amount of the Preliminary Purchase Price attributable (based on an allocation of the Preliminary Purchase Price in accordance with Section 8.6(a) of the Company LP Agreement) to the CTOS Company Interests held by the POA-Joined Dragged Sellers.

“Pre-Closing Reorganization” means the transactions set forth on Exhibit E.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Purchase Price” means the sum of (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (whether the Estimated Adjustment Amount is a positive or negative amount).

“Privacy Laws” means all applicable Laws, regulations, and guidance of Governmental Authorities concerning the privacy, security, disposal, destruction, disclosure, transfer or processing of Personal Data, data breach, consumer protection, websites, mobile applications, email, text messages, telephone communications, privacy policies, and Social Security number protection.

“Privacy Policies” each internal or external policy, notice or statement of the Group Companies relating to Personal Data.

“Proceeding” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, Order, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

“Prohibited Party” has the meaning set forth in Section 4.15(e).

“Protected Term” has the meaning set forth in Section 7.19(b).

“Proxy Statement” has the meaning set forth in Section 7.14(a).

“Purchase Price” means the Preliminary Purchase Price, as may be adjusted following the Closing in accordance with Section 2.04.

“R&W Insurance Policy” has the meaning set forth in Section 6.10.

“Real Property” has the meaning set forth in Section 4.11(c).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) in source code form; (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; or (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software.

“Release” shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into the environment.

“Remaining Exposure Amount” has the meaning set forth in Section 7.05(i)(iii).

“Rental Fleet” means the assets of the Acquired Companies of the type that comprise the “Rental equipment, net” line item presented in the Company’s financial statements, including with respect to sales-type capital leases, and determined in accordance with the Accounting Principles.

“Representative Expense Amount” has the meaning set forth in Section 2.02.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.

“Required Information” means (a) all financial statements, financial data and other customary financial and other pertinent information regarding the Acquired Companies of the type required by Regulation S-X and Regulation S-K under the Securities Act for (i) a registered public offering on Form S-1 (which shall have been audited, in the case of any annual financial statements included therein, and reviewed, in the case of any interim financial statements included therein, by the Acquired Companies’ independent auditor, in each case, in accordance with the procedures specified by the Public Company Accounting Oversight Board) or any successor form thereto and (ii) any Proxy Statement (including the information specified therein by reference to Form S-4) and, in each case, including (A) information required for the preparation of pro forma financial information specified in Article 11 of Regulation S-X or any successor forms thereto, (B) a customary “MD&A” with respect to any such financial statements, (C) customary qualitative narrative disclosure regarding the Acquired Companies and (D) information otherwise reasonably required in connection with the Financing (including the financial statements regarding the Acquired Companies as required in paragraphs 10 and 11 of Annex D of the Debt Commitment Letter) and the preparation of the Proxy Statement and the transactions contemplated by this Agreement; provided, that in no event will the Required Information include any information customarily provided by an investment bank or “initial purchaser” in the preparation of an offering memorandum, including the description of notes and the plan of distribution, risk factors specifically relating only to the financing, or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing, (b) customary “flash” or “recent development” information (which will include revenue and EBITDA (with corresponding GAAP reconciliation) and may be provided in a reasonable range or estimate) for any fiscal periods ended prior to the Closing and (c) revenues, EBITDA, total assets and total liabilities for (and as of the end of) the most recently completed last 12 month period for which financial statements are included in the Required Information with respect to entities that are guarantors and those that are non-guarantors under the Debt Financing (provided that Buyer shall have identified such guarantor and non-guarantor entities).

“Required Vote” has the meaning given to such term in the Investment Agreement.

“Response Action” shall mean any action required under Environmental Law to (a) clean up or remove Hazardous Substances in the environment, (b) prevent the unauthorized Release of Hazardous Substances so they do not migrate or endanger the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, maintenance or monitoring with respect to Hazardous Substances at any real property.

“Right” means any option, warrant, call, convertible or exchangeable security or other right (including any preemptive right) to subscribe for, purchase or otherwise acquire or dispose of any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.

“Rollover Agreements” has the meaning set forth in the recitals hereto.

“Rollover Amount” means the aggregate amount of cash that would be paid pursuant to Section 2.01(b) and be attributable to the Rollover Interests if such Equity Interests were not Rollover Interests (which amount of cash shall be determined in a manner that is consistent with Section 7.05(d) of the Seller Disclosure Schedules).

“Rollover Holders” has the meaning set forth in the recitals hereto.

“Rollover Interest Assignment Agreement” means, with respect to any Rollover Holder, the meaning ascribed to such term in such Rollover Holder’s Rollover Agreement.

“Rollover Interests” means the Blocker LP Interests and LP Interests identified as “Rollover Interests” in all of the Rollover Agreements.

“Rollovers” has the meaning set forth in the recitals hereto.

“Sanctioned Countries” has the meaning set forth in Section 4.15(e).

“SDN” has the meaning set forth in Section 4.15(e).

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 7.20(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.19(k).

“Security Program” has the meaning set forth in Section 4.19(k).

“Seller Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by Sellers to Buyer on the Execution Date concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.01, Section 3.04, Section 3.05, Section 3.06, Section 4.01(a), Section 4.01(b), the first, second and fourth sentences of Section 4.04(a), Section 4.04(b), the first and fourth sentences of Section 4.04(c), Section 4.04(d). Section 5.01(a), Section 5.01(b), Section 5.01(d) and Section 5.04.

“Seller Released Person” has the meaning set forth in Section 11.15(b).

“Seller Releasing Person” has the meaning set forth in Section 11.15(a).

“Sellers” means CTOS Sellers and BlockerCo Sellers, collectively; provided, that, solely for the purposes of Article VII, the reference to “Sellers” in Section 7.18 shall be deemed to mean only the Blackstone Sellers and the Non-Compete Sellers.

“Sellers’ Counsel” has the meaning set forth in Section 11.16.

“Sellers’ Representative” has the meaning set forth in the recitals hereof.

“Service Provider” means any current or former director, officer, employee or individual independent contractor of any Group Company.

“Software” means all (a) software and computer programs (including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages), and (b) all documentation including user manuals and other training documentation relating to any of the foregoing

“Stockholders’ Agreement” has the meaning ascribed to such term in the Investment Agreement.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (b) that is Controlled by such Person.

“Substitute Financing” has the meaning set forth in Section 7.13(d).

“Target OEC” means $710,000,000.

“Target OEC Ceiling” means an amount equal to the Target OEC plus $5,000,000.

“Target OEC Floor” means an amount equal to the Target OEC minus $5,000,000.

“Target Working Capital” means $127,000,000.

“Target Working Capital Ceiling” means an amount equal to the Target Working Capital plus $5,000,000.

“Target Working Capital Floor” means an amount equal to the Target Working Capital minus $5,000,000.

“Tax” or “Taxes” means any income, profits, gross or net receipts, branch profits, escheat or unclaimed property, environmental, customs duty, alternative minimum, estimated, ad valorem, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, government pension or insurance, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, levy, import, duty, or other similar governmental charge in the nature of a tax collected or assessed by, or payable to, a Governmental Authority, together with all related fines, penalties, and interest attributable thereto, and including any obligation to pay, indemnify or otherwise assume or succeed to the Tax liability of another Person, whether by Law, contract or otherwise.

“Tax Allocation” has the meaning set forth in Section 7.05(d).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 10.01(b).

“Termination Fees” has the meaning set forth in Section 9.04(a).

“Trademarks” means registered and unregistered trademarks, service marks, logos and design marks, trade dress, trade names, slogans, product and service names, fictitious and other business names and brand names, pending trademark and service mark registration applications, and intent-to-use registrations or similar pending reservations of marks, together with all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Confidentiality Agreements, the Clean Team Agreement, the Escrow Agreement, the Rollover Agreements, the Acknowledgment Agreements, the Joinders, the Financing Commitments, the Voting Agreements, the Investment Agreement, the Investor Guaranty and all other documents delivered or required to be delivered by any Party pursuant to this Agreement or the Investment Agreement.

“Transaction Tax Deductions” means all items of loss or deduction to the extent that such items result from or are attributable to any fees, costs or expenses of the Acquired Companies arising from or in connection with any of the transactions contemplated by this Agreement that are either (a) paid prior to 12:01 a.m. Central time on the Closing Date or (b) included as liabilities that reduced amounts payable to Sellers in the calculation of the Purchase Price, including (as applicable) (i) the Company Transaction Expenses (regardless of whether such items remain unpaid as of immediately prior to the Closing) or any items that would be Company Transaction Expenses but for the fact that such items were paid prior to the Closing Date, (ii) any payment of compensation arising from or in connection with any of the transactions contemplated by this Agreement, (iii) any vesting of compensation or property arising from or in connection with any of the transactions contemplated by this Agreement, (iv) the employer portion of any employment or payroll Taxes arising from or in connection with any of the items described in clause (ii) and (iii), and (v) the repayment of Indebtedness at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become deductible as a result thereof).

“Transfer Taxes” has the meaning set forth in Section 7.05(f).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“U.S. Trade Controls” has the meaning set forth in Section 4.15(d).

“Unpaid Tax Amounts” means any unpaid income Taxes of the Blocker Companies attributable to any Pre-Closing Tax Period (determined in accordance with Section 7.05(g)) (x) that are first due to be paid on or after the Closing Date, or (y) that are with respect to any Tax Return for which the due date for the original filing of such Tax Return (including extensions) is on or after the Closing Date and that have not been filed prior to the Closing Date. The determination of Unpaid Tax Amounts shall be determined (a) consistent with the past practices of the Blocker Companies (including income Taxes only for those jurisdictions in which the Blocker Companies actually filed income Tax Returns in the immediately preceding taxable period), except as otherwise required by a change in applicable Law with respect to such past practices or by a change in operations or activities of the Acquired Companies since the establishment of such past practices, (b) disregarding any transactions or arrangements entered into by or at the direction of Buyer Parent, Buyer or their respective Affiliates outside the ordinary course of business on the Closing Date after the Closing that are not contemplated by this Agreement, (c) disregarding all accruals or reserves for contingent or deferred Tax liabilities established for GAAP purposes, and (d) taking into account any net operating losses (excluding any net operating losses generated in taxable periods (or portions thereof) beginning after the Closing Date), estimated payments, and overpayments of income Taxes (but solely to the extent such overpayments are for prior period Tax Returns for which the final Tax Return establishing such overpayment has been filed and the relevant overpayment has been applied as a credit against future Tax owed), and Transaction Tax Deductions, in each case, that are more likely than not available under applicable Law to offset liabilities otherwise includible in Unpaid Tax Amounts.

“VI Blocker” has the meaning set forth in the recitals hereof.

“Waived Benefits” has the meaning set forth in Section 7.20(a).

“WARN” has the meaning set forth in Section 4.13(d).

Section 1.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Schedules (including the Disclosure Schedules), Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules (including Disclosure Schedules), Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are attached hereto and incorporated herein solely to the extent expressly incorporated herein by reference.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation.”

(d) All references to “$,” “U.S. Dollars,” “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under GAAP, except as otherwise set forth in the Accounting Principles.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.

(f) Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iii) any Law shall be deemed to refer to such Law as amended, supplemented or otherwise modified from time, and in effect at any given time (and any successor provisions).

(g) Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.

(h) The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party; provided, that with respect to information or documents of Sellers or any of their Affiliates (including the Acquired Companies) to have been delivered, provided, furnished or made available to Buyer or its Affiliates at or prior to the Execution Date, such information or documents shall be deemed to have been delivered, provided, furnished or made available solely to the extent posted at or prior to 9:00 a.m. Central time on the day prior to the Execution Date to the online virtual data room entitled “Project Cardinal II” established by the Company and maintained by Venue Donnelly Financial Solutions (the “Data Room”) and accessible to Buyer and its Representatives (subject to any limitations as to accessibility pursuant to the clean team arrangements between the Parties, including that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, Buyer Parent and Platinum Equity Advisors, LLC) as of 9:00 a.m. Central time on the day prior to the Execution Date.

(i) The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II
PURCHASE AND SALE OF INTERESTS

Section 2.01 Purchase and Sale of Company Interests; Debt Payoff.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) CTOS Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from CTOS Sellers, all of CTOS Sellers’ right, title and interest in and to the CTOS Company Interests (other than any Rollover Interests), free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Company), (ii) BlockerCo Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from BlockerCo Sellers, all of BlockerCo Sellers’ right, title and interest in and to the Blocker LP Interests (other than any Rollover Interests), free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Blocker Companies), and (iii) BlockerCo GP Sellers shall sell, assign, transfer and convey to Buyer’s designee, and Buyer shall cause its designee to purchase and acquire from BlockerCo GP Sellers, all of BlockerCo GP Sellers’ right, title and interest in and to the Blocker GP Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Blocker Companies), in each case, in consideration for the Purchase Price.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay (i) to Sellers an aggregate amount to an account designated by Sellers’ Representative in accordance with Section 2.02 in cash equal to the Preliminary Purchase Price as determined pursuant to Section 2.02, less the Adjustment Escrow Amount, less the Indemnity Escrow Amount, less the Indemnified Tax Escrow Amount, less the Representative Expense Amount, less the Deferred Closing Adjustment Amount (if any), less the Rollover Amount and less the POA-Joined Dragged Seller Amount (the “Closing Cash Payment Amount”), (ii) to the Escrow Agent (A) the Adjustment Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Adjustment Escrow Account”), (B) the Indemnity Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Indemnity Escrow Account”) and (C) the Indemnified Tax Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Indemnified Tax Escrow Account”), (iii) the Representative Expense Amount to an account designated by Sellers’ Representative in accordance with Section 2.02, for purposes of satisfying costs, expenses and/or Liabilities incurred in its capacity as Sellers’ Representative and otherwise in accordance with this Agreement, (iv) to the extent reflected in any invoice delivered to Buyer pursuant to Section 2.03(b)(viii), to the applicable payee or its designee, on behalf of the applicable Acquired Company or Seller, the applicable portion of the Company Transaction Expenses reflected therein, and (v) to the extent one or more Payoff Letters with respect to such Indebtedness was provided to Buyer in accordance with Section 2.02, to the applicable lenders or other obligees (or their agent), on behalf of Borrower, the Payoff Amount (it being understood and agreed that the Payoff Amount shall be included in the calculation of Closing Indebtedness) set forth in each such Payoff Letter.

(c) Within five Business Days of the Closing Date, Buyer shall pay to Sellers an aggregate amount to an account designated by Sellers’ Representative in accordance with Section 2.02 in cash equal to the Deferred Closing Adjustment Amount (if any); provided that, if the Deferred Closing Adjustment Amount is not paid within five Business Days of Closing, the Deferred Closing Adjustment Amount shall accrue interest payable by Buyer in addition to the amount of the Deferred Closing Adjustment Amount at a rate of 8% per annum beginning five Business Days from the Closing Date until the date the Deferred Closing Adjustment Amount and all interest accrued thereon has been paid in full in accordance with this Section 2.01(c).

Section 2.02 Preliminary Purchase Price. No later than five Business Days prior to the Closing Date, Sellers’ Representative shall prepare (in consultation and cooperation with Buyer) and deliver to Buyer, together with reasonable supporting calculations used in the preparation thereof (a) a written statement (subject to the remainder of this Section 2.02, the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (i) the Closing Adjustment Amount (such estimate, subject to the remainder of this Section 2.02, the “Estimated Adjustment Amount”), calculated in accordance with the applicable definitions set forth in this Agreement and the Accounting Principles and (ii) the resulting Preliminary Purchase Price, (b) wire transfer instructions for payment of each of (A) the Representative Expense Amount, (B) the Company Transaction Expenses and (C) the Closing Cash Payment Amount, (c) a true and complete copy of a Payoff Letter with respect to each item of Payoff Indebtedness and (d) a written election specifying the dollar amount, if any, to be withheld from the Closing Cash Payment Amount for Sellers’ Representative’s expenses (the lesser of $10,000,000 and such specified amount, the “Representative Expense Amount”). In the event that Buyer notifies the Company prior to Closing that it disputes the Company’s estimate of any item on the Estimated Closing Statement or the resulting calculation of the Preliminary Purchase Price, Buyer and Sellers’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible and modify any portion of the Estimated Closing Statement or the resulting calculation of the Preliminary Purchase Price, as applicable, to reflect any mutually agreed adjustments thereto. For the avoidance of doubt, no such good faith dispute shall be grounds for any failure of any closing condition to be satisfied or for the Closing to be delayed. In the event that the Payoff Amount in any Payoff Letter or the final amount reflected in any invoice delivered to Buyer pursuant to Section 2.03(b)(viii), respectively, is higher than the amount reflected for such Payoff Amount or invoice in the Estimated Closing Statement, the amount of the Closing Indebtedness or the Company Transaction Expenses, as applicable, reflected in the Estimated Adjustment Amount, shall be automatically increased to reflect such higher amount, unless such increase is waived in writing by Buyer. The Estimated Closing Statement (as modified in accordance with this Section 2.02) shall not be final or binding on the Parties other than for purposes of determining the Preliminary Purchase Price and the Closing Cash Payment Amount.

Section 2.03 The Closing; Closing Deliveries.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002 (or remotely via the electronic exchange of closing deliveries), commencing at 9:00 a.m. Central time, on the date that is three Business Days following the date on which the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) takes place; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Closing shall occur on the earlier of (A) a date during the Marketing Period specified by Buyer on no less than two (2) Business Days’ notice to the Company and (B) the second (2nd) Business Day after the end of the Marketing Period (subject to in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII) or (ii) on such other date or at such other time or place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” The Closing shall be deemed to have been consummated at 12:01 a.m. Central time on the Closing Date, and all actions required to be taken pursuant hereto at the Closing (including the delivery of all closing deliveries pursuant to Section 2.03(b) and Section 2.03(c)) shall occur and shall be deemed to take place simultaneously.

(b) At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i) the Assignment Agreement, duly executed by each Seller or Sellers’ Representative on any Seller’s behalf;

(ii) the Escrow Agreement, duly executed by Sellers’ Representative;

(iii) evidence of the resignation or removal, effective as of the Closing, of each of the individuals serving as a director, manager or officer (in his or her capacity as such) of the Company, the General Partner or each Blocker Company set forth on SCHEDULE C as of immediately prior to the Closing, and evidence of the resignation or removal, effective as of the Closing, of those other directors, managers and officers (in his or her capacity as such) of each Acquired Company as of immediately prior to the Closing as requested by Buyer in writing at least five Business Days prior to the Closing;

(iv) a valid IRS Form W-9 or applicable IRS Form W-8 from each Seller, provided that if such form is not provided with respect to any Seller, the delivery requirements of this Section 2.03(b)(iii) shall be deemed satisfied and Buyer’s sole recourse is to withhold any applicable Taxes from the consideration payable to such Seller;

(v) a certificate from the Company, dated of the Closing Date in form attached hereto as Exhibit C-1, which satisfies the requirements set forth in Treasury Regulations Section 1.1445-11T(d)(2), attesting that either (A) fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests or (B) ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(vi) a certificate from each Blocker Company, dated as of the Closing Date in form attached hereto as Exhibit C-2, which satisfies the requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), attesting that such Blocker Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(vii) a certificate duly executed by each Seller (where not an individual, by an authorized officer) or an authorized officer of Sellers’ Representative on any Seller’s behalf, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(d);

(viii) invoices or, with respect to Company Transaction Expenses payable to employees of the Group Companies through payroll, other reasonable supporting information reflecting amounts included in Company Transaction Expenses reflected in the Estimated Adjustment Amount set forth on the Estimated Closing Statement;

(ix) a counterpart to the Stockholders’ Agreement, duly executed by each Blackstone Seller;

(x) a Rollover Interest Assignment Agreement, duly executed by each Rollover Holder or the General Partner on behalf of any Rollover Holder that does not execute a Rollover Interest Assignment Agreement at least one Business Day prior to the Closing Date; and

(xi) all other documents required to be delivered by Sellers to Buyer at the Closing pursuant to this Agreement.

(c) At the Closing, without limiting Buyer’s obligation to pay (i) the Closing Cash Payment Amount, (ii) the Adjustment Escrow Amount, (iii) the Indemnity Escrow Amount, (iv) the Indemnified Tax Escrow Amount, (v) the Representative Expense Amount, and (vi) the Payoff Amounts set forth in one or more Payoff Letters provided to Buyer in accordance with Section 2.02 in each case, in accordance with Section 2.01(b), Buyer shall deliver, or cause to be delivered:

(i) to Sellers’ Representative, a counterpart to the Assignment Agreement, duly executed by Buyer;

(ii) to Sellers’ Representative, a counterpart to the Escrow Agreement, duly executed by Buyer;

(iii) to Sellers’ Representative, a counterpart to the Stockholders’ Agreement, duly executed by Buyer Parent and each other Person who will be a party thereto as of the Closing (other than any Seller);

(iv) to Sellers’ Representative, a certificate duly executed by Buyer and Buyer Parent, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b);

(v) to each Rollover Holder (or, if applicable, a custodian designated by such Rollover Holder), the Buyer Parent Common Shares to be delivered to such Rollover Holder pursuant to such Rollover Holder’s Rollover Agreement, in book entry form and in the name of such Rollover Holder (or its nominee in accordance with such Rollover Holder’s written delivery instructions provided to the Company at least three (3) Business Days before the Closing Date);

(vi) to Sellers’ Representative, an executed binder agreement with respect to the R&W Insurance Policy in a form reasonably satisfactory to the Seller Representative; and

(vii) to Sellers’ Representative, all other documents required to be delivered by Buyer to Sellers at the Closing pursuant to this Agreement.

Section 2.04 Post-Closing Purchase Price Adjustment.

(a) No later than the end of the Closing Statement Delivery Period, Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the Closing Adjustment Amount, together with reasonable supporting calculations and documents used in the preparation of the Closing Statement; provided that, if Buyer fails to timely deliver the Closing Statement within the Closing Statement Delivery Period (provided, that any Closing Statement delivered by Buyer during the Closing Statement Delivery Period will be deemed to be timely delivered, regardless of any objections (successful or otherwise) Seller may make pursuant to Section 2.04(b)), then, without limiting Sellers’ remedies hereunder (including under Section 2.04(b)), the Estimated Closing Statement shall be deemed to be the Closing Statement. Buyer shall provide Sellers’ Representative and its Representatives reasonable access, on advance notice and at Sellers’ Representative’s sole expense, during normal business hours and in a manner as to not unreasonably interfere with the normal operations of the Acquired Companies to Buyer’s and the Acquired Companies’ appropriate Representatives and to Buyer’s and the Acquired Companies’ appropriate books and records as may be reasonably requested by Sellers’ Representative for purposes of Sellers’ Representative’s and its Representatives’ review of the Closing Statement, subject to the execution of customary work paper access letters requested by Buyer’s accountants.

(b) The Closing Statement and all items set forth therein shall become final and binding on the Parties on (i) the day immediately after the expiration of a 30-day period after Sellers’ Representative’s receipt thereof or (ii) if Buyer does not deliver the Closing Statement within the Closing Statement Delivery Period, the day immediately after the expiration of the Closing Statement Delivery Period (subject to the remainder of this Section 2.04(b), the “Final Settlement Date”), unless Sellers’ Representative delivers written notice to Buyer disputing in reasonable detail any item set forth on the Closing Statement on or before the Final Settlement Date (to the extent complying with this Section 2.04(b): (x) such notice, a “Dispute Statement,” and (y) each such item properly included in the Dispute Statement, and any facts and amounts attributable thereto or underlying the basis thereof, a “Disputed Item”); provided that a Dispute Statement shall only include disputes (and changes to the Closing Adjustment Amount may only be) based on (x) a failure of any component of the Closing Adjustment Amount to be determined in accordance with the Accounting Principles and the applicable defined terms of (or incorporated into) such components or (y) mathematical errors in the Closing Statement. If Sellers’ Representative delivers a Dispute Statement pursuant to and in accordance with this Section 2.04(b), then (i) Sellers’ Representative will also deliver materials showing in reasonable detail Sellers’ Representative’s basis, support and computations for its position, (ii) Sellers’ Representative shall be deemed to have agreed with all items and amounts contained in the Closing Statement except for the Disputed Items, (iii) Buyer and Sellers’ Representative shall negotiate in good faith a resolution of all Disputed Items during the 30 days (or such longer period as Buyer and Sellers’ Representative may mutually agree) following the date of delivery of the Dispute Statement, (iv) any Disputed Items resolved during such 30-day (or longer) period shall be final and binding on the Parties with respect to such Disputed Items, and (v) the Final Settlement Date shall instead be the earlier of (A) the date on which the Parties agree in writing to a resolution with respect to all Disputed Items and (B) the date on which the Independent Accountant issues its final determination with respect to any unresolved Disputed Items pursuant to and in accordance with this Section 2.04(b). Promptly following the expiration of such 30-day (or longer) period, and in any event no later than five Business Days thereafter, Buyer or Sellers’ Representative may submit the remaining Disputed Items to Grant Thornton LLP, or if Grant Thornton LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement an internationally recognized firm of independent certified public accountants or financial consultants (the “Independent Accountant”) within such five-Business Day period (or, in the absence of agreement between Sellers’ Representative and Buyer by the close of business on such fifth Business Day, as selected by the New York, New York office of the American Arbitration Association). Buyer and Sellers’ Representative shall instruct the Independent Accountant to (1) act as an expert and not an arbitrator, (2) render a determination of all remaining Disputed Items, which shall (x) include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions and (y) absent manifest error promptly acknowledged in writing by the Independent Accountant, be final and binding on the Parties for purposes of this Section 2.04 and (3) prepare a definitive Closing Statement setting forth a definitive Closing Adjustment Amount, taking into account its determination with respect to the Disputed Items and submitted to it and any other Disputed Items previously resolved in writing by the Parties. Buyer and Sellers’ Representative shall instruct the Independent Accountant (I) to render its determination as soon as practicable and in any event within 30 days after the submission of the Disputed Items to it pursuant to and in accordance with this Section 2.04(b) and only with respect to the unresolved Disputed Items submitted to it; provided, that, to the extent the determination of any remaining Disputed Items affects the determination of any other Disputed Item (or any other items set forth in the Closing Statement), such effect may be taken into account by the Independent Accountant, (II) limit the scope of its determination to solely whether the Disputed Items were prepared in accordance with the Accounting Principles and the applicable defined terms of the components thereof and whether there were mathematical errors in the Closing Statement with respect to the components thereof, (III) to base its determination solely on information provided to it by Buyer and Sellers’ Representative and (IV) subject to the proviso to clause (I), not to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. The fees and expenses of the Independent Accountant (if any) shall be paid by Sellers’ Representative (on behalf of Sellers), on the one hand, and by Buyer, on the other hand, based upon the percentage that the Disputed Items amounts not awarded to Sellers’ Representative or Buyer, respectively, bear to the aggregate Disputed Items amount submitted to the Independent Accountant. Any such fees and expenses payable by Sellers’ Representative shall be paid by Sellers’ Representative from the Representative Expense Amount. The Closing Adjustment Amount as finally determined in accordance with this Section 2.04(b) shall be referred as the “Final Adjustment Amount.”

(c) If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then, on or before the second Business Day after the Final Settlement Date, Buyer shall deliver to Sellers an aggregate amount in cash equal to the excess amount by wire transfer of immediately available funds in U.S. Dollars to such account specified by Sellers’ Representative to Buyer in writing. If the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then, on or before the second Business Day after the Final Settlement Date, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse to Buyer out of the Adjustment Escrow Account an aggregate amount in cash equal to the excess amount (but not to exceed the Adjustment Escrow Funds) by wire transfer of immediately available funds in U.S. Dollars to such account(s) specified by Buyer to the Escrow Agent in writing; provided, that in the event the excess of the Estimated Adjustment Amount over the Final Adjustment Amount exceeds the amount of the Adjustment Escrow Funds (the amount of such excess up to the amount of the Indemnity Escrow Funds, the “Escrow Shortfall”), such joint written instruction shall, if so requested by Buyer, also direct the Escrow Agent to disburse to Buyer such Escrow Shortfall from the Indemnity Escrow Funds or the Indemnified Tax Escrow Funds, by wire transfer of immediately available funds to such account(s) designated by Buyer. For the avoidance of doubt, in no event shall Sellers be obligated to pay any amounts directly to Buyer pursuant to this Section 2.04(c) if the amount payable to Buyer pursuant to this Section 2.04(c) exceeds the Adjustment Escrow Funds. If any funds remain in the Adjustment Escrow Account after (i) the disbursement by the Escrow Agent of all funds to Buyer as required under this Section 2.04(c) (if the Estimated Adjustment Amount exceeds the Final Adjustment Amount) or (ii) the final determination under this Section 2.04(c) that the Final Adjustment Amount equals or exceeds the Estimated Adjustment Amount, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse to or on behalf of Sellers all such remaining funds in the Adjustment Escrow Account as of such time to such account(s) specified by Sellers’ Representative to the Escrow Agent in writing.

(d) From and after the Closing, upon the due execution and delivery to Buyer of a Joinder by any POA-Joined Dragged Seller, Buyer shall pay or cause to be paid to an account designated in writing by the Sellers’ Representative the portion of the POA-Joined Dragged Seller Amount attributable to the CTOS Company Interests held by such POA-Joined Dragged Seller immediately prior to Closing.

(e) If any payment is to be made by Buyer to Sellers, or by the Escrow Agent to Buyer, in each case, pursuant to and in accordance with Section 2.04(c) or Section 2.04(d), then such payment shall be treated as paid by Buyer for the Company Interests under this Agreement, which shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.

Section 2.05 Rollover.

(a) No later than five Business Days prior to the Closing Date, Buyer may deliver to Sellers’ Representative a list identifying each Additional Rollover Holder and the aggregate value of the Rollover Interests each such Additional Rollover Holder is to exchange for Buyer Parent Common Shares (the “Additional Rollover Holder List”). No later than two Business Days prior to the Closing Date (whether or not Buyer delivers an Additional Rollover Holder List), Sellers’ Representative shall deliver to Buyer a schedule (which schedule shall be consistent with Section 7.05(d) of the Seller Disclosure Schedules) (the “Consideration Allocation Schedule”) setting forth Sellers’ Representative’s good faith calculation, based on the Estimated Closing Statement and the allocation of consideration required under the Company LP Agreement, of the portion of the sum of Closing Cash Payment Amount and the Rollover Amount attributable to each holder of Company Interests broken out by class and issuer of such Equity Interests (with respect to such Company Interest, the “Attributable Closing Consideration Amount”). In the event Buyer objects to the Consideration Allocation Schedule prior to the Closing, Sellers’ Representative may (in its sole discretion) elect to deliver a revised Consideration Allocation Schedule prior to the Closing.

(b) If any payment or release of the Adjustment Escrow Amount, Indemnity Escrow Amount, the Indemnified Tax Escrow Amount or Representative Expense Amount (or any excess of the Final Adjustment Amount over the Estimated Adjustment Amount) is paid to the Sellers in accordance with Section 2.04(c), Section 9.02(e), Section 7.05(i)(ii) or Section 11.17(a)(iii) or (iv), as applicable, the Rollover Holders in respect of their respective Rollover Interests shall be entitled to receive from Sellers’ Representative their corresponding amount (in cash) of such amounts as if the transactions contemplated by the applicable Rollover Agreement entered into by such Rollover Holder had not occurred (and each applicable Rollover Holder shall accordingly be considered to have received any such payments (to the extent so attributable to such Rollover Interests) in consideration of the sale by the applicable Rollover Holder of a portion of its Rollover Interests to Buyer in exchange for the right to such payments).

Section 2.06 Withholding. Buyer, its Affiliates and Representatives and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable in connection with this Agreement such amounts as are required to be deducted and withheld under any applicable Law. Buyer shall use commercially reasonable efforts to notify Sellers’ Representative in writing of any such withholding requirement at least five Business Days prior to deducting or withholding any such amounts form amounts payable to Sellers, and shall reasonably cooperate with Sellers’ Representative to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and duly paid over to the appropriate Governmental Authority in accordance with applicable Law when due, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 3.01 Organization and Standing. Such Seller (a) is a natural person or is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and (b) has all requisite power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted. Such Seller is a natural person or is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Section 3.02 No Conflicts. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any Organizational Documents of such Seller (if such Seller is not a natural person), (b) conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which such Seller is a party or by which any of its assets are bound, (c) contravene or violate any Laws applicable to such Seller or its properties or assets, or (d) result in the creation of any Lien upon any assets of such Seller, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Section 3.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents set forth on Section 3.03 of the Seller Disclosure Schedules and (b) Consents that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Section 3.04 Authority; Execution and Delivery; Enforceability. Such Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or, in the case of the other Transaction Documents, at the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary limited liability company, partnership, corporate or other applicable entity action on the part of such Seller (if such Seller is not a natural person). Such Seller has (or, in the case of the other Transaction Documents, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, in the case of the other Transaction Documents, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 3.05 Company Interests. Such Seller is the sole beneficial and record owner of the Company Interests set forth opposite such Seller’s name on Section 3.05 of the Seller Disclosure Schedules, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company or the Blocker Companies, as applicable, this Agreement or applicable securities Laws). At the Closing, such Seller will convey to Buyer good, marketable and valid title to such Company Interests, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company or the Blocker Companies, as applicable, this Agreement or applicable securities Laws). Such Seller is not a party to any Right which obligates such Seller to pledge, issue, sell or transfer, or repurchase, redeem or otherwise acquire or dispose of, any Company Interests or to issue or grant any such Right (and, in the case of any Seller other than a Blackstone Seller, such Right is enforceable against such Seller). There are no voting trusts or similar agreements to which any Blackstone Seller is a party with respect to the voting of any Company Interests.

Section 3.06 Brokerage Fees. Neither such Seller nor any of its Affiliates (including the Acquired Companies) has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution, delivery, and performance by such Seller of this Agreement or the other Transaction Documents to which such Seller is (or, at the Closing will be) a party, or the consummation of the transactions contemplated hereby or thereby, in each case, that is or could reasonably be expected to be payable by Buyer, any of its Affiliates or any of the Acquired Companies.

Section 3.07 Litigation. There is no Proceeding pending or, to the Knowledge of Sellers, threatened, against or affecting such Seller, or any of its properties or rights, and Seller is not subject to any Order, in each case, which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on the Sellers, taken as a whole.

Article IV
REPRESENTATIONS AND WARRANTIES AS TO THE GROUP COMPANIES

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 4.01 Organization and Standing; Authority.

(a) Each Group Company is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. The execution, delivery and performance by each Seller of the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Group Companies. On or prior to the Execution Date, CTOS Sellers have made available to Buyer true and complete copies of the Organizational Documents of each of the Group Companies in full force and effect as of the Execution Date.

(b) Each Group Company is duly qualified to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the Group Company’s (taken as a whole) ability to operate in the ordinary course of business.

(c) No Group Company is in violation of any of the provisions of any of the Organizational Documents of the Group Companies.

Section 4.02 No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or violate the Organizational Documents of any Group Company, (b) assuming all Consents set forth on Section 4.02 of the Seller Disclosure Schedules are obtained or made, conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any Group Company is a party or by which any of its properties or assets are bound, (c) assuming all Consents set forth on Section 4.03 of the Seller Disclosure Schedules are obtained or made, contravene or violate any Laws applicable to any Group Company or its assets, or (d) result in the creation of any Lien (other than as expressly contemplated by this Agreement or the Transaction Documents or granted by Buyer pursuant to the Debt Financing) upon any assets of the Group Companies, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, (A) be material to the Group Companies (taken as a whole) or (B) materially impair (1) the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 4.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any Group Company in connection with the execution, delivery and performance by any Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by each Seller of the transactions contemplated hereby or thereby, other than (a) the Consents set forth on Section 4.03 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Group Companies (taken as a whole) or (B) materially impair (1) the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 4.04 Equity Interests of the Group Companies.

(a) The total authorized Equity Interests of the Company consists of an unlimited number of Class A Interests and Class B Interests. As of the Execution Date, 569,963,954 Class A Interests and 42,186,227 Class B Interests are issued and outstanding, no other Equity Interests are issued and outstanding and the General Partner owns the sole general partnership interest of the Company. Section 4.04(a) of the Seller Disclosure Schedules sets forth a true and complete list of the holders of Equity Interests of the Company as of the date hereof and with respect thereto (i) the number of Class A Interests and Class B Interests (by series of Class B Interest) held by each holder thereof, (ii) with respect to Class A Interests, the Aggregate Contribution Amount (as defined in the Company LP Agreement) and the aggregate Distributions (as defined in the Company LP Agreement) received in respect thereof by the holders thereof under Article VI of the Company LP Agreement and (iii) with respect to each series of Class B Interests, the Built-In Gain (as defined in the Company LP Agreement), if any, in respect of such series. All of the issued and outstanding Class A Interests and Class B Interests are duly authorized, validly issued and are free and clear of all Liens (other than Liens arising under applicable securities Laws). Each Class B Interest is intended to constitute a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43. With respect to any Class B Interests that were issued in connection with the performance of services, except as set forth on Section 4.04(a) of the Seller Disclosure Schedules, the Company has in its records a timely filed and effective election under Section 83(b) of the Code made in respect of such Class B Interests.

(b) Section 4.04(b) of the Seller Disclosure Schedules sets forth a true and complete list of the Group Companies and, with respect to each Group Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the issued and outstanding Equity Interests thereof and the holders of such Equity Interests. No Group Company owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 4.04(b) of the Seller Disclosure Schedules. The Equity Interests of the Group Companies reflected as directly owned by Sellers or the Group Companies, in each case, on Section 4.04(b) of the Seller Disclosure Schedules, have been duly authorized and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Group Company and represent 100% of the issued and outstanding Equity Interests of the applicable Group Company.

(c) Except for this Agreement, there are no Rights to which any Blackstone Seller, any Acquired Company or (to the extent any such Right is enforceable against such Seller) any Seller other than a Blackstone Seller is a party or by which it is bound (i) obligating it to issue, sell, pledge, transfer or repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, sold, pledged, transferred, repurchased, redeemed or otherwise acquired or disposed of, any Equity Interests in any Group Company or (ii) obligating such Group Company to issue or grant such Right. There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of any Equity Interests in any Group Company. There are no bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests in any Group Company may vote. Each holder of Equity Interests of a Group Company set forth on Section 4.04(b) of the Seller Disclosure Schedules owns beneficially and of record, free and clear of all Liens other than Permitted Liens, all such Equity Interests described therein as being held by such holder.

(d) The Consideration Allocation Schedule, once delivered, as may be revised by Sellers’ Representative and delivered to Buyer prior to the Closing, shall be true and correct as of the Closing, assuming the accuracy of the Estimated Closing Statement.

Section 4.05 Financial Statements. Section 4.05 of the Seller Disclosure Schedules sets forth (a) the audited consolidated balance sheets as of, December 31, 2017, December 31, 2018 and December 31, 2019 for the Company and its Subsidiaries, and the related consolidated statements of income, partners’ equity and cash flows for the fiscal years then-ended (collectively, including the auditors reports thereon and the notes thereto, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet as of September 30, 2020 (the “Balance Sheet Date”) for the Company and its Subsidiaries, and the related consolidated statements of income, partners’ equity and cash flows for the nine-month period then-ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.05 of the Seller Disclosure Schedules, the Financial Statements have been prepared from the applicable books and records of the applicable Group Companies in accordance with GAAP applied on a consistent basis across the dates and periods involved (except in the case of the unaudited Financial Statements, for the absence of footnotes and normal recurring year-end adjustments which will not, individually or in the aggregate, be material) and fairly present, in all material respects, the consolidated financial position, results of operation, partners’ equity and cash flows of the applicable Group Companies as of the respective dates thereof and for the respective periods covered thereby.

Section 4.06 Undisclosed Liabilities. The Group Companies have no Liabilities that would be required under GAAP to be reflected or reserved against in a consolidated balance sheet of the Group Companies or disclosed in the notes thereto, except for (a) Liabilities set forth in, reflected in, reserved against or disclosed in the most recent balance sheet included in the Interim Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Group Companies taken as a whole, (c) Liabilities incurred in connection with the transactions contemplated hereby taken into account in the Closing Adjustment Amount or in Company Transaction Expenses or (d) other Liabilities that would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business.

Section 4.07 Absence of Changes. Except as set forth on Section 4.07 of the Seller Disclosure Schedules, since the Balance Sheet Date, (a) each Group Company has conducted its business in the ordinary course of business, (b) no Group Company has materially increased the compensation or benefits payable to any director, officer or other service provider or granted any material increase in salary or benefits to their respective employees, other than in the ordinary course of business or as required by applicable Law or collective bargaining agreement and (c) no Group Company has effected (or agreed to effect) any action or omission that, if occurring during the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 10.01, would require Buyer’s consent under Section 7.01. Except as set forth on Section 4.07 of the Seller Disclosure Schedules, since December 31, 2019, no Change has occurred that, individually or in the aggregate with other Changes, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

Section 4.08 Proceedings; Orders. Except as set forth on Section 4.08 of the Seller Disclosure Schedules, there are no, and during the past three years there have been no (a) Proceedings pending, threatened in writing or, to the Knowledge of Sellers, threatened orally against any Group Company or affecting any of its assets or (b) Orders by which any Group Company or any of its assets is subject or bound, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole or materially impair the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business. Except as set forth on Section 4.08 of the Seller Disclosure Schedules, to the Knowledge of Sellers, there is no Proceeding against any current or former member, manager or employee of any Group Company in their capacity as such with respect to which any Group Company has, or is reasonably likely to have, an indemnification obligation.

Section 4.09 Environmental Matters. Except as set forth on Section 4.09 of the Seller Disclosure Schedules:

(a) each Group Company has for the past three years obtained all Permits materially required under any Environmental Law for the operation of its business as currently conducted (the “Environmental Permits”);

(b) each Group Company is, and for the past three years has been, operating its business in compliance in all material respects with all Environmental Laws and its Environmental Permits;

(c) there has been no Release, discharge or disposal of Hazardous Substances (1) by any Group Company, or to the Knowledge of Seller, any third Person on, under, in or at any real property currently owned or leased by a Group Company, or (2) to the Knowledge of Seller, by any Group Company on, under, in or at any third-party waste disposal location used or formerly used by, or any real property formerly owned or leased by, any Group Company, in each case which reasonably could be expected to result in a material Liability of the Group Companies;

(d) no Group Company has received any written notice of any material violation of, or material Liability under, any Environmental Law during the past three years, the subject of which is unresolved;

(e) there are not any (i) outstanding material obligations under any Orders arising under Environmental Laws by which any Group Company or any of its assets is bound or (ii) material Proceedings or, to the Knowledge of Sellers, investigations arising under Environmental Laws pending or, to the Knowledge of Sellers, threatened in writing against any Group Company;

(f) no Group Company is currently conducting any Response Action relating to any Release of Hazardous Substances;

(g) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby will trigger any reporting, investigation or remedial obligations under any transaction-triggered property transfer Environmental Laws;

(h) no Group Company has assumed by Contract any material Liabilities of any other Person arising under Environmental Laws; and

(i) Sellers have made available to Buyer copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and other material reports relating to environmental, health and safety matters concerning the business and properties of the Group Companies prepared on behalf of any Group Company in the past three years relating to the operation of the Group Companies’ business that are in Sellers’ or any Group Company’s possession.

Section 4.10 Material Contracts.

(a) Section 4.10 of the Seller Disclosure Schedules sets forth a true, complete and correct list of all of the following Contracts to which any Group Company is party or by which it or any of its assets is bound (such Contracts listed or required to be listed in Section 4.10 of the Seller Disclosure Schedules, the “Material Contracts”) as of the Execution Date:

(i) Contracts with a Material Customer or a Material Supplier;

(ii) Contracts under which any Group Company has (A) created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness in excess of $500,000, (B) granted a Lien on its property or assets other than a Permitted Lien or (C) extended credit to any Person, in the case of this clause (C), other than (1) advances to employees of the Group Companies in the ordinary course of business or (2) in the ordinary course of business not in excess of $500,000 individually or in the aggregate;

(iii) Any Contract relating to the acquisition or disposition of any Person, business, division of any business or material portion of any assets of any Person, business or unit (whether by merger, sale of Equity Interests, consolidation or other business combination, sale of assets, tender offer, exchange offer or otherwise) or to any partnership or joint venture, (A) entered into in the past three years, or (B) pursuant to which any Group Company has (1) continuing indemnification obligations, (2) any deferred purchase price or “earn-out” or similar contingent payment obligations, or (3) other material continuing representations, warranties or covenants (other than any Contract that provides solely for the acquisition, disposition or sale of equipment or inventory in the ordinary course of business);

(iv) Any Contract relating to any leases for personal property or equipment obligating any Group Company to pay an amount in excess of $500,000 during any calendar year in the aggregate;

(v) Any collective bargaining agreements;

(vi) Any Contract (A) with an executive officer of any Group Company constituting an employment agreement other than any such agreement terminable by any Acquired Company at-will upon notice of 30 days or less without costs or liabilities; or (B) providing for a change of control, stay bonus, transaction completion bonus or other similar payment to be made to any Service Provider, including as a result of this Agreement or the transactions contemplated by this Agreement;

(vii) Any Contract, excluding any customary manufacturer warranties under which the Group Companies, that is an operation or maintenance agreement obligating any Group Company to pay an amount in excess of $500,000 during any calendar year;

(viii) (A) Any Contract establishing any joint venture or partnership or (B) strategic alliance or other collaboration Contract that (in the case of this clause (B)) is material to the business of the Company and its Subsidiaries taken as a whole, other than distributorship agreements entered into in the ordinary course of business;

(ix) Any settlement, conciliation or similar Contract with any Governmental Authority or other Person or pursuant to which any Group Company (A) is obligated to pay consideration after the date hereof or was obligated to pay in excess of $500,000 in the aggregate and was paid in full within the last 12 months (B) agreed to any restrictions on the operations of any Group Company other than confidentiality, release or non-disparagement provisions or (C) made any admission of criminal wrongdoing;

(x) Any Contract not disclosed pursuant to any other clause under this Section 4.10 and expected to result in payments to or from the Group Companies in excess of $7,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019, in excess of $7,000,000;

(xi) Any Contract that (A) materially restrains, limits or impedes any Group Company’s ability to compete with or conduct any business or line of business or any operations in any geographic area (other than any confidentiality terms), (B) grants material exclusivity rights or (C) includes material indemnification obligations of any Group Company (other than, in the case of clause (C), distributorship, customer or supplier Contracts entered into in the ordinary course of business);

(xii) Any Leases;

(xiii) Any license agreements with respect to Intellectual Property that is: (A) material to the business of the Group Companies; (B) involves annual payments to or from any Group Company in the amount of $150,000 or greater; or (C) involves a transfer fee in excess of $100,000;

(xiv) Any Government Contract (A) with a U.S. federal Governmental Authority or (B) expected to result in payments to the Group Companies in excess of $500,000;

(xv) Any Contract that contains (A) a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any material asset of any Group Company (other than any rental purchase option or similar right granted in the ordinary course of business with respect to Rental Fleet) or (B) any material “most favored nation” provision or minimum purchase obligations of any Group Company (including, in each case, any take or pay obligations or minimum volume requirements); and

(xvi) Any Affiliate Contract.

(b) True and compete copies of all Material Contracts, including all material amendments, modifications and supplements thereto, have been made available to Buyer. All Material Contracts are in full force and effect and are enforceable in accordance with their terms with respect to each Group Company party thereto and, to the Knowledge of Sellers, the other parties thereto, except (i) to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights and (ii) to the extent that (following the Execution Date) any such Material Contracts have expired or (other than due to any breach, or exercise of any termination right, by one or more Group Companies) terminated pursuant to and in accordance with their terms. Except as set forth in Section 4.10(a) of the Seller Disclosure Schedules, no Group Company and, to the Knowledge of Sellers, no other party thereto, is in material violation or breach of or material default under, and to the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time, or both would constitute a material violation or breach of or material default under, or give rise to a right of termination, cancellation, acceleration of any material obligation or modification under any Material Contract.

Section 4.11 Real Property.

(a) Section 4.11(a) of the Seller Disclosure Schedules contains a true and complete list, as of the Execution Date, of each Owned Real Property and the Group Company that is the current owner thereof. With respect to each Owned Real Property: (i) each applicable Group Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens and encumbrances as of the Closing Date, except Permitted Liens, (ii) except as set forth in Section 4.11(a) of the Seller Disclosure Schedules, each applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) each applicable Group Company is not a party to any agreement or option to purchase any real property or interest therein relating to the business.

(b) Section 4.11(b) of the Seller Disclosure Schedules sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, supplements, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property and the applicable Group Company that is the holder of such rights with respect thereto. Except as set forth in Section 4.11(a) of the Seller Disclosure Schedules, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws, and each applicable Group Company has a good and valid leasehold estate to the Leased Real Property subject to such Lease; (ii) to the Knowledge of Sellers, neither the applicable Group Company nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; (iii) the applicable Group Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) The Owned Real Property identified in Section 4.11(a) of the Seller Disclosure Schedules and the Leased Real Property identified in Section 4.11(b) of the Seller Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to or held in connection with, the business.

(d) CTOS Sellers have made available to Buyer true and complete copies of all available deeds, title insurance policies, surveys and zoning reports with respect to Owned Real Property, and all leases, easements, licenses or rights-of-way or similar Contracts with respect to the Leased Real Property, in each case, in effect as of the Execution Date.

Section 4.12 Personal Property. Each Group Company has good, marketable and valid title to, or valid and enforceable leasehold interest in, all material tangible personal property and material assets purported to be owned or leased by it, free and clear of all Liens, other than Permitted Liens, and such tangible personal property is, in all material respects, (i) in good working order and condition, except for ordinary wear and tear and routine maintenance that is not material in cost or nature and (ii) suitable for the ongoing operation of the business of the Group Companies in the ordinary course of business.

Section 4.13 Employee Matters

(a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, the Group Companies are not party to any collective bargaining agreement or other agreement with, and, with respect to their employment with the Group Companies, no employees of any Group Company are represented by, any labor union. There are, and during the past three (3) years there have been, no pending or, to the Knowledge of Sellers, threatened strikes, walkouts, work stoppages or slowdowns, picketings, lockouts or other organized work interruptions or other material labor disputes or material labor grievances against the Group Companies or with respect to any employees of the Group Companies in their capacities as such. Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, there are and, during the past three (3) years, there have been no union organizing activities at the Group Companies with respect to any employees of the Group Companies pending or, to the Knowledge of Sellers, threatened.

(b) There are, and during the past three (3) years there have been, no charges or complaints before the National Labor Relations Board or any other employment or labor-related Proceedings pending or, to the Knowledge of Sellers, threatened against any Group Company that would, individually or in the aggregate, reasonably be expected to result in material Liability to the Group Companies.

(c) In the past three (3) years, each Group Company has complied with all applicable labor- or employment-related Laws, including such Laws relating to wages and hours, classification of employees and independent contractors, equal employment opportunity, discrimination, mass layoffs and plant closures, immigration, health and safety, collective bargaining, and workers’ compensation, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Group Companies.

(d) The Group Companies have no unsatisfied liabilities for any plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, “WARN”).

(e) To the Knowledge of Sellers, each employee of the Group Companies is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Group Companies have complied in all material respects with applicable Law regarding collection and maintenance of Form I-9s for each employee of the Group Companies for whom such form is required under applicable Law.

(f) Section 4.13(f) of the Seller Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all individuals, identified by number (and not, for avoidance of doubt, by name), who serve as employees of or consultants to the Group Companies and (i) in the case of each such employee, includes the position, employing entity, location, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) of each such individual and (ii) in the case of each such consultant, includes the consulting rate payable to such individual.

(g) To the Knowledge of Sellers, in the three (3) years ending on the date hereof, no allegations of employment discrimination or harassment have been made against any former or current officer of any Group Company relating to their service with the Group Companies.

(h) Section 4.13(h) of the Seller Disclosure Schedules sets forth a true and complete list of all material Benefit Plans and all employment agreements or offer letters providing for severance. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other pension, savings, retirement, profit sharing, bonus, incentive, equity or equity based, employment, individual consulting, change in control, retention, separation, severance, deferred compensation, health, welfare, paid time off, retiree or post-service health or welfare, supplemental retirement, fringe or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement, whether written or oral, in each case, sponsored, maintained, contributed to (or required to be contributed to) by a Group Company, or under or with respect to which a Group Company has any Liability. With respect to each material Benefit Plan, Sellers have provided Buyer, true and complete copies, to the extent applicable, of: (i) the current plan document (with all amendments thereto), or if, unwritten, a written summary of the material terms thereof, (ii) the most recent Internal Revenue Service determination, advisory or opinion letter, (iii) the most recent summary plan description (with all summaries of material modifications), financial statements and actuarial valuation report, (iv) the most recent annual report (Form 5500 series) with all schedules and attachments as filed, (v) all related trust agreements, insurance Contracts and other funding arrangements, and (vi) any material, non-routine correspondence with a Governmental Authority during the past three years.

(i) Each Benefit Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and all applicable Laws, including the Code and ERISA. There have been no material “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan. All contributions, premiums, distributions and payments required to be made to or in respect of any Benefit Plan under the terms thereof or in accordance with applicable Law have been timely made or, if not yet due, properly accrued. The Group Companies are and have been in compliance, in all material respects, with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, and no Group Company has any material Liability pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has timely received a favorable determination, advisory or opinion letter from the Internal Revenue Service, and nothing has occurred which could reasonably be expected to adversely affect or result in the loss of such qualification. There is no pending, or, to the Knowledge of Sellers, threatened, Proceeding, audit, investigation or dispute with respect to any Benefit Plan and to the Knowledge of Sellers no fact or event exists that could reasonably be expected to give rise to any such action, other than routine claims for benefits. No Lien, material Tax or other material penalty for which there are any unsatisfied Liabilities have been imposed under the Code, ERISA or any other applicable Law with respect to any Benefit Plan.

(j) No Benefit Plan is, and no Group Company sponsors, maintains, contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) with respect to or under, or has within the past six (6) years sponsored, maintained, contributed to (or been required to contribute to) or had any Liability (including on account of an ERISA Affiliate) with respect to or under, a: (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) “multiple employer plan” (within the meaning of Section 201(a) of ERISA or Section 413(c) of the Code); or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(k) No Benefit Plan provides, and no Group Company has any Liability to provide, any post-service or retiree medical or life insurance or any other non-disability welfare benefits to any Person, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law and for which the recipient pays the full cost of coverage.

(l) The consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (i) entitle any Service Provider (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other payment under any Benefit Plan or otherwise, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any Service Provider (or their beneficiaries), or otherwise give rise to any obligation to fund any Benefit Plan, (iii) result in any payment or loan forgiveness from any Group Company becoming due, or (iv) limit or restrict the right of any Group Company to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date.

(m) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder. No Group Company has any indemnity or gross-up obligation or otherwise has any obligation to reimburse or compensate any Person for any Taxes imposed under Section 4999 or Section 409A of the Code.

(n) No payment or benefit which has or may be provided to any Service Provider or any other “disqualified individual” (within the meaning of Section 280G of the Code) could reasonably be expected to be characterized as an “excess parachute payment” under Section 280G of the Code as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(o) With respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States and provides compensation or benefits to Service Providers outside the United States, (i) if intended to qualify for special Tax treatment, such Benefit Plan meets all requirements for such treatment in all material respects and (ii) if intended or required to be funded and/or book-reserved, such Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.14 Tax Matters. Except as set forth on Section 4.14 of the Seller Disclosure Schedules:

(a) each Group Company has filed all material Tax Returns that are required to be filed by or with respect to such Group Company (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each Group Company has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(c) there are no Liens for Taxes against any of the assets of the Group Companies, other than Permitted Liens described in clause (c) of the definition of that term;

(d) all material Taxes that any Group Company is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(e) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any Group Company and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any Group Company;

(f) no claim has been made by any taxing authority in any jurisdiction where any Group Company does not file a Tax Return that such Group Company may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(g) no Group Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local or non-U.S. Law);

(h) no Group Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return or other combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which is a Group Company) and no Group Company has any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(i) no Group Company is a party to or bound by any material Tax indemnity, sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(j) no Group Company (or any Affiliate of Buyer, with respect to a Group Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any installment sale, prepaid amount, deferred revenue or other transaction attributable to any period ending at or prior to the Closing, or any accounting method change or use of an improper method of accounting at or prior to the Closing, and neither Buyer nor any Affiliate of Buyer will have any liability as a result of an election under Section 965(h) of the Code with respect to any Group Company;

(k) the entity classification of each Group Company (including its status as a controlled foreign corporation, if applicable) is set forth on Section 4.14(k) of the Seller Disclosure Schedules;

(l) no Group Company that is organized outside the United States holds any U.S. property within the meaning of Section 956 of the Code;

(m) each Group Company has (i) complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act to the extent such Tax credits have been or anticipated to be taken, and (iii) not received a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act; and

(n) no Group Company has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

Section 4.15 Compliance with Laws.

(a) Each Group Company and its respective assets and operations are, and during the past three years has been, in material compliance with all applicable Laws, and during the past three years, no Group Company has received any written or (to the Knowledge of Sellers) oral notice with respect to any material failure to comply with any provision of applicable Law. During the past three years, no Group Company has conducted any internal investigation concerning any alleged material violation of or non-compliance with any such Law by such Group Company (or any of its respective Representatives), regardless of the outcome of such investigation, in which any Group Company has engaged the services of an outside legal or accounting firm. The Group Companies are, and during the past three (3) years have been, in material compliance with all applicable employee and occupational health and safety requirements, including the Federal Occupational Safety and Health Act of 1970, as amended from time to time, and any regulations promulgated pursuant thereto, and any state, local or foreign counterparts thereto, and to the Knowledge of Seller there is no open, pending, or reasonably anticipated Proceeding pertaining thereto against the Group Companies.

(b) Since December 31, 2018, no Group Company has received any material warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws or regulatory requirements that have not been fully resolved to the satisfaction of the applicable Governmental Authority.

(c) During the past five years, no Group Company nor any director, officer, employee or, to the Knowledge of Sellers, Representative has, directly or indirectly, (i) used any corporate or other funds for unlawful gifts, entertainment or donations, (ii) established or maintained any unlawful or unrecorded funds, (iii) offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Governmental Authority, political party or official thereof, any candidate for political office, or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Governmental Authority, political party or official thereof, or any candidate for political office, for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Authority, in each case to assist any Group Company in obtaining or retaining business, or directing business to any Person, (iv) accepted or received any unlawful contributions, payments, gifts or expenditures, or (v) otherwise violated any Anti-Corruption Law. The Group Companies have instituted, maintained and enforced policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws. The Group Companies have not submitted any voluntary or involuntary disclosure to any Governmental Authority in connection with an alleged or possible violation of any Anti-Corruption Laws.

(d) (i) Each Group Company, its respective directors, officers, employees and, to the Knowledge of Sellers, each of its other respective Representatives are, and during the past five years have been, in material compliance with all applicable customs, export controls, and sanctions Laws, including, such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency (collectively, “U.S. Trade Controls”), (ii) during the past five years, no Group Company has received any written or, to the Knowledge of Sellers, oral notice with respect to any material failure to comply with any provision of U.S. Trade Controls, or, to the Knowledge of Sellers, has been the subject of any Governmental Authority audit, investigation, review, or other inquiry, concerning any alleged violation of or non-compliance with U.S. Trade Controls by any Group Company or its officers, employees, or other Representatives, and (iii) during the past five years, secured and maintained all necessary Permits, registrations, agreements or other authorizations, including amendments thereof, pursuant to the U.S. Trade Controls.

(e) No Group Company nor any of its respective directors, officers, employees, or Representatives is: (i) located, organized, or resident in a country or territory that is the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (ii) the target of U.S. Trade Controls, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List, or is owned fifty percent or more, in the aggregate, by one or more SDNs (collectively, a “Prohibited Party”); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Prohibited Parties in violation of U.S. Trade Controls.

Section 4.16 Affiliate Arrangements. Except as set forth on Section 4.15 of the Seller Disclosure Schedules, (a) there are no Affiliate Contracts in effect as of the Execution Date or (b) there are no (and during the past three years there have not been any) letters of credit, guarantees, bonds or other credit assurances of a comparable nature made or issued by or on behalf of Sellers or any of their Affiliates for the benefit of any Acquired Company.

Section 4.17 Insurance. Section 4.17 of the Seller Disclosure Schedules sets forth a true and complete list, as of the Execution Date, of all insurance policies covering the Group Companies (other than any Benefit Plan), specifying the insurer, the named insured, the amount and nature of coverage, the deductible amount (if any), the date through which such policy is valid pursuant to its terms and a list of the claims history of the Group Companies during the past two years. All such insurance policies (or replacements thereof with comparable coverage) are in full force and effect, and all premiums thereunder that have become due and payable have been paid. No written notice of default, material modification, cancellation or termination has been received by any Seller or Group Company with respect to any such insurance policies (other than those that have replaced by policies with comparable coverage prior to the date of such cancellation or termination).

Section 4.18 Permits. Each Group Company has, and for the past three years has had, all material Permits required to conduct its business and operations as currently conducted, or that are necessary for the lawful ownership of its properties and assets. Each such Permit is, and for the past three years has been, valid and in full force and effect and has not lapsed, been cancelled, terminated or withdrawn. Each Group Company is in compliance with all its obligations under such Permits, in all material respects. During the last three years, (a) no Group Company has been in default or violation (and no event has occurred that, with or without notice or the lapse of time or both, would constitute such a default or violation) in any material respect of any term, condition or provision of any material Permits necessary for the operation of the business of the Group Companies as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, (b) no Group Company has received any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such Permit and (c) there have not been (and there are currently not) any Proceedings been pending, threatened in writing or, to the Knowledge of Sellers, threatened orally, that would reasonably be expected to result in the revocation, cancellation or termination of any such Permit.

Section 4.19 Intellectual Property; Data Privacy.

(a) Section 4.19(a) of the Seller Disclosure Schedules contains a complete and accurate list of all Intellectual Property registered with a Governmental Authority or domain name registrar that is owned by one of the Group Companies. One of the Group Companies is the sole owner of all such Intellectual Property free and clear of all Liens other than Permitted Liens. Section 4.19(a) of the Seller Disclosure Schedules sets forth a list of all material unregistered Trademarks and material proprietary software products owned by one of the Group Companies. Except as set forth on Section 4.19(a) of the Seller Disclosure Schedules, one or more Group Companies owns or has the right to use all Intellectual Property used by or necessary for the conduct of the business of the Group Companies as currently conducted, and all registered or issued Intellectual Property owned by one or more Group Companies as of the date hereof is, and as of and immediately following the Closing will be valid and enforceable, and to the Knowledge of Sellers, there is no event or condition that would reasonably be expected to render any such registered or issued Intellectual Property owned by one or more Group Companies invalid or unenforceable.

(b) Except as set forth on Section 4.19(b) of the Seller Disclosure Schedules, no material Intellectual Property owned by any Group Company and used or necessary for the conduct of the business of the Group Companies was authored, created, or developed by any Person other than Persons that either (i) are or had been employees of a Group Company at the time that such Person authored, created, or developed, such Intellectual Property, and executed a valid and binding assignment of Intellectual Property rights to such Group Company to the extent such Intellectual Property did not vest in such Group Company by operation of applicable Law, or (ii) assigned all of such Person’s right, title and interest therein to the applicable Group Company.

(c) The Group Companies have taken commercially reasonable steps to protect and maintain the confidentiality of all material trade secrets and material confidential information owned by or used or held for use by the Group Companies.

(d) Except as set forth on Section 4.19(d) of the Seller Disclosure Schedules, no Governmental Authority, consortium, university or educational institution has sponsored research and development in connection with the business of the Group Companies as currently conducted under an agreement or arrangement that would provide such Governmental Authority, consortium, university or educational institution with any claim of ownership to any Intellectual Property owned by the Group Companies that is necessary for or material to the conduct of the business of the Group Companies.

(e) Except as set forth on Section 4.19(e) of the Seller Disclosure Schedules, no source code to material proprietary Software owned by the Group Companies has been escrowed, disclosed, released, licensed, made available, or delivered (and no Person has agreed to escrow, disclose, release, license, make available, or deliver such source code under any circumstance) to any third party, and no Person other than the Group Companies is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in either (i) a requirement that any such source code be disclosed, licensed, released, made available, or delivered to any third party, or be redistributable by other licensees; or (ii) the grant of any Patent or other rights, including non-assertion or Patent license obligations, with respect to such Software.

(f) Except as set forth on Section 4.19(f) of the Seller Disclosure Schedules, the business of the Group Companies is not, and for the past three years has not, operated in a manner that infringes, misappropriates or otherwise violates, in any material respect, any Intellectual Property of any other Person, and no Group Company has received any written notice of any allegation, invitation to take a license, or Proceeding during the past three years alleging that the Group Companies’ Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person. To the Knowledge of Sellers, no Person is, or for the past three years has been, infringing, misappropriating, violating or otherwise conflicting with any Intellectual Property owned by the Group Companies, and neither the Sellers nor any Group Company has instituted, asserted or threatened any Proceedings in the past three years against any third Person, or otherwise asserted as a defense or counter-claim in any Proceeding in the past three years, with respect to any violation, infringement or misappropriation of any Intellectual Property owned by any Group Company.

(g) Section 4.19(g) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Open Source Software that is incorporated into any proprietary software included in the Intellectual Property owned by the Group Companies. The Group Companies are and have been in the past three years in compliance with all applicable licenses to which they are bound with respect to third party components that constitute Open Source Software. No Software that is a third party component to proprietary Software owned by any Group Company is governed by a Reciprocal License and is used in a manner that requires: (i) the disclosure, distribution or licensing of any such proprietary Software in source code form; (ii)  any disclosure, distribution or licensing of any such proprietary Software be at no charge; or (iii) any other licensee of such proprietary Software be permitted to modify, make derivative works of, or reverse-engineer any such proprietary Software. No Group Company has in the past three years received any written requests from any Person for disclosure of source code owned by the Group Companies.

(h) At the time of Closing, all material data of the Group Companies shall be readily available and in usable format.

(i) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated thereby will not: (i) require the consent of any Person regarding the use of Personal Data, or (ii) otherwise prohibit the transfer of Personal Data in the possession or control of the Group Companies to Buyer Parties.

(j) Each Group Company is and during the past three years has been, in material compliance with: (i) all Privacy Laws, (ii) all Privacy Policies and (iii) all provisions relating to Personal Data contained in Contracts to which any Group Company is a party or by which it or any of its assets is bound. To the Knowledge of Sellers, no Person has made any illegal or material unauthorized use of any Personal Data collected by or on behalf of any Group Company in violation of applicable Privacy Policies or any Privacy Laws.

(k) During the last three years, (i) each Group Company has used commercially reasonable efforts to take steps in accordance with industry standards or required by Privacy Laws or applicable Privacy Policies (including, as appropriate, implementing and maintaining technical, physical, or administrative safeguards, plans, procedures, controls, and programs (each, a “Security Program”)) to protect Personal Data in such Group Company’s possession or under its control against accidental or unauthorized access, use, loss, destruction, compromise, modification, disclosure, or other processing (a “Security Incident”), (ii) to the Knowledge of Sellers, there have been no material violations of any Security Program by any Group Company, (iii) there have been no material Security Incidents, (iv) no Group Company has provided or been required to provide any notices to any Person in connection with any such Security Incident, and (v) no Group Company or, to the Knowledge of Sellers, any Person acting at the direction or authorization of a Group Company has paid any ransom to any perpetrator of any Security Incident or cyber-attack suffered by any Group Company. No Group Company has during the past three years received any written notice from any Governmental Authority or Person alleging any violation of Privacy Laws by any Group Company, or to the Knowledge of Sellers, has been threatened during the past three years to be charged with any such violation by any Governmental Authority or Person. There is no pending or, to the Knowledge of Sellers, threatened Proceeding against the Sellers or any Group Company with respect to non-compliance with Privacy Laws or any use of Personal Data.

Section 4.20 Customers and Suppliers. Section 4.20 of the Seller Disclosure Schedules sets forth a complete and accurate list of (a) the names and aggregate total sales to the 20 largest customers of the Group Companies, based on the total dollar amount of invoiced sales or rentals, for each of the fiscal year ended December 31, 2019 and the nine-month period ended September 30, 2020 (each a “Material Customer”) and (b) the names and aggregate total purchases from the 20 largest suppliers of the Group Companies, based on dollar amount of expenditures from such suppliers for each of the fiscal year ended December 31, 2019 and the nine-month period ended September 30, 2020 (each a “Material Supplier”). Since January 1, 2019, (i) no Material Customer or Material Supplier has terminated or discontinued all of its relationship with the Group Companies, (ii) no Material Customer or Material Supplier has given written or, to the Knowledge of Sellers, oral notice that it intends to terminate or discontinue purchases from or supplies to the Group Companies, nor, to the Knowledge of Sellers, is any such action being considered, (iii) other than in the ordinary course of business, to the Knowledge of Sellers, none of the top five Material Suppliers has materially reduced supplies to or materially and adversely changed its relationship with the Group Companies, nor, to the Knowledge of Sellers, is any such action being considered, and (iv) other than in the ordinary course of business, to the Knowledge of Sellers, no other Material Supplier or Material Customer has materially reduced supplies to or purchases from or materially and adversely changed its relationship with the Group Companies.

Section 4.21 Accounts Receivable. Except as set forth on Section 4.21 of the Seller Disclosure Schedules, all accounts receivable of the Group Companies represent bona fide obligations arising from sales actually made or services actually performed, or obligations relating to pre-payments, in the ordinary course of business consistent with past practice. The Group Companies have provided reserves for accounts receivables in accordance with GAAP and their accounting policies, as consistently applied in the ordinary course of business consistent with past practice. Subject to such reserves, there is no pending or, to the Knowledge of Sellers, threatened contest, claim, counterclaim, defense or right of set-off under any Contract or otherwise with any obligor of any account receivable of the Group Companies relating to the amount or validity of such account receivable.

Section 4.22 Condition of Rental Fleet. Except as set forth in Section 4.22 of the Seller Disclosure Schedules, no item of the Rental Fleet is in need of material repair or replacement at a cost in excess of $15,000, other than as part of maintenance, repair (including repair of any customer damage) or replacement in the ordinary course of business. Except as set forth in Section 4.22 of the Seller Disclosure Schedules, all of the Rental Fleet is, and immediately before the Closing shall be, in the possession or under the control of one of the Group Companies (for the purposes of this Section 4.22, Rental Fleet leased under a valid and existing lease or rental Contract shall be deemed under the control of the Group Companies). Section 4.22 of the Seller Disclosure Schedules sets forth, as of the date hereof (a) the aggregate OEC for all items of Rental Fleet that are subject to rental purchase options and (b) the aggregate rental purchase option price for such Rental Fleet.

Section 4.23 Inventory. All inventory, to the Knowledge of Sellers, consists, in all material respects, of inventory (a) of a quality and quantity usable or saleable in the ordinary course of business, and (b) of good and merchantable quality and free of manufacturing defect, in each case, except for obsolete items, items subject to repair in the ordinary course of business and items of below-standard quality.

Section 4.24 Proxy Statement. None of the information supplied or to be supplied by Sellers or the Acquired Companies specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first filed with the SEC or mailed to Buyer Parent’s stockholders or at the time of the Buyer Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the Acquired Companies, in light of the circumstances under which they are made, not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES AS TO THE BLOCKER COMPANIES

Each BlockerCo Seller, severally and not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 5.01 Organization and Standing; Authority.

(a) Each Blocker Company is (a) a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. The execution, delivery and performance by each Seller of the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Blocker Companies. On or prior to the Execution Date, the BlockerCo Sellers have made available to Buyer true and complete copies of the Organizational Documents of each of the Blocker Companies in full force and effect as of the Execution Date.

(b) Each Blocker Company is duly qualified or licensed to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect on such Blocker Company’s ownership of Company Interests or the consummation of the transactions contemplated hereby or by the Transaction Documents.

(c) No Blocker Company is in violation of any of the provisions of the Organizational Documents of the Blocker Companies.

(d) Section 5.01(d) of the Seller Disclosure Schedules sets forth a true and complete list of the Blocker Companies and, with respect to each Blocker Company, the issued and outstanding Equity Interests thereof and the holders of such Equity Interests.

Section 5.02 No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or violate any Organizational Documents of any Blocker Company, (b) conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any Blocker Company is a party or by which any of its properties or assets are bound, (c) contravene or violate any Laws applicable to any Blocker Company or its assets, or (d) result in the creation of any Lien upon any assets of any Blocker Company, except, in the case of clauses (b), (c) and (d) above, for as would not, individually or in the aggregate, be material to any Blocker Company or reasonably be expected to have an adverse effect on any Blocker Company’s ownership of Company Interests or otherwise materially delay or impair any Blocker Company’s ability to perform any of its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby.

Section 5.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any Blocker Company in connection with the execution, delivery and performance by such BlockerCo Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) the Consents set forth on Section 5.03 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Acquired Companies (taken as a whole) or (B) materially impair (1) the ability of the Blocker Companies (taken as a whole) to own Company Interests or operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 5.04 Equity Interests of the Blocker Companies.

(a) The Equity Interests of the Blocker Companies reflected as directly owned by BlockerCo Sellers as set forth on Section 5.04(a) of the Seller Disclosure Schedules have been duly authorized and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Blocker Company and represent 100% of the issued and outstanding Equity Interests of the applicable Blocker Company. Blackstone Energy Management Associates NQ owns the sole general partnership interest of BEP Blocker, and Blackstone Management Associates VI-NQ owns the sole general partnership interest of VI Blocker.

(b) No Blocker Company owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 5.04(b) of the Seller Disclosure Schedules.

(c) Except for this Agreement and the transactions contemplated by the Pre-Closing Reorganization, there are no Rights to which any Seller or Acquired Company is a party or by which it is bound (i) obligating it to issue, sell, pledge, transfer or repurchase, redeem or otherwise dispose of, or cause to be issued, sold, pledged, transferred or repurchased, redeemed or otherwise disposed of, any Equity Interests in any Blocker Company or (ii) obligating such Blocker Company to issue or grant such Right. There are no voting trusts or other agreements or understandings to which any Seller or Acquired Company is a party with respect to the voting of any Equity Interests in any Blocker Company. There are no bonds, debentures, notes or other Indebtedness of any Blocker Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests in any Blocker Company may vote.

Section 5.05 Proceedings; Orders. There are no, and since the formation of the Blocker Companies there have been no (a) Proceedings pending, threatened in writing or, to the Knowledge of Sellers, threatened orally against any Blocker Company or affecting any of its assets or (b) Orders by which any Blocker Company or any of its assets is bound, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Blocker Companies taken as a whole or materially impair the ability of the Blocker Companies (taken as a whole) to own the Company Interests or operate in the ordinary course of business.

Section 5.06 Blocker Tax Matters. Except as set forth on Section 5.06 of the Seller Disclosure Schedules:

(a) each Blocker Company has filed all material Tax Returns that are required to be filed by or with respect to such Blocker Company (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each Blocker has not incurred any material liability for Taxes (i) outside the ordinary course of business or (ii) other than with respect to allocations from the Company;

(c) each Blocker Company has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(d) there are no Liens for Taxes against any of the assets of the Blocker Companies, other than Permitted Liens described in clause (c) of the definition of that term;

(e) all material Taxes that any Blocker Company is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(f) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any Blocker Company and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any Blocker Company;

(g) no claim has been made by any taxing authority in any jurisdiction where any Blocker Company does not file a Tax Return that such Blocker Company may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(h) no Blocker Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local, or non-U.S. Law);

(i) no Blocker Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is a Blocker Company) and does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise;

(j) for U.S. federal income tax purposes, each of BEP Blocker and VI Blocker are classified as corporations;

(k) no Blocker Company is a party to or bound by any material Tax indemnity, sharing or similar agreement;

(l) no Blocker Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any installment sale, prepaid amount, deferred revenue or other transaction attributable to any period ending at or prior to the Closing, or any accounting method change or use of an improper method of accounting at or prior to the Closing, and no Blocker Company will have any liability as a result of an election under Section 965(h) of the Code; and

(m) no Blocker Company has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

(n) Each Blocker Company was formed solely for the purpose of allowing the applicable BlockerCo Seller (or such BlockerCo Seller’s predecessor-in-interest) to hold its direct or indirect interest in the Company (and other reasons incident to such purpose) and the Blocker Companies have not had and do not have any employees or sponsored, maintained or contributed to any Benefit Plans and have no liabilities (other than shareholder-level indebtedness that is reflected in, and will be satisfied (including by contribution of the corresponding receivable to the relevant Blocker Company) and released in full in accordance with, the Pre-Closing Reorganization), assets, operations or business activities other than its direct or indirect ownership of the Company, the Pre-Closing Reorganization and immaterial obligations incident to such purposes and the maintenance of their existence as limited partnerships.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER GROUP

Buyer hereby represents and warrants to each Seller as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Buyer Disclosure Schedules in accordance with Section 11.04):

Section 6.01 Organization and Standing.

(a) Each of the Buyer Parties is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted.

(b) Each of the Buyer Parties is duly qualified to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair the Buyer Parties’ (taken as a whole) ability to operate in the ordinary course of business.

(c) Neither Buyer Parent nor Buyer is in violation of any of the provisions of any of its Organizational Documents.

Section 6.02 No Conflicts. The execution, delivery and performance by each of Buyer Parent and Buyer of this Agreement and each other Transaction Document to which it is (or, at the Closing will be) a party, and the consummation by Buyer Parent and Buyer of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any Organizational Documents of any of the Buyer Parties, (b) assuming all Consents set forth on Section 6.02 of the Buyer Disclosure Schedules are obtained or made, conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any of the Buyer Parties is a party or by which any of its properties or assets are bound, (c) assuming the truth and accuracy of the representations and warranties contained in Section 3.02, Section 3.03, Section 4.02, Section 4.03, Section 5.02 and Section 5.03 or made, contravene or violate any Laws applicable to any of the Buyer Parties or its properties or assets, or (d) result in the creation of any Lien (other than as contemplated by this Agreement or the Transaction Documents) upon any assets of the Buyer Parties, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair (A) the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business or (B) the consummation of the transactions contemplated by the Transaction Documents.

Section 6.03 Governmental Consents. Assuming the truth and accuracy of the representations and warranties contained in Section 3.02, Section 3.03, Section 4.02, Section 4.03, Section 5.02 and Section 5.03, no Consent of, with or to any Governmental Authority is required to be obtained or made by any of the Buyer Parties in connection with the execution, delivery and performance by the Buyer Parties of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by the Buyer Parties of the transactions contemplated hereby or thereby, other than (a) Consents set forth on Section 6.03 of the Buyer Disclosure Schedules and (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair (A) the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business or (B) the consummation of the transactions contemplated by the Transaction Documents.

Section 6.04 Proceedings; Orders. There are no, and there have been no, (a) Proceedings pending, threatened in writing or, to the Knowledge of Buyer, threatened orally against any of Buyer or its Affiliates or affecting any of their respective assets, or (b) Orders by which any of Buyer or its Affiliates or any of their respective assets is bound, in the case of each of clauses (a) and (b), that would, individually or in the aggregate, (i) have or reasonably be expected to have a Material Adverse Effect on Buyer or (ii) reasonably be expected to materially impair the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business.

Section 6.05 Authority; Execution and Delivery; Enforceability. As of the date of this Agreement, the Buyer Parent board of directors has unanimously determined that this Agreement and the Investment Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of Buyer Parent and the holders of Buyer Parent Common Stock and has approved the transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the outstanding shares of Buyer Parent Common Stock is required under the DGCL to approve the Amended Certificate of Incorporation and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting (as defined in the Investment Agreement) is required under the rules of NYSE to approve the transactions contemplated by this Agreement and the Investment Agreement (collectively, the “Required Vote”). Except for the Required Vote and the consent of certain stockholders of the Company under the Existing Stockholders’ Agreement (which consent has been obtained prior to the date of this Agreement), no approval of the Transaction Documents or of the transactions contemplated thereby by the holders of any shares of stock of Buyer Parent is required in connection with the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NYSE or otherwise. The execution, delivery and performance by each Buyer Party of this Agreement and the Transaction Documents to which such Buyer Party is (or, at the Closing, will be) a party and, subject to the receipt of the Required Vote, the consummation of the transactions contemplated hereby and thereby by the Buyer Parties have been duly authorized and approved by all necessary action, if any, on the part of the Buyer Parties and their respective equity holders. Each Buyer Party has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 6.06 Investment. Buyer acknowledges and agrees that (a) the Company Interests have not been registered under applicable securities Laws, (b) no public market now exists for the Company Interests, that none of Seller, its Affiliates (including the Acquired Companies) or any of its or their respective Representatives have made any assurances that a public market will ever exist for the Company Interests, and (c) none of Buyer or its Affiliates may sell, distribute, transfer, offer for sale, assign, pledge, hypothecate or otherwise dispose of the Company Interests except in compliance with registration requirements of applicable securities Laws or an exemption therefrom. Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward selling, distributing, transferring, offering for sale, assigning, pledging, hypothecating or otherwise disposing of the Company Interests in violation of applicable securities Laws.

Section 6.07 Financial Ability; Source of Funds.

(a) On or prior to the date hereof, Buyer has delivered to Sellers’ Representative true and complete signed counterpart(s) of (i) commitment letters, dated as of the date hereof (including all schedules, exhibits, annexes and amendments thereto, the “Debt Commitment Letters”), providing for Debt Financing in respect of the transactions contemplated by this Agreement and a redacted version of all related fee letters (with any fee amounts, pricing caps, rates, ratios, basket amounts, time periods and customary economic terms of the “market flex” redacted in a customary manner, the “Fee Letters”) and (ii)(A) that certain Investment Agreement dated as of the Execution Date between Investor and Buyer Parent pursuant to which Investor has agreed with Buyer Parent to make an equity investment in Buyer Parent (the “Investment Agreement”) and the commitment letter dated as of the Execution Date pursuant to which one or more Affiliates of Investor have agreed with Investor to make an equity investment in Investor (collectively with any Substitute Financing in lieu thereof and the Investment Agreement, the “Equity Financing Commitment” and, together with the Debt Commitment Letters, the “Financing Commitments”). Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters and (ii) the satisfaction of the conditions contained in Section 8.01 and Section 8.02, the Debt Financing contemplated by the Debt Commitment Letters, when taken together with the amount of Equity Financing to be provided pursuant to the Equity Financing Commitment, shall be sufficient to pay in cash the Purchase Price in accordance with the terms hereof, and all other amounts to be paid by Buyer hereunder and under the Financing Commitments to consummate the transactions contemplated by this Agreement and the Financing Commitments and to satisfy all other costs and expenses incurred by Buyer in connection herewith or therewith (collectively, the “Financing Purposes”), after giving effect to the available cash of the Acquired Companies. The Equity Financing Commitment provides that Sellers’ Representative is a third party beneficiary thereof, subject to the terms and conditions therein. As of the date hereof, the Financing Commitments are in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any material respect (and, to the Knowledge of Buyer, no such amendment, withdrawal, termination or rescission is contemplated (excluding any amendment to the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof, which amendment shall be permitted)), and, in the form provided to Sellers’ Representative, constitute the legal, valid and binding obligations of Buyer, and to Knowledge of Buyer (with respect to the Debt Commitment Letters only), each other party thereto, enforceable in accordance with its terms, except as may be limited by General Enforceability Exceptions. Other than the Financing Commitments, neither Buyer nor any of its Affiliates has entered into any Contract or arrangement which imposes any contingencies or conditions to the funding of the Debt Financing or Equity Financing contemplated by such Financing Commitments or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments. There are no other agreements, side letters or arrangements (other than the Financing Commitments, the Fee Letters and customary fee discount letters and engagement letters) to which Buyer is a party or contemplated by Buyer or any of its Affiliates relating to the Financing Commitments that would reasonably be expected to adversely affect the availability of the Debt Financing or the Equity Financing or the time of the Closing. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article VIII, would reasonably be expected to constitute a default or breach under any term or condition of any of the Financing Commitments (with respect to Persons other than Buyer and its Affiliates, to the Knowledge of Buyer). As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, Buyer has no reasonable basis to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied pursuant to the Financing Commitments or any portion of the financing to be funded at Closing might become unavailable. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof and has sufficient cash or access to readily available funds to pay any other fees required by the Debt Commitment Letters when due. Except as set forth in the Financing Commitments or the unredacted portions of the Fee Letters, as of the date hereof, Buyer has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such Debt Financing or Equity Financing immediately available as of the Closing Date and, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, to the Knowledge of Buyer, as of the date hereof, there is no fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to result in any of the conditions in the Financing Commitments not being satisfied, or otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, no Person has any right to impose, and Buyer and, to the Knowledge of Buyer, the other parties to the Financing Commitments do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Financing Commitments nor (y) any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition not expressly set forth in the Financing Commitments which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date), other than in the case of clause (y) any reduction in the commitments (i) taking into account the proceeds received from the issuance of any debt securities in connection therewith or (ii) as a result of a purchase price reduction as expressly set forth in paragraph 1 of Annex IV to the Debt Commitment Letters or as otherwise expressly set forth in the Debt Commitment Letters.

(b) To the Knowledge of Buyer, no funds to be paid to any Seller hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control Laws or similar Laws.

(c) Except for (i) the Equity Financing Commitment, (ii) the Confidentiality Agreement, dated as of May 20, 2020, by and between Buyer Parent and Platinum Equity Advisors, LLC, (iii) the Clean Team Agreement, (iv) the Voting Agreements, and (v) the Contracts set forth on Section 6.07(c) of the Buyer Disclosure Schedules, no side letters or other Contracts are in effect as of the date hereof between any of Buyer Parent, Buyer or any of their Subsidiaries, on the one hand, and Investor or any of its Affiliates, on the other hand, in respect of, or that that would reasonably be expected to adversely affect, the transactions contemplated by this Agreement, the Investment Agreement or the Rollover Agreements.

Section 6.08 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or the Acquired Companies. Immediately after the Closing, and assuming (a) the accuracy of the representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and the representations and warranties of BlockerCo Sellers set forth in Article V, (b) the consummation of the Financing, on the terms set forth in the Debt Commitment Letters and the Equity Financing Commitment, (c) satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and (d) that the most recent projections, forecasts or revenue or earnings predictions regarding the Acquired Companies and their respective businesses and operations prepared by or on behalf of Sellers and the Acquired Companies and made available to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, each of Buyer and the Acquired Companies will (i) be solvent (in both that the fair value of its assets will not be less than the sum of its reasonably estimable debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (ii) have adequate and not unreasonably small capital and liquidity with which to engage in its business and (iii) be able to pay all of its debts and obligations as such debts and obligations mature.

Section 6.09 Investigation. Buyer acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer and its Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements); and (b) except for the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements), none of Buyer or any of its Affiliates has relied on, and none of Sellers, any of their Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Sellers, any of their Affiliates (including the Acquired Companies), or any of its or their respective Representatives, any assets of any of the foregoing (including the Company Interests), or any of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of the Company Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Acquired Companies for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation as Buyer has deemed necessary for it to investigate the business, assets, liabilities, financial or other condition and results of operations of the Acquired Companies sufficiently to make an informed investment decision to purchase the Company Interests and enter into this Agreement. Buyer has relied solely on its own legal, tax, financial and other advisors in connection with its investigation of the Acquired Companies and not on the advice of Seller, any of its Affiliates or any of its or their respective Representatives. Buyer acknowledges and agrees that any financial projections that may have been made available to Buyer, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Seller, its Affiliates and their respective Representatives). Without limiting the generality of the foregoing, Buyer further acknowledges and agrees that, except for the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements), none of Buyer or any of its Affiliates has relied on, and none of Seller, any of its Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of any Acquired Company or its business, assets or liabilities, or any other information, whether or not made available to Buyer, any of its Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby, including in any memorandum or management presentation in any electronic data room established by Seller, any of its Affiliates or any of its or their respective Representatives, and in any written or oral response to any information request by Buyer, any of its Affiliates, or any of its or their respective Representatives. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the recourse of Buyer or any of its Affiliates in respect of Fraud.

Section 6.10 Representations and Warranties Insurance Policy. Buyer has provided Sellers’ Representative with an accurate and complete copy of the binder for the buyer-side representation and warranty insurance policy expected to be conditionally bound and issued by QBE Specialty Insurance Co. (the “R&W Insurance Policy”), in the form attached hereto as Exhibit D, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof. As of the date hereof and as of the Closing Date, the binder for such R&W Insurance Policy (a) will be in full force and effect in accordance with the terms thereof (provided that coverage thereunder is subject to the conditions to the insurer’s obligations thereunder as set forth therein) and is a legal, valid, binding and enforceable obligation (except as enforcement may be limited by the General Enforceability Exceptions) of Buyer and, to the Knowledge of Buyer, each of the other respective parties thereto (as the case may be) and (b) has not been terminated or otherwise amended or modified in any respect, and no amendment or modification thereto is contemplated. Buyer has fully paid any and all deposit premiums or other premiums, fees, expenses or Taxes in connection with the R&W Insurance Policy that are due and payable on or prior to the Execution Date. Neither Buyer, nor to the Knowledge of Buyer, any other party to the binder for the R&W Insurance Policy is in default or breach of the R&W Insurance Policy.

Section 6.11 Brokerage Fees. Except as set forth on Section 4.24 of the Company Disclosure Schedules (as defined in the Investment Agreement), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer Parent, its Subsidiaries or any of their Affiliates for which Buyer Parent or any of its Subsidiaries has any obligation.

Section 6.12 Tax Matters. Except as set forth on Section 6.12 of the Buyer Disclosure Schedules:

(a) each member of the Buyer Group has filed all material Tax Returns that are required to be filed by or with respect to Buyer Parent and its applicable Subsidiary (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each member of the Buyer Group has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(c) there are no Liens for Taxes against any of the assets of any member of the Buyer Group, other than Permitted Liens described in clause (c) of the definition of that term;

(d) all material Taxes that any member of the Buyer Group is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(e) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any member of the Buyer Group and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any member of the Buyer Group;

(f) no claim has been made by any taxing authority in any jurisdiction where the members of the Buyer Group do not file Tax Returns that any member of the Buyer Group may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(g) no member of the Buyer Group has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local or non-U.S. Law);

(h) no member of the Buyer Group has ever been a member of an affiliated group filing a consolidated federal income Tax Return or other combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which is Buyer Parent) and no member of the Buyer Group has any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(i) no member of the Buyer Group a party to or bound by any material Tax indemnity, sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(j) no member of the Buyer Group that is organized outside the United States holds any U.S. property within the meaning of Section 956 of the Code; and

(k) no member of the Buyer Group has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

Section 6.13 Buyer Parent Shares. The Buyer Parent Common Shares are duly authorized for issuance and sale pursuant to the Rollover Agreements and, when issued and delivered by Buyer Parent in accordance with the terms of the Rollover Agreements, will be validly issued, fully paid and nonassessable and free and clear of any Liens or restrictions on transfer other than those arising under the Stockholders Agreement and under applicable securities laws. The issuance of the Buyer Parent Common Shares is not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which Buyer Parent is a party.

Section 6.14 No Material Adverse Effect. Since December 31, 2019, no Change has occurred or arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (with respect to this Section 6.14, clause (a) of the definition of Material Adverse Effect shall apply to the Buyer Group mutatis mutandis) with respect to the Buyer Group, taken as a whole.

Article VII
COVENANTS

Section 7.01 Conduct of the Business.

(a) Except as expressly contemplated by this Agreement (including as set forth in Section 7.01(a) of the Seller Disclosure Schedules), as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the Execution Date until the earlier of the Closing and the termination of this Agreement, as applicable (the “Interim Period”), Sellers shall cause each Acquired Company to use reasonable best efforts to conduct its business in the ordinary course of business and use commercially reasonable efforts to preserve intact its business organization, maintain its assets and properties, keep available the services of its executive officers and maintain its relationships with material suppliers, material clients and others having material business relationships with it, in each case, in a manner consistent with the ordinary course of business. In addition (and without limiting the generality of the foregoing), except as (x) expressly contemplated by this Agreement (including as set forth in Section 7.01(a) of the Seller Disclosure Schedules), (y) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, Sellers shall not, with respect to the Acquired Companies, and shall cause the applicable Acquired Companies not to take, any of the following actions:

(i) amend the Organizational Documents of any Acquired Company;

(ii) adopt any plan or agreement with respect to, or effect, any recapitalization, merger, amalgamation, consolidation, complete or partial liquidation, dissolution, winding up, or any other similar reorganization of any Acquired Company;

(iii) declare, set aside payment for, make or pay any dividend or other distribution in respect of any Equity Interests in the Acquired Companies (whether in cash, Equity Interests or other assets or combination thereof) or otherwise make any payments to holders of such Equity Interests in their capacity as such other than any dividend or other distribution of cash or cash equivalents made or paid in full prior to the Closing Date;

(iv) issue, sell, deliver, transfer or otherwise dispose of, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any Equity Interests of any Acquired Company, or issue, grant or enter into any agreement to issue or grant any Right with respect to any Acquired Company;

(v) amend, modify or otherwise supplement any existing Affiliate Contract or enter into any new Affiliate Contract;

(vi) make or change any entity classification or other material Tax election, settle or compromise any material Tax liability or settle or concede any material issue with respect to any Tax claim, audit or dispute, or adopt or change any material Tax accounting method, file any material Tax Return in a manner that is materially inconsistent with past practice, enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business with persons that are not affiliates of any Seller the primary purpose of which does not relate to Taxes), make any voluntary Tax disclosure in respect of material Tax matters, file any material amendment to any Tax Returns, or surrender any right to claim a material Tax refund, credit or other similar Tax benefit;

(vii) purchase or acquire (whether by merger, consolidation, acquisition of stock or assets, combination or otherwise) or make any material investment in any Person or business, line of business or any material portion of the assets (including Equity Interests) of any Person or business or line of business other than (A) assets acquired from any Material Supplier in the ordinary course of business or (B) assets having a value of less than $1,000,000, in the aggregate;

(viii) sell, assign, transfer, lease, license, mortgage or otherwise dispose of, or grant or impose any Liens (other than Permitted Liens) on, any assets (other than Intellectual Property) of the Acquired Companies to any Person (other than in the ordinary course of business among the Acquired Companies) having a value, individually or in the aggregate (with respect to such Person) in excess of $1,000,000, except for (A) sales of obsolete, damaged or broken equipment or (B) sales or leases of Rental Fleet, equipment or inventory, in each case, in the ordinary course of business;

(ix) (A) amend, modify or otherwise supplement in any material respect any Material Contract, (B) terminate or initiate the termination of any Material Contract (other than any expiration thereof in accordance with its terms) or (C) enter into any Contract that, if in existence on the Execution Date would have been required to be disclosed in Section 4.10(a) of the Seller Disclosure Schedules; provided, that notwithstanding the foregoing, the Acquired Companies may (1) in the ordinary course of business enter into a Contract that, if existing on the Execution Date, would be a Material Contract solely due to one or more of clauses (i), (ii) (subject to Section 7.01(a)(xiv)), (iv), (x), (xi)(C), (xii), (xiii) or (xiv) of Section 4.10(a) and (2) in the ordinary course of business, amend, modify or supplement any Contract that is a Material Contract solely due to one or more of clauses (i), (ii) (subject to Section 7.01(a)(xiv)), (iv), (x), (xi)(C), (xii), (xiii) or (xiv) of Section 4.10(a);

(x) change any accounting or auditing practices unless required by any concurrent change in GAAP;

(xi) except as required by applicable Law or under any Benefit Plan or Contract in existence on the Execution Date: (A) establish, amend or terminate any Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Benefit Plan if in effect as of the Execution Date, other than annual renewals in the ordinary course of business that do not result in any additional Liability to the Acquired Companies, (B) increase the salaries, bonuses, benefits or other compensation, including any grant of or increase in change of control or severance benefits, payable to any Service Provider, (C) terminate (other than for cause) the employment of or hire or promote any employee with annual base wages of more than $300,000, (D) engage in any plant closing or mass layoff within the meaning of WARN or (E) enter into, terminate or amend any collective bargaining agreement or other Contract with any labor union;

(xii) split, combine, redeem or reclassify, or purchase, redeem or otherwise acquire, or make any commitments to purchase, redeem or otherwise acquire any shares or units of capital stock, membership interests, partnership interests or other Equity Interests, as applicable, of the Acquired Companies, other than the redemption in accordance with the Company LP Agreement of any Equity Interests held by any Service Provider whose relationship with the Group Companies as a Service Provider has been terminated prior to the execution of a Joinder by such Service Provider;

(xiii) sell, lease, license, mortgage or take any other action that would subject to a Lien (other than Permitted Liens) any Real Property owned by the Acquired Companies as of the Execution Date;

(xiv) (A) incur or guarantee any Indebtedness, other than (1) intercompany Indebtedness solely between or among the Acquired Companies or letters of credit, in each case, incurred in the ordinary course of business, (2) borrowings under the Credit Facility or Floorplan Financing, (3) Indebtedness incurred in the ordinary course of business to the extent such Indebtedness is repaid and related Liens and security interests are terminated and released in full prior to the Closing Date or (4) Indebtedness (other than Indebtedness for borrowed money) not in excess of $2,000,000 in the aggregate incurred in the ordinary course of business and disclosed to Buyer at least ten (10) Business Days prior to the Closing Date, or (B) make any loans or advances to any other Person, other than advances to employees of the Group Companies and trade credit granted in the ordinary course of business;

(xv) cancel or forgive any Indebtedness in excess of $500,000 in the aggregate owed to any Acquired Companies;

(xvi) settle or compromise any Proceeding that (A) requires payment by the Group Companies in excess of $500,000 in the aggregate or (B) imposes material restrictions on the Group Companies’ businesses taken as a whole;

(xvii) amend or fail to maintain in full force and effect any material policy of insurance covering the Company or any of the Acquired Companies as of the date hereof;

(xviii) make or authorize any capital expenditures (other than any unit of Rental Fleet, which shall be subject to Section 7.01(a)(xix)) in excess of $500,000 in the aggregate other than the acquisition, to the extent paid in full prior to the Closing or that will be included in current liabilities reflected in the Final Adjustment Amount, of equipment purchased with Buyer’s prior written consent;

(xix) make or authorize any acquisition of any item of Rental Fleet unless (A) such acquisition is in the ordinary course of business and (B) after taking into account such acquisition, either (1) the Closing OEC would not exceed $730,000,000 or (2) the Closing OEC would exceed $730,000,000 and Investor has provided Sellers’ Representative with prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such acquisition that includes Investor’s express agreement (such agreement not to be unreasonably withheld, conditioned or delayed) that the Closing OEC may exceed $730,000,000 after taking into account such acquisition; provided, that (x) for purposes of this clause (xviii), any determination of whether the Investor’s withholding, conditioning or delaying agreement or consent is reasonable shall contemplate only the best interests of the Acquired Companies and shall not, in any event, contemplate the effect thereof on Closing OEC, the Closing Cash Payment Amount or on the business of the Buyer Group or Investor’s investment considerations with respect to the transactions contemplated by this Agreement and the Investment Agreement, (y) any breach of this clause (xix) that would cause Closing OEC to exceed $730,000,000 shall not be taken into account in determining whether the condition in Section 8.02(a) has been satisfied and (z) any acquisition incurred in breach of this clause (xix) shall be disregarded for the purposes of calculating Closing OEC; provided further, that the Parties acknowledge and agree Investor shall be under no obligation to grant or not grant any consent in respect of acquisitions pursuant to the foregoing clause (B)(2) and have no liability to any Party in respect of the decision to grant or not grant such consent (Investor is an express, intended third party beneficiary of this clause (xix));

(xx) make any material changes to any Acquired Company’s current written policies with respect to the extension of customer credit, accounts payable, accounts receivable, or sales or acquisitions of inventory or Rental Fleet;

(xxi) sell, assign, transfer, abandon, encumber, license or sublicense, grant rights to, dispose of, fail to renew or allow to lapse any material Intellectual Property owned by the Acquired Companies (except for non-exclusive licenses in the ordinary course of business);

(xxii) any action or omission that could reasonably be expected to result in any representation or warranty in Section 5.06(n) being inaccurate in any material respect as of the Closing; or

(xxiii) authorize, commit to or agree to take any of the foregoing actions.

(b) Except as expressly contemplated by this Agreement (including as set forth in Section 7.01(b) of the Buyer Disclosure Schedules), as consented to in writing by Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, during the Interim Period, Buyer and Buyer Parent shall, and shall cause each of their Subsidiaries, to use commercially reasonable efforts to conduct its business in the ordinary course of business; provided, that this Section 7.01(b) shall not prohibit any of Buyer Parent, Buyer or their Subsidiaries from taking actions outside of the ordinary course of business in response to Changes or developments that could reasonably be expected to cause a reasonably prudent company similar to the Buyer Parent, Buyer and their Subsidiaries to take actions outside of the ordinary course of business. In addition (and without limiting the generality of the foregoing), except as (x) expressly contemplated by this Agreement (including as set forth in Section 7.01(b) of the Buyer Disclosure Schedules), (y) consented to in writing by Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, Buyer and Buyer Parent shall not, and shall cause each of their Subsidiaries not to take, any of the following actions:

(i) declare, set aside payment for, make or pay any dividend or other distribution in respect of any Equity Interests in Buyer Parent, Buyer or any of their Subsidiaries (whether in cash, Equity Interests or other assets or combination thereof) or otherwise make any payments to holders of such Equity Interests in their capacity as such;

(ii) (A) amend, modify or otherwise supplement in any material respect any, (B) terminate or initiate the termination of any (other than any expiration thereof in accordance with its terms), or (C) enter into any, Contract that if in existence on the Execution Date would have been required to be disclosed in Section 6.07(c) of the Buyer Disclosure Schedules; or

(iii) authorize, commit to or agree to take any of the foregoing actions.

(c) Nothing in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or directly, any right to control or direct the business or operations of Sellers or any of their Affiliates prior to the Closing. Prior to the Closing, Sellers shall continue to exercise, subject to the terms and conditions of this Agreement, complete and exclusive control and supervision of business and operations of the Acquired Companies and its other businesses and operations. Nothing contained in this Agreement shall be construed as to prohibit the consummation of the Pre-Closing Reorganization in accordance with this Agreement, or to require the consent of any Party in connection therewith.

Section 7.02 Access. During the Interim Period, Sellers shall provide Buyer, its Affiliates and its and their respective Representatives (at Buyer’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of the Acquired Companies as may be reasonably requested by Buyer from time to time for a purpose reasonably related to the consummation of the transactions contemplated by this Agreement; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of any Seller or the Acquired Companies, and Buyer, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner; provided further that all such requests for access shall be directed to Sellers’ Representative or such Representative of Sellers’ Representative as Sellers’ Representative may designate to Buyer in writing from time to time, and a Representative of Sellers’ Representative shall have the right to be present in the event that Buyer, any of its Affiliates or any of its or their respective Representatives conducts any on-site investigations. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required by this Section 7.02 to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable Law or Permit of any Seller or any Acquired Company, (iii) is pertinent to any litigation in which any Seller or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (iv) relates to any bids or offers received by any Seller, any of their Affiliates or any of its or their respective Representatives in connection with the sale process resulting in the execution and delivery of this Agreement (including any analyses conducted in connection with such sale process); provided, that, in the event that the restrictions in this sentence apply, Sellers’ Representative shall provide or cause to be provided to Buyer a reasonably detailed description of the information not provided and (in the case of clause (i) or (ii) of this sentence) Sellers’ Representative shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law or Permit. Any Confidential Information (as defined in the applicable Confidentiality Agreement) provided pursuant to this Section 7.02 shall be subject to the applicable terms and conditions of the applicable Confidentiality Agreement and the Clean Team Agreement; provided, however, that each Confidentiality Agreement is hereby amended, as of the Execution Date, to (i) allow, without the consent of the Company or its Affiliates, Buyer and its Representatives to use and disclose the Confidential Information and information about the Transaction (as each such term is defined in the Confidentiality Agreement) in connection with (A) the Financing and (B) regulatory filings and communications with Governmental Authorities required in connection with the transactions contemplated hereby, and (ii) include as a Representative (as defined in the Confidentiality Agreement) any provider of representation and warranty insurance or any broker engaged in connection therewith. Platinum Equity Advisors, LLC is an express, intended third party beneficiary of the immediately preceding sentence. Notwithstanding anything to the contrary in this Agreement, during the Interim Period, Buyer shall not conduct any Phase I environmental assessments or other investigation with respect to any of the premises or facilities of any Seller or any Acquired Company without prior and ongoing consultation with Sellers’ Representative with respect to any such activity (it being understood and agreed that in no event shall any subsurface or other intrusive or invasive investigation, sampling or testing of any environmental media, including Phase II environmental assessments be conducted). For the avoidance of doubt, none of Buyer, any of its Affiliates or any of its or their respective Representatives shall be entitled to any information regarding the businesses, assets, liabilities, financial condition or results of operations (including any Tax Returns) of any Seller or any of their Affiliates (other than the Acquired Companies). Without limiting the foregoing, at or prior to the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Buyer one or more CDs or USB flash drives containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of (1) the contents of the Data Room as at 9:00 a.m. Central time on the Business Day prior to the date of this Agreement, and (2) separately identified, any documents added to the Data Room after such time.

Section 7.03 Efforts to Close; Consents.

(a) On the terms and subject to the conditions of this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents (to the extent it or its Affiliate is a party thereto) and cause each of the conditions within its control set forth in Article VIII to be satisfied. Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents; provided, that, in no event shall any Party, any of its Affiliates, or any of its or their Representatives be required, in connection with obtaining any Consent to the transactions contemplated by this Agreement, to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) (except, with respect to Sellers and their Affiliates (including the Acquired Companies prior to the Closing) to the extent required to be paid, assumed or granted by the terms of an existing Contract or for any fee or other consideration required in connection with the repayment of Closing Indebtedness and the release of the related Liens). Notwithstanding anything to the contrary in this Agreement, without Buyer’s prior written consent, Sellers shall cause each Acquired Company not to make any payments or otherwise pay any consideration to any third party, or agree to modify the terms of any Contract, waive any right or grant any concession in each case to obtain any Consent (including from a Governmental Authority), except for the payment of cash amounts that will be paid in full prior to the Closing Date and fully reflected in the calculation of the Estimated Adjustment Amount and Final Adjustment Amount.

Section 7.04 Regulatory Approvals.

(a) Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority, as soon as practicable following the Execution Date (but no later than ten Business Days thereafter for any filings under the HSR Act), all filings that may be required to be made with any Governmental Authority under applicable Laws in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Parties shall (and shall cause their respective Affiliates to) (i) request expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), if available, (ii) use reasonable best efforts to promptly make any subsequent amended or supplemental filings or other submissions to and (iii) use reasonable best efforts to respond promptly to any reasonable requests for information and documents and other inquiries from, all Governmental Authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Each Party shall each use reasonable best efforts not to (and shall cause their respective Subsidiaries to use reasonable best efforts not to) acquire (or agree to acquire) any business that would reasonably be expected to prevent, materially delay or otherwise adversely affect any Consent required to be obtained from any Governmental Authority under the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Notwithstanding any other provision of this Agreement, Buyer Parent shall (and shall cause its Affiliates to) use reasonable best efforts to take all actions necessary to obtain or make any Consent that may be required to be made with any Governmental Authority under the HSR Act or any other Antitrust Law to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents, including (in each case, to the extent so required) using reasonable best efforts: (i) to resolve any objections asserted with respect to the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority; (ii) to prevent the entry of any Order, and to have vacated, lifted, reversed, overturned or rescinded any Order, that would prevent, materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; (iii) to enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (iv) to oppose, contest, resist and defend, through litigation on the merits and all available appeals, any Proceeding challenging the transactions contemplated by this Agreement or the other Transaction Documents; provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) that are binding on Buyer or any of its Affiliates prior to Closing or in the event the Closing does not occur. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall Buyer or any of its Affiliates be required, and in no event shall any Acquired Company or any of its Affiliates or its or their respective Representatives be permitted, to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of any of their Acquired Companies or their businesses, or Buyer or any of its Affiliates, or to agree to any change in its business or any other restriction or condition with respect thereto required or requested by a Governmental Authority (provided, however, that this clause (x) shall not prevent Buyer and its Subsidiaries from being required to dispose, or cause to be disposed, of assets that would (if not disposed), in the aggregate, represent less than $25,000,000 in fair market value of the combined assets of the Buyer Group and the Acquired Companies immediately following the Closing), and (y) each Seller shall and shall cause each Acquired Company to use its reasonable best efforts to take any and all actions necessary to obtain any Consents required under or in connection with Antitrust Laws, provided, that it shall not be permitted (without Buyer’s prior written consent) to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, in connection therewith.

(c) Subject to any applicable confidentiality restrictions and applicable Law, each Party shall notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any Representative of any Governmental Authority in connection with any filings or other submissions made pursuant to this Section 7.04, or otherwise, in connection with Antitrust Laws with respect to the transactions contemplated by this Agreement or the other Transaction Documents and (ii) any request by any Representative of any Governmental Authority for any amendments or supplements to any filings or other submissions made pursuant to this Section 7.04 or documents or other information relating to an investigation of the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority under any Antitrust Law. Whenever any change in facts or circumstances relating to any Party or any of its businesses or assets occurs that is required to be set forth in any amendment or supplement to any filing or other submission made pursuant to this Section 7.04, each Party shall promptly inform the other Party of such occurrence and cooperate in promptly filing or otherwise submitting such amendment, supplement or other submission to the applicable Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its counsel), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority or any Representative thereof in connection with any Antitrust Laws and relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.04(c) as “outside counsel only”, and such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, no Party or its Affiliates shall participate in or attend any meeting, or engage in any material substantive in person or telephone conversations with, any Governmental Authority or any Representative thereof regarding the application of Antitrust Laws to the transactions contemplated by this Agreement or the other Transaction Documents without consulting with Sellers’ Representative or Buyer (as applicable) in advance, considering in good faith the views of Sellers’ Representative or Buyer (as applicable), and providing Sellers’ Representative or Buyer (as applicable) with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the application of Antitrust Laws to the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.

(d) Notwithstanding the foregoing, nothing in this Section 7.04(d) shall require Buyer or its Affiliates to share with Sellers, Sellers’ Representative or any Acquired Company or their Representatives any information that (i) does not relate to the Acquired Companies, (ii) reveals Buyer’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or (iii) is otherwise confidential or proprietary information of Buyer or any of its Affiliates.

(e) Buyer shall be responsible for the payment of any filing fees required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party and its Affiliates shall be responsible for its and its Affiliates’ own fees, costs and expenses incurred in respect of responding to requests for information recovered from any Governmental Authority in respect of the filings contemplated by this Section 7.04(e) or cooperating or defending a Proceeding described in this Section 7.04(e).

Section 7.05 Tax Matters.

(a) Tax Returns. Sellers’ Representative shall prepare and timely file, or cause to be prepared and timely filed, the initial filing of all Pass-Through Tax Returns for any taxable period ending on or before the Closing Date that are due after the Closing Date (taking into account applicable extensions). Each Pass-Through Tax Return (including, for the avoidance of doubt, any Pass-Through Tax Return prepared by or at the direction of Buyer) shall be prepared in a manner consistent with the most recent past practices of the relevant Acquired Company, except as otherwise required by applicable Law or as otherwise provided in this Agreement; provided, however, that the Parties acknowledge and agree that (i) any Transaction Tax Deductions shall, to the extent such position is “more likely than not” permitted under applicable Law, be treated as attributable to the taxable period (or portion thereof) ending on the Closing Date, (ii) the Group Companies shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. law) with respect to any Pass-Through Tax Return for any Straddle Period, (iii) each of the Acquired Companies that is treated as a partnership for U.S. federal or applicable state, local or non-U.S. income tax purposes (or for which such an election is otherwise available) shall make the election provided for in Section 754 of the Code (or any similar elections available under state, local or non-U.S. Law) with respect to any taxable period that includes the Closing Date (to the extent that such election is not already in effect), which election shall not be revoked, and (iv) any deduction attributable to costs or expenses economically borne by Buyer (including any expenses that were not paid prior to 12:01 a.m. on the Closing Date or included as a liability that reduced amounts payable to Sellers in the calculation of the Purchase Price) shall, to the extent such position is “more likely than not” permitted under applicable Law, be treated as attributable to taxable periods beginning after the Closing Date. No later than 20 days prior to the due date for filing such Pass-Through Tax Returns prepared by Sellers’ Representative (taking into account applicable extensions), Sellers’ Representative shall provide a copy of each such Pass-Through Tax Return to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns and other income Tax Returns of the Acquired Companies relating to Pre-Closing Tax Periods that are not prepared and filed by Sellers’ Representative pursuant to the other provisions of this Section 7.05(a). To the extent relevant to determining any liability for which any of the Sellers (or their direct or indirect owners) would be responsible or any Tax refund to which Sellers are entitled hereunder, such Pass-Through Tax Returns and other income Tax Returns shall be prepared in a manner consistent with the most recent past practices of the applicable Acquired Companies, except as otherwise required by Law or as otherwise provided in this Agreement (including with respect to the making of any election under Section 754 of the Code, or similar provisions of applicable state, local or non-U.S. Law). Any Pass-Through Tax Returns and other income Tax Returns prepared by or at the direction of Buyer that would affect the Tax liabilities of any of the Sellers (or their direct or indirect owners) or any Tax refund to which Sellers are entitled hereunder shall be provided by Buyer to the Sellers’ Representative at least 20 days prior to the due date for filing such Pass-Through Tax Returns or other income Tax Returns for Sellers’ Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Tax Audits and Proceedings. Buyer shall promptly notify Sellers’ Representative, and Sellers and Sellers’ Representative shall promptly notify Buyer, following receipt of any notice of audit or Proceeding relating to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period. Sellers’ Representative shall have the right to control any such audit or Proceeding for a taxable period ending on or before the Closing Date; provided, however, that Sellers’ Representative shall keep Buyer reasonably informed as to the status of such audit or Proceeding, Buyer shall be entitled to participate in such audit or Proceeding at its own expense, and Sellers’ Representative shall not agree to any settlement or other resolution of any such audit or Proceeding without the Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall be entitled to control any audit or Proceeding relating to a Pass-Through Tax Return that Sellers’ Representative is not entitled to control under this Section 7.05(b); provided, however, that Buyer shall keep Sellers’ Representative reasonably informed as to the status of such audit or Proceeding, Sellers’ Representative shall be entitled to participate in such audit or Proceeding at its own expense, and Buyer shall not agree to any settlement or other resolution of any such audit or Proceeding without the Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything else contained in this Agreement, with respect to any audit or Proceeding relating to the Acquired Companies for which such an election is available, Buyer shall (in its sole discretion) be entitled to cause any applicable Acquired Company to make the election provided for in Section 6226 of the Code (and any similar elections available under other provisions of U.S. state, local or non-U.S. Law). The Sellers shall cooperate (and Sellers agree to cause their Affiliates and the “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3)) to cooperate) with respect to the making and implementation of any such election, including in connection with taking into account any adjustments required as a result of such election and preparing any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulation promulgated thereunder. The Sellers shall not, and shall not permit any other Person to, elect under Section 1101(g)(4) of the Budget Act (or any similar provision of applicable U.S. state or local Law) to have the amendments made by such provisions apply to any Pass-Through Tax Return for any taxable period beginning before January 1, 2018.

(c) Post-Closing Matters. Without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed) and except as otherwise required by applicable Law or as specifically provided for in this Agreement (including the provisions of Section 7.05(a) and (b) regarding elections under Sections 754 and 6226 of the Code), Buyer and its Affiliates shall not, and shall not permit any Acquired Company to: (i) file, amend or otherwise modify any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners) or any Tax refund to which Sellers are entitled hereunder, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Pass-Through Tax Return for any taxable period ending on or before the Closing Date, (iii) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners) or any Tax refund to which Sellers are entitled hereunder, or (iv) initiate or enter into any voluntary disclosure agreement or similar program with any taxing authority with respect to an item reflected on a Pass-Through Tax Return for a Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners).

(d) Tax Allocation. The Parties acknowledge and agree that for U.S. federal income Tax purposes, the sale and purchase of the CTOS Company Interests will be treated as a sale and purchase of interests in a partnership. Buyer and CTOS Sellers shall allocate the Purchase Price (and any other items treated as consideration for U.S. federal income Tax purposes) (i) between the Company Interests in accordance with Section 7.05(d) of the Seller Disclosure Schedules; and (ii) attributable to the Company Interests among the underlying assets of the relevant Group Companies (as applicable) in accordance with the Code and the regulations promulgated thereunder and the methodologies set forth in Section 7.05(d) of the Seller Disclosure Schedules. Buyer shall prepare and deliver to Sellers’ Representative a draft schedule containing such allocation (the “Tax Allocation”) within 90 days following the determination of the Purchase Price pursuant to Section 2.04 that is consistent with Section 7.05(d) of the Seller Disclosure Schedules. If Sellers’ Representative disputes any items in Buyer’s proposed Tax Allocation, then no later than 20 days after receipt thereof, Sellers’ Representative shall deliver to Buyer in writing any changes Sellers’ Representative proposes to be made to the Tax Allocation. Any items not disputed by Sellers’ Representative shall be final and binding on the Parties as described in this Section 7.05(d). If Buyer and Sellers’ Representative are unable to agree on the Tax Allocation or any revisions thereto within 20 days after Buyer’s receipt of Sellers’ Representative’s proposed changes, any disputed items shall be resolved by the Independent Accountant pursuant to procedures comparable to the procedures applicable under Section 2.04(b), which resolution shall be final and binding on the Parties as described in this Section 7.05(d). Buyer, the Acquired Companies, Sellers’ Representative, Sellers and each of their respective Affiliates shall prepare and file all Tax Returns in accordance with such final Tax Allocation, and none of Buyer, the Acquired Companies, Sellers’ Representative, Sellers, or any of their respective Affiliates shall report the transactions contemplated by this Agreement in a manner that is inconsistent with such final Tax Allocation, unless required to do so by a “determination” as defined in Section 1313(a) of the Code or as a party determines in good faith is required to resolve a dispute with a taxing authority after making good faith efforts to defend the Tax Allocation (as finally determined pursuant to this Section 7.05(d)).

(e) Cooperation. Buyer, the Acquired Companies, Sellers’ Representative and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of any Tax Returns and any audit or Proceeding with respect to any Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Acquired Companies, Sellers’ Representative, and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes.

(f) Transfer Taxes. Buyer shall bear all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer, real estate transfer and other similar Taxes and fees arising out of or in connection with or attributable to the transfer of the Company Interests pursuant to this Agreement (“Transfer Taxes”). Notwithstanding the foregoing, any Transfer Taxes attributable to the Pre-Closing Reorganization shall be borne by the Person incurring such Transfer Tax and shall be treated as a Company Transaction Expense to the extent incurred by any Acquired Company. Buyer and Sellers shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any Transfer Taxes.

(g) Allocation Matters. With respect to Taxes of the Acquired Companies that are dependent on matters pertaining to any Straddle Period, the portion of any Tax that is allocable to the taxable period (or portion thereof) ending on the Closing Date (which Taxes shall, for the avoidance of doubt, be included in Indebtedness or Closing Working Capital notwithstanding that the calculation time for such amounts is 12:01 a.m. Central time on the Closing Date) will be: (i) in the case of property, ad valorem or similar Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Company or Companies terminated at the close of business on the Closing Date. For the avoidance of doubt, for purposes of determining liabilities with respect to Sections 706, 951, and 951A of the Code, the relevant liabilities shall be determined by assuming that the taxable period of each of the Subsidiaries of the Company ended as of the Closing Date (such that all Tax liabilities with respect to income of Subsidiaries that are classified as partnerships, and all Tax liabilities under Sections 951 and 951A of the Code, that are attributable to economic activity occurring on or before the Closing Date will be taken into account).

(h) Tax Refunds. Any cash refunds of income Taxes of the Acquired Companies (or credits against cash Taxes otherwise payable by the Acquired Companies that are received or utilized in lieu of such a cash income Tax refund) that are attributable to overpayments of estimated Tax for either the taxable year ending on December 31, 2020 or the taxable year ending on or including the Closing Date and to which the Acquired Companies become entitled and the proceeds of which are received after the Closing Date shall be for the account of the Sellers, in accordance with and subject to the terms of this Section 7.05(h). Notwithstanding the foregoing, any such refund or credit with respect to the Blocker Companies shall be solely for the account of the BlockerCo Sellers. Buyer shall pay, or cause to be paid, to the Sellers’ Representative (for the benefit of the applicable Sellers) the amount of any refund or credit to which the Sellers are entitled under this Section 7.05(h) within five days of receipt or utilization. Buyer shall, and shall cause the Acquired Companies to take reasonable actions (including those reasonably requested by the Sellers’ Representative) in order to obtain promptly any refund or credit to which the Sellers are entitled under this Section 7.05(h) (provided, that in no event will Buyer be required to file for any “quickie” or similar refund request to obtain an applicable Tax refund prior to the time that the final Tax Return for the applicable taxable period has been filed). Notwithstanding the foregoing, (i) no Seller will be entitled to any Tax refund (A) that has otherwise been taken into account in calculating the Final Adjustment Amount; (B) that is attributable to the carryback of any Tax loss or other attribute generated in a taxable period (or portion thereof) beginning after the Closing Date; (C) that is the subject of a then-pending audit, examination or other proceeding (provided, that (x) Buyer shall keep Sellers’ Representative reasonably informed as to the status of such audit, examination or other proceeding, Sellers’ Representative shall be entitled to participate in such audit, examination or other proceeding at its own expense, and Buyer shall not agree to or permit any settlement or other resolution of any such audit, examination or other proceeding without the Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed), and (y) any applicable amounts with respect to such refund shall be paid subject to the terms of this Section 7.05(h) within five days of the conclusion of such audit, examination or other proceeding); (D) unless such refund is a refund of Taxes of the Acquired Companies paid prior to the Closing Date or included as a liability in the final determination of the Final Adjustment Amount; (E) unless such refund is requested on or before the day that is 90 days after the original filing of the final Tax Return for the applicable Acquired Company that establishes the Acquired Company’s right to such refund; or (F) that are attributable to any change in law after the date of this Agreement; and (ii) any amounts payable pursuant to this Section 7.05(h) shall be net of any reasonable, out-of-pocket cost, expense, or Loss incurred by Buyer or any of its Affiliates in connection with obtaining such refund and paying amounts owed pursuant to this Section 7.05(h).

(i) Indemnified Tax Matter Provisions.

(i) Buyer shall promptly notify Sellers’ Representative of any notice of audit or Proceeding that it or its Affiliates (including the Acquired Companies) receives that would reasonably be expected to result in any claim for indemnification in respect of an Indemnified Tax Matter pursuant to this Agreement (an “Indemnified Tax Proceeding”). Sellers’ Representative shall have the right, at its own expense, to control any such Indemnified Tax Proceeding (subject to the terms of this Section 7.05) for so long as the Sellers (as a result of claims against the Indemnified Tax Escrow Account, and taking into account the remaining funds available in the Indemnified Tax Escrow Account) would reasonably be expected to bear more than fifty percent (50%) of all Losses incurred in connection with such Indemnified Tax Proceeding. Sellers’ Representative shall keep Buyer reasonably informed regarding any Indemnified Tax Proceeding that it controls, Buyer shall be entitled to participate in such Indemnified Tax Proceeding that is controlled by Sellers’ Representative at its own expense, and Sellers’ Representative shall not agree to any settlement or other resolution of any Indemnified Tax Proceeding without the Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). If Buyer controls any Indemnified Tax Proceeding, Buyer shall keep Sellers’ Representative reasonably informed regarding such Indemnified Tax Proceeding, Sellers’ Representative shall be entitled to participate in such Indemnified Tax Proceeding at its own expense, and Buyer shall not agree to any settlement or other resolution of any such Indemnified Tax Proceeding that would reasonably be expected to affect any amounts recoverable from the Indemnified Tax Escrow Account without Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed).

(ii) The funds included in the Indemnified Tax Escrow Account shall be available to be disbursed to the Buyer Indemnitees solely in respect of any Losses subject to indemnification pursuant to Section 9.02(a).

(iii) On any Indemnified Tax Escrow Payment Date, any remaining funds in the Indemnified Tax Escrow Account (after distribution of any indemnifiable Losses owed to the Buyer Indemnitees pursuant to Section 9.02(a)) that are in excess of the Remaining Exposure Amount shall be disbursed to Sellers’ Representative (for the benefit of the Sellers). For purposes of this Section 7.05, an “Indemnified Tax Escrow Payment Date” shall be (i) January 15 and June 15 of each calendar year after the Closing Date until all Indemnified Tax Escrow Funds have been released; and (ii) the date that is ten Business Days after any Indemnified Tax Escrow Reduction Event. For purposes of this Section 7.05, an “Indemnified Tax Escrow Reduction Event” shall mean any final resolution of an Indemnified Tax Proceeding, and any change in law that finally determines the Liability of the Acquired Companies in respect of an Indemnified Tax Matter. For purposes of this Section 7.05, the “Remaining Exposure Amount” shall mean an amount equal to the sum of (a)(I) the total amount of all incremental Taxes that would be payable by the Acquired Companies in respect of Indemnified Tax Matters if all of the issues that have been raised by the Internal Revenue Service in the 2015 Proceeding (and associated assessments) were resolved in a manner that is unfavorable to the Acquired Companies and similar Taxes and assessments were applied to the operations of the Acquired Companies for all Covered Taxable Periods for which the statute of limitations (including applicable extensions) has not yet expired, less (II) the total amount of such incremental Taxes (at a “should” level of comfort, based on the standard customarily applied by an internationally recognized firm of independent certified public accountants) are not required to be paid to the relevant taxing authority considering the effects of any prior Indemnified Tax Escrow Reduction Events and assuming that any legal issues (including the application of law to the facts at issue) that are finally determined by the relevant taxing authority or applicable court in such prior Indemnified Tax Proceeding are conclusively established or resolved for all relevant purposes (including any subsequent Indemnified Tax Proceeding); and (b) without duplication of amounts in clause (a), the maximum amount of interest and penalties that could reasonably be expected to be imposed by the Internal Revenue Service in connection with the amounts described in clause (a); (c) without duplication of amounts in clauses (a) or (b), the aggregate amount of Losses that are the subject of then-pending claims under Section 9.02(a)(ii)(A) as of the Indemnified Tax Escrow Payment Date; and (d) an amount equal to 25% of the aggregate amount described in clause (a). On each Indemnified Tax Escrow Payment Date, Buyer shall deliver to Sellers’ Representative its reasonable calculation of the amounts to be released from the Indemnified Tax Escrow Account (along with reasonable accompanying detail). Each of Buyer and the Sellers’ Representative shall cooperate reasonably and in good faith in order to reach an agreement with respect to such calculation. Any disagreement between the Buyer, on one hand, and the Sellers’ Representative, on the other hand, as to whether there has been an Indemnified Tax Escrow Reduction Event or as to the determination of the Remaining Exposure Amount shall be submitted for prompt resolution to the Independent Accountant, which for purposes of this Section 7.05 shall be Grant Thornton or another internationally recognized firm of independent certified public accountants with expertise in matters relating to federal excise Taxes. Upon final determination of any amount of Indemnified Tax Escrow Funds required to be disbursed to Sellers’ Representative (for the benefit of Sellers) pursuant to this Section 7.05 (whether by agreement between Sellers’ Representative and Buyer or resolution by the Independent Accountant), the Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative for distribution to the applicable Sellers such amount of Indemnified Tax Escrow Funds.

Section 7.06 Letters of Credit and Guaranties.

(a) Buyer shall (and shall cause its Affiliates to) take all actions reasonably necessary to ensure that, effective as of the Closing, (i) such Seller and its applicable Affiliates (other than the Acquired Companies) shall be released from all Credit Support Obligations and (ii) substitute arrangements, if required by any beneficiary of any Credit Support Obligation, procured by Buyer or any of its Affiliates shall be in effect, including substitute letters of credit, guarantees or similar credit support.

(b) The actions set forth in Section 7.06(a) shall be taken by Buyer at its own cost and expense, and any applicable Sellers shall use commercially reasonable efforts to cooperate with Buyer in connection therewith, including by facilitating discussions with any beneficiary of any Credit Support Obligations (it being understood that in no event shall any Seller, any of their Affiliates or any of their Representatives be required to make any payment or assume any Liability or grant any other accommodation (financial or otherwise) to any beneficiary of any of the Credit Support Obligations or any other Person in connection therewith).

Section 7.07 [Intentionally Omitted.].

Section 7.08 Affiliate Contracts. Except for the Affiliate Contracts set forth in Section 7.08 of the Seller Disclosure Schedules, prior to the Closing Date, Sellers shall cause all Affiliate Contracts to be terminated, in each case, without any further force or effect following the Closing such that Buyer and the Acquired Companies, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, do not have any further Liability in respect thereof following the Closing. Sellers shall cause each of their Affiliates (including the Acquired Companies) to execute and deliver any documents reasonably necessary to effect such terminations.

Section 7.09 D&O Indemnified Parties.

(a) Buyer acknowledges and agrees that all rights to indemnification, expense advancement, and exculpation for actions or omissions of all current and former directors, managers and officers of the Acquired Companies (the “D&O Indemnified Parties”) occurring in their capacity as such at or prior to the Closing, as set forth in the Organizational Documents of the Acquired Companies made available to Buyer prior to and as in effect on the Execution Date shall survive the Closing and shall continue in full force and effect. From and after the Closing Date until the sixth anniversary thereof, Buyer shall cause the Acquired Companies to maintain the provisions with respect to indemnification, expense advancement and exculpation of the D&O Indemnified Parties as set forth in such Organizational Documents of the Acquired Companies as of the Execution Date, which provisions shall not be terminated, amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party in their capacity as such at or prior to the Closing. Any such claims for indemnification, advancement of expenses or exculpation pursuant to such Organizational Documents as to which any Acquired Company has received written notice before the sixth anniversary of the Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved.

(b) From and after the Closing Date until the sixth anniversary thereof, Buyer shall, or shall cause one or more Acquired Companies to, maintain in effect (at its own cost and expense) directors’ and officers’ liability insurance or a tail insurance policy, in each case, at substantially the same level and scope of coverage as provided by the directors’ and officers’ liability insurance policy provided for directors and officers of the Acquired Companies as of the Execution Date with respect to claims arising from facts or events that occurred on or before the Closing; provided, however, that if such policy is not available at an aggregate cost not greater than two hundred fifty percent (250%) of the annual premiums paid as of the date hereunder under the applicable existing policies (the “Insurance Cap”), then Buyer shall, or shall cause the Acquired Companies to, obtain as much coverage as is possible under substantially similar policies for such premiums as do not, in the aggregate, exceed the Insurance Cap.

(c) If Buyer, any of the Acquired Companies, or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such Acquired Company will assume the applicable obligations set forth in this Section 7.09.

Section 7.10 Confidentiality. This Section 7.10 shall not prohibit (a) disclosure required by any applicable Law (subject to the requirements of the Confidentiality Agreements and the Clean Team Agreement, taking into account the last sentence of this Section 7.10), (b) any disclosure to any Seller or Affiliate or Representative of any Seller who needs to know such information for the purpose of evaluating the transactions contemplated hereby (subject to the requirements of the Confidentiality Agreement, taking into account the last sentence of this Section 7.10), (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby to the extent reasonably necessary in connection therewith or (d) any disclosure by Buyer, Buyer Parent, Platinum Equity Advisors, LLC, Sellers’ Representative, Sellers, or any of their respective Affiliates, as part of such Person’s ordinary course reporting or review procedure or in connection with such Persons’ ordinary course fundraising, marketing, information or reporting obligations or activities (including any disclosure pursuant to Section 7.12 or disclosure to any financing sources, lenders, prospective lenders, limited partners, prospective limited partners or their respective representatives and, with respect to Buyer, in accordance with the second to last sentence of this Section 7.10). The Parties agree that the terms of the applicable Confidentiality Agreement, and this Section 7.10, shall apply mutatis mutandis to any information provided on behalf of Buyer, Platinum Equity Advisors, LLC or any of their respective Affiliates or Representatives (who shall be deemed “the Company” and “Representatives of the Company” (as applicable)) for purposes of the applicable Confidentiality Agreement to Sellers’ Representative or Sellers (who each shall each be deemed the “Receiving Party” for purposes of the applicable Confidentiality Agreement). During the Interim Period (except for use and disclosure in the ordinary course of business of the Acquired Companies or as contemplated by this Agreement) and from and after the Closing, for a period of three years thereafter, each Seller shall treat all data and information relating to the Acquired Companies or their respective businesses, assets, liabilities, and all data and information relating to the customers, financial statements, conditions or operations of the Acquired Companies, as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any Person such information and cause its employees, Affiliates and Representatives who have had access to such information to keep confidential and not to use or disclose any such information. Notwithstanding the foregoing, this Section 7.10 shall not prohibit (a) disclosure required by any applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure, and cooperate with the Acquired Companies in the manner contemplated mutatis mutandis by the applicable Confidentiality Agreement), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby to the extent reasonably necessary in connection therewith or (c) any disclosure following the Closing by Sellers’ Representative, Sellers, or any of their respective Affiliates, of an overview of the financial terms of the transactions contemplated by this Agreement, solely in the form of a summary, to current or potential limited partners, investors or financing sources of the Seller’s affiliated investment funds who are bound by customary confidentiality obligations, in connection with customary fundraising and reporting activities.

Section 7.11 Post-Closing Access to Books and Records. From and after the Closing, Buyer shall (and shall cause its Affiliates to) provide Sellers’ Representative, its Affiliates and their Representatives reasonable access, during normal business hours, to the personnel, books and records of the Acquired Companies (and Buyer and its Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing as may be necessary for investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any audit or Proceeding by a Governmental Authority against any Seller; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of Buyer or the Acquired Companies, and Sellers’ Representative, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner; provided, further, that all such requests for access shall be directed to Buyer or such Representative of Buyer as Buyer may designate to Sellers’ Representative in writing from time to time, and a Representative of Buyer shall have the right to be present in the event that Sellers’ Representative, any of its Affiliates or any of its or their respective Affiliates, conducts any on-site investigations. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required by this Section 7.11 to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable Law, Contract, fiduciary duty or Permit of Buyer or any of its Affiliates (including any Acquired Company after the Closing), or (iii) is pertinent to any litigation in which Buyer or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith); provided, that, in the event that the restrictions in this sentence apply, Buyer shall provide or cause to be provided to Sellers’ Representative a reasonably detailed description of the information not provided and (in the case of clause (i) or (ii) of this sentence) Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Sellers’ Representative to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law, Contract, fiduciary duty or Permit. Buyer shall (and shall cause its Affiliates to), for a period of seven years following the Closing Date, maintain and preserve all books and records of the Acquired Companies (and Buyer and its Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing.

Section 7.12 Press Releases and Communications. No press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by Buyer without the prior written consent of Sellers’ Representative, or by Sellers or Sellers’ Representative without the prior written consent of Buyer, unless required by applicable Law, any Governmental Authority or any rule or other requirement of any applicable securities exchange (in each case, on the advice of outside counsel), in which case the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance; provided, that the foregoing shall not restrict any Party from disclosing any information regarding the transactions contemplated by the Agreement or the other Transaction Documents (a) to any of its direct and indirect equity holders (including fund limited partners), Affiliates and its and their respective Representatives and financing sources, (b) for purposes of compliance with its or its Affiliates’ respective financial or Tax reporting obligations, (c) in connection with its or its Affiliates’ fundraising or marketing activities or (d) as may be required to enforce the terms of this Agreement, provided further, that the forgoing shall not restrict Buyer, Buyer Parent or Platinum Equity Advisors, LLC (or with respect to the following clause (iii), Sellers or Sellers’ Representative) from disclosing any information regarding the transactions contemplated by the Agreement or other Transaction Documents (i) as may be required by applicable Law, the fiduciary duties of the Buyer, Buyer Parent, Buyer Parent’s board of directors or Platinum Equity Advisors, LLC, (ii) as may be required by obligations pursuant to any listing agreement with any national securities exchange or (iii) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 7.12, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 7.12 shall restrict or prohibit Buyer, Buyer Parent or Platinum Equity Advisors, LLC or any of their respective affiliates from making any (i) customary announcement or other communication in connection with the arrangement of the Financing (including, for the avoidance of doubt, such announcement or communications that Buyer, Buyer Parent or Platinum Equity Advisors, LLC reasonably determines in good faith are required to ensure that any document concerning the Financing does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they are made), or (ii) any disclosures regarding the Company in connection with the Financing to the extent that such disclosure is of the type and nature previously disclosed by the Company to investors in its securities. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Authority made pursuant to Section 7.04 shall be governed by Section 7.04 and not this Section 7.12.

Section 7.13 Buyer Financing.

(a) Buyer shall and shall cause its Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, customary or advisable to consummate the Financing contemplated by the Financing Commitments on the terms and conditions described therein as soon as practicable following the date hereof (taking into account the Marketing Period), including using reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof (as may be modified pursuant to the terms of the Debt Commitment Letters), provided that there will be no obligation to extend the duration of such Financing Commitments beyond their initial terms; (ii) negotiate definitive agreements with respect to the Financing contemplated by the Financing Commitments in accordance with the terms and conditions (including any related “flex” provisions) set forth in the Debt Commitment Letters or on such other terms and conditions acceptable to Buyer so long as such terms and conditions do not include any additional conditions other than those set forth in the Debt Commitment Letters that would reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing, and entering into such definitive agreements, (iii) satisfy on a prompt and timely basis all the conditions to the Financing (and complying with all the obligations) contemplated by the Financing Commitments to the extent such conditions (and obligations) relate to Buyer and are in Buyer’s of any Affiliate of Buyer’s control, including by seeking a waiver (if deemed advisable by Buyer) of any applicable conditions, (iv) if the conditions to the availability of the Financing have been satisfied or waived, cause the funding of the facilities under the Financing Commitments and (v) otherwise comply with Buyer’s covenants and other obligations under the Financing Commitments and the definitive agreements related to the Financing.

(b) Buyer shall give Sellers’ Representative prompt notice of (i) any actual material breach or default, termination, cancellation or repudiation of the Financing Commitments or other Financing Document (as defined below) by any party thereto of which Buyer becomes aware, (ii) if and when Buyer becomes aware that any portion of the Financing contemplated by any Financing Commitment is not available (other than any reduction thereof corresponding to the amount of proceeds received from the issuance of any debt or equity securities in connection therewith) to consummate the transactions contemplated hereby, (iii) the receipt of any written notice or other written communication from any Person with respect to any (A) actual or threatened breach, default, termination, rescission or withdrawal by any party to any Financing Commitment or (B) material dispute or disagreement between or among any parties to the Financing Documents with respect to the obligation to fund the Financing or the amount of the Financing Commitment to be funded at Closing, as may be modified pursuant to the terms of the Debt Commitment Letters (but excluding for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing Commitments), (iv) if Buyer determines in good faith it will not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by any Financing Commitment or the definitive agreements with respect thereto (such definitive agreements related to the Financing, collectively, with the Financing Commitments, the “Financing Documents”) that is sufficient for the Financing Purposes and (v) the entrance into, and copies of, any Financing Documents or amendments, replacements or supplements to any Financing Commitment.

(c) Without limiting the obligation to provide such information without request as provided in the immediately preceding paragraph, as soon as reasonably practicable, but in any event within three Business Days, after the date Sellers’ Representative delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by Sellers’ Representative relating to any circumstance referred to in clauses (i) through (v) of Section 7.13(b). Without limiting the foregoing, Buyer shall keep Sellers’ Representative reasonably informed on a reasonably current basis of material developments in its efforts to arrange the Financing.

(d) If the Debt Financing, or any portion thereof (to the extent any portion of the Debt Financing that remains available is not sufficient for the Financing Purposes and other than any reduction thereof corresponding to the amount of proceeds received from the issuance of any debt or equity securities in connection therewith), becomes unavailable to Buyer on the terms and conditions set forth in the Debt Commitment Letter, Buyer shall promptly notify Sellers’ Representative and shall use commercially reasonable efforts to obtain substitute debt financing, including from alternative sources, on terms and conditions that are (x) no less favorable in any respect to Buyer than those terms and conditions set forth in the applicable Debt Commitment Letters (other than such adverse changes that are immaterial, in the aggregate) and are sufficient for the Financing Purposes or (y) otherwise acceptable to Buyer and are sufficient for the Financing Purposes (“Substitute Financing”); provided, that the terms and conditions of such Substitute Financing (related to the terms and conditions set forth in the respective Debt Commitment Letters as in effect on the date hereof) shall not (i) materially delay or impact the funding of the Debt Financing on the Closing Date, (ii) materially and adversely affect the ability of Buyer to enforce its rights against any of the sources of the Debt Financing or (iii) add new (or modify any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall (i) comply in all material respects with the Financing Commitments, (ii) enforce in all material respects their rights under each Financing Commitment, including causing the Financing Sources to fund the Financing (including taking enforcement actions, including specific performance), and (iii) not permit, without the prior written consent of Sellers’ Representative, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, any Financing Commitment or Financing Document, other than amendments, modifications, supplements, waivers, restatements or replacements to the Financing Commitments or the definitive agreements if such amendment, modification, supplement, waiver, restatement or replacement would not reasonably be expected to (A) reduce the aggregate amount of the Financing (including as a result of changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) unless (I) in the case of any reduction in the amount of the Debt Financing, the Equity Financing is increased by a corresponding amount or (II) the aggregate amount of the Financing would still be sufficient for the Financing Purposes, (B) impose new or additional conditions, amend or modify in any manner materially adverse to the interests of the Company, or otherwise expand any conditions, to the receipt of the Financing in a manner that could reasonably be expected to (I) delay or prevent the consummation of the Financing, (II) make the funding of any portion of the Financing (or satisfaction of the conditions to obtaining of the Financing) materially less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against any other party to any Financing Document, the ability of Buyer to consummate the transactions contemplated hereby; provided that the foregoing restrictions shall not apply to the implementation of any flex provisions under the Debt Commitment Letter or any related Fee Letters as of the date hereof; provided, further, that, for the avoidance of doubt, Buyer may amend the Debt Commitment Letter, any related fee or engagement letters or definitive agreement related to the Debt Financing to add lenders, arrangers, bookrunners, agents, managers or similar entities who had not executed such Debt Commitment Letter or such other agreement as of the date of this Agreement and amend titles, allocations, commitment adjustments and fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities.

(f) In the event that all conditions to the Financing Documents have been satisfied, Buyer shall cause its Financing Sources to fund the Financing Commitments required to consummate the transactions contemplated hereby on the Closing Date.

(g) Notwithstanding anything to the contrary in this Agreement, (i) Buyer and its Affiliates may pursue the Follow-On Financing, and Buyer’s obligation to obtain the Financing contemplated by the Financing Commitments will be reduced to the extent of any net proceeds obtained by Buyer in the Follow-On Financing, and (ii) Buyer may exercise its rights under Section 6.7 of the Investment Agreement.

Section 7.14 Financing Cooperation of Sellers.

(a) Prior to the Closing, Sellers shall cause the Acquired Companies to, and shall use reasonable best efforts to cause the Acquired Companies’ respective officers, employees and other Representatives to, in each case, use reasonable best efforts to provide, subject to Buyer’s reimbursement obligations hereunder, such cooperation as reasonably requested by Buyer in connection with the arrangement, marketing or closing of the Financing contemplated by the Financing Commitments, pursuant to the Follow-On Financing or in connection with the preparation and filing of the Proxy Statement, including any public offering of Buyer Parent Common Stock or high yield financing. Such reasonable best efforts shall include to the extent reasonably requested by Buyer: (i) assisting in preparation for and participating in a reasonable number of meetings, drafting sessions, rating agency presentations, sessions with prospective lenders, investors and rating agencies, due diligence sessions (including accounting due diligence sessions), road shows and other customary syndication activities, (ii) assisting Buyer, its Financing Sources and each of their respective Affiliates in preparing confidential information memoranda, rating agency presentations, offering documents, registration statements, prospectuses, offering memoranda, term sheets, private placement memoranda and similar documents, including the execution of customary representation letters in connection therewith (including with respect to the absence of material non-public information in the public side version of documents distributed to potential lenders and the absence of material misstatements), (iii) otherwise providing to Buyer and its Financing Sources the Required Information and such other documents and information in the Acquired Companies’ possession, custody or control customarily required for the types of Financing contemplated by the Financing Commitments or pursuant to the Follow-On Financing (including such information concerning the Sellers, the Acquired Companies or their Affiliates that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement on Schedule 14A (including the information specified therein by reference to Form S-4) or registration statement pursuant to Form S-4, or, in each case, any successor form thereto required to be filed by Buyer Parent in connection with the Financing (together with any related materials, amendments or supplements thereto, the “Proxy Statement”)), (iv) assisting, and using reasonable best efforts to cause the independent auditors of the Company and the Company’s Subsidiaries to assist and cooperate with Buyer in connection with the Financing, the preparation and filing of the Proxy Statement and the Follow-On Financing, including by (A) providing consent to any offering memoranda, registration statement or any Proxy Statement that includes or incorporates the Company’s consolidated financial information and their reports thereon, customary auditors reports and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and the Company’s Subsidiaries, (B) providing reasonable assistance with preparation of pro forma financial information and financial statements to the extent reasonably required by Buyer, Buyer’s Financing Sources or in connection with the Follow-On Financing or the preparation of any Proxy Statement, provided, that the Acquired Companies shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information and (C) attending accounting due diligence sessions in connection with the Financing or Follow-On Financing, (v) cooperating in connection with, and executing and delivering as of (but not before, with the exception of a certificate of the chief financial officer of the Company with respect to certain financial information in the offering documents not otherwise covered by the “comfort” letters described above) the Closing, any pledge and security documents, other definitive financing documents, or other customary certificates, customary legal opinions or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company with respect to (A) solvency matters relating to the Acquired Companies on a consolidated basis and (B) certain financial information in the offering documents, registration statement and/or prospectus not otherwise covered by “comfort” letters described above and including delivering original copies of all certified securities (with transfer powers executed in blank) and cooperating with any collateral appraisals and field examinations as may be reasonably requested by Buyer and the Debt Financing Sources) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the Payoff Letters to the extent contemplated by this Agreement and the release of related Liens and termination of security interest, in each case, in a form reasonably satisfactory to Buyer and the Financing Sources providing the Debt Financing, and (y) cooperation in connection with Buyer’s efforts to obtain surveys, non-invasive and non-intrusive environmental assessments, title insurance and similar items, if applicable), (vi) assisting Buyer to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to the Acquired Companies, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Acquired Companies, if any (not needed for other purposes), to be made available on the Closing Date for the Financing Purposes, (viii) establishing bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Financing, (ix) providing as promptly as reasonably practicable (and in any event, at least five (5) Business Days prior to the Closing Date) all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, if the Company or any of the Company’s Subsidiaries that will be a borrower under the Debt Financing qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a Beneficial Ownership Certification in relation to each such entity, in each case to the extent requested at least eight (8) Business Days prior to the anticipated Closing Date and (x) otherwise reasonably cooperating in Buyer’s efforts to obtain the Financing, consummate the Follow-On Financing, prepare and file the Proxy Statement and to satisfy all conditions applicable to Buyer set forth in the Financing Commitments that are within the control of the Sellers or the Acquired Companies. If any information relating to the Sellers, the Acquired Companies or any of their respective Affiliates is discovered by the Sellers or the Acquired Companies that should be set forth in an amendment or supplement to the Proxy Statement or any document required to be publicly filed in connection with the Follow-On Financing so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Sellers’ Representative shall as promptly as practicable notify Buyer Parent.

(b) Notwithstanding the foregoing, the cooperation and actions contemplated in Section 7.14(a) shall not be required to be taken if any such cooperation or action (i) unreasonably interferes with the ongoing operations of the Acquired Companies, (ii) causes any representation or warranty of Sellers in this Agreement to be breached in a manner that would allow Buyer to terminate this Agreement (in each case, unless such termination right with respect to such breach is waived by Buyer), (iii) causes the failure of any condition to Closing set forth in Article VIII to be satisfied or otherwise causes any breach of any covenant or agreement or any Seller in this Agreement (in each case, unless such condition or breach, as applicable, is waived by Buyer), (iv) requires any Seller or any of its Affiliates (including the Acquired Companies) to take any action that would reasonably be expected to conflict with or violate its respective Organizational Documents or any Law or results in a material violation or breach of or default thereunder (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default thereunder), or give rise to a right of termination, cancellation or acceleration of any obligation thereunder, (v) involves any binding commitment by any Seller or any of its Affiliates (other than the Acquired Companies), (vi) involves any binding commitment by any Acquired Company which commitment is not conditioned on the Closing and does not terminate without Liability to any Seller and its Affiliates (including the Acquired Companies) upon the termination of this Agreement, (vii) requires the delivery or execution of any agreement by any Seller or any of its Affiliates (other than the Acquired Companies), (viii) requires any Acquired Company to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Commitment Letters prior to the Closing or (ix) requires Sellers, any Acquired Company or any of their Affiliates to cause any director or officer to sign any closing certificate or solvency certificate to be delivered at the Closing (it being understood and agreed that it shall be Buyer’s obligation to cause such certificates to be delivered by Persons in their capacities as directors or officers of Buyer or the Acquired Companies after the Closing).

(c) If the Financing is consummated, Buyer shall indemnify and hold harmless each Seller and its Affiliates (including the Acquired Companies) and its and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing; provided, however, that the foregoing indemnification shall not apply to the extent that such Losses resulted from (i) the willful misconduct or gross negligence of Seller, its Affiliates and its and their respective Representatives or (ii) information provided for the express purpose of the Financing. Buyer shall promptly reimburse each Seller and its Affiliates (including the Acquired Companies) for all reasonable and documented out-of-pocket costs incurred by such Seller and its Affiliates (including the Acquired Companies) and its and their respective Representatives, in each case, in connection with the assistance or activities contemplated by this Section 7.14; provided, however, that for the avoidance of doubt, the Acquired Companies shall bear (without reimbursement) all costs and expenses incurred by them with respect to the preparation, review, audit and delivery of (x) historical financial statements or (y) any other financial statements, financial information or other materials that (in the case of this clause (y)) (1) were prepared prior to the date hereof or (2) are prepared after the date hereof in connection with the applicable requirements of the agreements governing the Acquired Companies’ existing indebtedness or other agreements.

(d) Without limiting the representations and warranties set forth in Article III, Article IV and Article V, respectively, and except with respect to Fraud or any breach of this Section 7.14, no Seller or any of their Affiliates (including the Acquired Companies) shall have any Liability to Buyer or any of its Affiliates in respect of the financial information or data or other information provided pursuant to this Section 7.14 or otherwise in connection with the arrangement of financing by or on behalf of Buyer.

(e) Sellers hereby consent to the use of Acquired Companies’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Acquired Companies or the reputation or goodwill of the Acquired Companies.

(f) Except to the extent permitted to be disclosed to potential investors and lenders in connection with the Financing Commitments or the Follow-On Financing or as required to be disclosed in connection with the filing of any Proxy Statement, all non-public information or otherwise Confidential Information (as defined in the Confidentiality Agreement between Buyer Parent and the Company) regarding the Acquired Companies obtained by Buyer shall be kept confidential in accordance with the Confidentiality Agreement between Buyer Parent and the Company (as amended pursuant to Section 7.10).

Section 7.15 Representations and Warranties Insurance Policy. Buyer shall cause the R&W Insurance Policy to be issued timely after the Closing (in accordance with the terms of the binder thereof) and remain in full force and effect thereafter in accordance with the terms thereof. Other than in connection with any Fraud, notwithstanding anything to the contrary contained herein, Buyer, its Affiliates and its and their respective Representatives shall have no recourse to Sellers for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of Sellers or their Affiliates in this Agreement (or in any certificate or Joinder delivered hereunder), and the sole and exclusive remedy and recourse of Buyer, its Affiliates and its and their respective Representatives for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of Sellers or their Affiliates in this Agreement (or in any certificate or Joinder delivered hereunder) shall be to recover under the R&W Insurance Policy, provided, however, for the avoidance of doubt, that the foregoing shall not apply to any recourse under Section 9.02 with respect to any covenant or agreement set forth in this Agreement. The R&W Insurance Policy shall expressly provide that the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue any subrogation rights against Sellers and any of their Affiliates or any of their respective equityholders, officers, directors, employees, agents, advisors or Representatives, except in the case of Fraud by such Person, as applicable. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence. Pursuant to the terms of the R&W Insurance Policy, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of the R&W Insurance Policy.

Section 7.16 Pre-Closing Reorganization.

(a) Prior to the Closing, the BlockerCo Sellers will cause the Pre-Closing Reorganization to occur in accordance with and pursuant to the steps set forth in Exhibit E attached hereto; provided, that, prior to the Closing, subject to Section 7.16(b), Sellers may amend Exhibit E with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Buyer may withhold consent to any such amendment in its sole discretion if such amendment would reasonably be expected to cause any Liability, including Taxes, to Buyer or any of its Affiliates (including the Acquired Companies), other than any Liability that is specifically included as a Liability in (i) Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, in each case, as finally determined in accordance with Section 2.04 and (ii) in the estimates thereof reflected in the Estimated Adjustment Amount.

(b) Sellers’ Representative shall keep Buyer informed of the status of the Pre-Closing Reorganization, including from time to time upon request by Buyer. With respect to each transaction in the Pre-Closing Reorganization, prior to the Closing, Sellers’ Representative shall, and shall cause the Sellers and the Acquired Companies to, (i) provide Buyer with a reasonable opportunity to review and comment on the documents intended by Sellers to effect the Pre-Closing Reorganization, (ii) consider in good faith revising such documents to reflect reasonable comments from Buyer, (iii) bear all costs and expenses of the Pre-Closing Reorganization (except costs and expenses incurred by the Buyer Parties in reviewing and commenting on the Pre-Closing Reorganization process prior to Closing), (iv) ensure that the Pre-Closing Reorganization, and the documents entered into in connection therewith, will not (A) include any representations, warranties, covenants or agreements of the Acquired Companies that survive the Closing (whether or not any claim has been made thereunder at or prior to the Closing), (B) otherwise provide for the payment or incurrence of any Liability by any Acquired Company of consideration that is not paid or otherwise satisfied in full prior to the Closing or as a Liability in Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, and (v) effect the Pre-Closing Reorganization without any Liability, including Taxes, to Buyer or any of its Affiliates (including the Acquired Companies), other than any Liability relating to costs and expenses incurred by the Buyer Parties in reviewing and commenting on the Pre-Closing Reorganization process prior to Closing or that is specifically included as a Liability in (A) Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, in each case, as finally determined in accordance with Section 2.04 and (B) the estimates thereof reflected in the Estimated Adjustment Amount. Prior to the Closing, Sellers’ Representative shall deliver to Buyer reasonable evidence that the Pre-Closing Reorganization has been completed in accordance with Exhibit E and this Section 7.16.

Section 7.17 Drag-Along Notice. The Blackstone Sellers shall take all action reasonably necessary to exercise and enforce their respective rights to compel transfer of the LP Interests owned by the limited partners of the Company that are not parties to this Agreement as of the Execution Date (the “Dragged Sellers”), in accordance with Section 8.4 of the Company LP Agreement, including taking all action reasonably necessary to compel each Dragged Seller to execute a Form of Joinder set forth as Exhibit F hereto (a “Joinder”) (including by satisfying the conditions set forth in Section 8.6 of the Company LP Agreement) and comply with the obligations of a CTOS Seller under this Agreement; provided that, if, notwithstanding such action, one or more Dragged Sellers have not (on their own behalf) executed and delivered a Joinder as of the Business Day immediately prior to the Closing Date, then the Blackstone Sellers shall cause the General Partner to execute a Joinder for each such Dragged Seller in accordance with the terms of the Company LP Agreement. The Blackstone Sellers shall provide Buyer with drafts of all material documents to be distributed to Dragged Sellers in connection with obtaining Joinders therefrom for review prior to their distribution, and will in good faith take into account any reasonable comments timely provided by Buyer for incorporation into such documents.

Section 7.18 Exclusivity.

(a) Sellers shall, and shall cause their Affiliates (including the Acquired Companies) and their respective Representatives to, promptly cease and cause to be terminated any existing activities, including discussions or negotiations with, any Person (other than Buyer and its Representatives and Affiliates) conducted prior to the date hereof, with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement).

(b) During the Interim Period, Sellers shall not, and shall cause their Affiliates (including the Acquired Companies) and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 7.16) or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, that this Section 7.18(b) shall not apply to any communications related to the transactions contemplated by this Agreement. During the Interim Period, Sellers shall reasonably promptly notify Buyer in writing of the existence of any written proposal received by or on behalf of any Seller or Acquired Company with respect to any Acquisition Proposal.

Section 7.19 Restrictive Covenants.

(a) During the Interim Period (solely with respect to the Blackstone Sellers) and for a period of two years following the Closing Date (with respect to all Sellers), (i) (A) each Seller (other than the Blackstone Sellers) shall not, and shall cause its Affiliates (excluding, prior to the Closing, the Acquired Companies) not to, and (B) the Blackstone Sellers and their Affiliates shall not, directly or indirectly, solicit or employ or otherwise seek to employ, any Covered Employee, provided that (I) this clause (i) shall not apply with respect to any solicitation for employment by a Seller or its Affiliates of a Covered Employee who (x) has not been employed with the Acquired Companies for a period of twelve consecutive months as of the commencement of such solicitation and (y) was not, directly or indirectly, solicited for employment by such Seller or its Affiliates or the Blackstone Sellers or their Affiliates, as applicable, in violation of this Section 7.19 at any time prior to the end of such twelve-month period and (II) for the avoidance of doubt, the Blackstone Sellers shall be responsible for any violation of this Section 7.19(a) by their Affiliates, and (ii) each Non-Compete Seller agrees that it shall not, and shall cause its Affiliates (excluding, prior to the Closing, the Acquired Companies) not to, solicit or encourage any customers, suppliers, partners or distributors of, or other Persons having a business relationship with, any Acquired Company or Buyer or any of their respective Subsidiaries to cease doing business with, alter the terms of its business with, or otherwise alter its relationship with, the Acquired Companies, Buyer and/or their respective Subsidiaries, as applicable, in a manner adverse to the Acquired Companies (it being agreed, for the avoidance of doubt, that activities on behalf of the Acquired Companies in the ordinary of business consistent with past practice prior to the Closing shall not be deemed a breach of this clause (ii)).

(b) In consideration for the agreements of Buyer herein, each Non-Compete Seller that has not executed a separate non-competition agreement with Buyer and Buyer Parent effective as of the Execution Date hereby covenants and agrees that, during the Protected Term, unless expressly permitted in writing by Buyer, such Non-Compete Seller shall not and shall not permit any of its Affiliates to, directly or indirectly, for its own account or for the account of any other Person: (x) initiate, undertake, acquire, participate in or engage in any Competing Activity, or (y) operate, perform, control, manage or have any ownership or debt interest or Equity Interest in (excluding the ownership, individually and in the aggregate with such Non-Compete Seller and all of its Affiliates, of less than 5% of the outstanding voting stock of any corporation whose common stock is listed on any securities exchange so long as neither such Non-Compete Seller nor any of its Affiliates actively participates in the management or operation of such corporation), or otherwise provide any financial, operational or technical assistance to, any Person or business that engages in a Competing Activity during the Protected Term (excluding, for the avoidance of doubt, the operation of the Acquired Companies prior to the Closing). For the purposes of this Agreement, (i) “Competing Activity” means any business that is the same as, or directly competitive in any material respect with, the material business conduct of the Acquired Companies during the six months prior to the Closing, and (iii) the “Protected Term” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

(c) Each Seller, as applicable, agrees that the covenants set forth in this Section 7.19 (i) are reasonable in scope and time, (ii) are reasonable restrictions to protect the legitimate business interests and goodwill of the Acquired Companies, Buyer and their respective Subsidiaries, and (iii) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration. In the event any provision of this Section 7.19 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 7.20 Section 280G.

(a) The Company and each of its Subsidiaries shall use reasonable best efforts to obtain, prior to the initiation of the equityholder approval procedure described in Section 7.19(c), from each Person to whom any payment or benefit is required or proposed to be made or retained that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the Company and its Subsidiaries, as applicable, in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(b) In connection with the foregoing, Buyer (i) shall reasonably cooperate with the Company to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Buyer or any of its respective Affiliates prior to or at the Closing (“Buyer Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) shall provide the Company with information reasonably necessary to make such determination and prepare the required disclosure within a reasonable period of time prior to the Company obtaining the waivers and soliciting the vote as set forth in Section 7.19(a). To the extent Buyer provides incorrect or incomplete information related to the Buyer Payments that directly results in the Company making an incorrect determination that a Person is not entitled to Section 280G Payments and accordingly does not seek a waiver from any such Person, such failure to seek a waiver shall not by itself be deemed a breach of this Section 7.20. The Company shall provide drafts of all disclosure documents, waivers, “parachute payment” calculations and other relevant documents to Buyer for review a reasonable period of time prior to obtaining such waivers or soliciting such vote and will implement any reasonable comments provided by Buyer for incorporation into such waivers and documents.

(c) Prior to the Closing, the Company and each of its Subsidiaries shall seek to obtain the approval of equityholders of the Company and its Subsidiaries, as applicable, in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.19(a) to receive or retain, as applicable, such Person’s Waived Benefits; provided, that, so long as the Company and its Subsidiaries have complied with the requirements set forth in Section 7.20(a) and this Section 7.20(c), in no event shall this Section 7.20 be construed to require the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Subsidiary or any other Person, and in no event shall the Company or any of its Subsidiaries be deemed in breach of this Section 7.20 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

Section 7.21 Compliance with ISRA. In connection with the Leased Real Property located at 1400 Union Landing Road in Cinnaminson, New Jersey, the Company shall take commercially reasonable actions to comply with all applicable requirements of the New Jersey Industrial Site Recovery Act, as amended, and all regulations promulgated thereunder (“ISRA”) arising from the execution and transactions contemplated by this Agreement including, to the extent required and applicable: (i) within five (5) days after the signing of this Agreement, submitting a General Information Notice (as defined under ISRA) to the New Jersey Department of Environmental Protection (“NJDEP”) identifying the Company, or a Subsidiary, as the person responsible for any required remediation, (ii) retaining a Licensed Site Remediation Professional (“LSRP”), provided that Buyer shall select the LSRP and approve the terms of the LSRP’s retention, (iii) engaging such LSRP to conduct and prepare a Preliminary Assessment (as defined under ISRA), and (iv) such other investigation or remediation required to achieve compliance with ISRA within required timeframes as evidence by a site-wide Response Action Outcome (as defined under ISRA). If the Company is unable to complete compliance with ISRA prior to Closing, then at least two (2) Business Days prior to Closing the Company shall, subject to Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed), execute and submit to NJDEP the following to allow the consummation of the transactions contemplated by this Agreement to occur in compliance with ISRA: (I) a Remediation Certification (as defined under ISRA) identifying the Company, or a Subsidiary, as the party responsible for ISRA compliance after Closing, (II) a Remediation Cost Review and Remediation Funding Source/Financial Assurance Form (as defined under ISRA), and (III) any Remediation Funding Source (as defined under ISRA) in the amount established by the LSRP required in connection with submittal of such forms. To the extent required after Closing, the Company shall ensure that all such actions are taken as required in connection with compliance with ISRA as a result of the consummation of the transactions contemplated by this Agreement. As between Seller and Buyer, Buyer shall be responsible for costs and expenses relating to the undertakings set forth in this Section 7.21.

Article VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to All Parties’ Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) no Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 8.02 Conditions to Buyer’s Obligations. The obligation of each of Buyer Parent and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) (i) the Seller Fundamental Representations shall be true and correct (A) in all respects (except for inaccuracies that are de minimis relative to such Sellers, collectively) with respect to all Sellers other than the Blackstone Sellers and the Non-Compete Sellers and (B) in all respects (except for de minimis inaccuracies) with respect to the Blackstone Sellers and the Non-Compete Sellers, in each case as of the Closing Date with the same force and effect as though made on such date; (ii) the representations and warranties set forth in Section 5.06(n) (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications) shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on such date; (iii) the representation and warranty set forth in the last sentence of Section 4.07 shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date; and (iv) the representations and warranties (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 5.06(n) and Section 4.07) set forth in Article III, Article IV and Article V shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

(b) each Seller (or, with respect to deliveries to be made at the Closing, Sellers’ Representative on each Seller’s behalf, as applicable, to the extent permitted by this Agreement) shall have complied with and performed in all material respects all of the covenants and agreements hereunder required to be complied with or performed by them at or prior to the Closing;

(c) each Seller (or Sellers’ Representative on each Seller’s behalf, as applicable) shall have delivered or caused to be delivered to Buyer all of the items required to be delivered under Section 2.03(b);

(d) no effect, event, development or change shall have occurred or arisen since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

(e) prior to the Closing, the Pre-Closing Reorganization shall have occurred in accordance with and pursuant to Section 7.16;

(f) Buyer shall have received (i) a Joinder duly executed (on his, her or its own behalf) by each Dragged Seller who is not a POA-Joined Dragged Seller and (ii) a Joinder duly executed by the General Partner on behalf of each POA-Joined Dragged Seller.

(g) Buyer shall have (i) received all consents or waivers necessary under the Floorplan Financing such that the parties to the Floorplan Financing (other than the Acquired Companies) have no continuing right (A) to consent to this Agreement, its execution, delivery or performance, or the transactions contemplated hereby or (B) to terminate or (except as provided in the applicable consent) amend or modify in any manner the Floorplan Financing or any terms thereof as a result of this Agreement or the transactions contemplated hereby, which consents shall be in form and substance reasonably satisfactory to Buyer and duly executed by the applicable parties to the Floorplan Financing or (ii) refinanced the Floorplan Financing pursuant to comparable financing arrangements such that the parties to such replacement financing (other than the Acquired Companies) have no continuing right (A) to consent to this Agreement, its execution, delivery or performance, or the transactions contemplated hereby or (B) to terminate or amend or modify in any manner such replacement financing or any terms thereof as a result of this Agreement or the transactions contemplated hereby, which replacement financing shall be in form and substance reasonably satisfactory to Buyer; provided, that any amendment or modification reflected in any such consent (or any such replacement financing) shall be reasonably satisfactory to Buyer so long as (I) in the case of a replacement financing, the lender is reasonably satisfactory and (II) such amendment or modification (or replacement financing) would not reasonably be expected (x) to adversely alter in any respect any of the terms under the Floorplan Financing (or, in the case of replacement financing, include terms thereunder that adversely differ from the applicable refinanced Floorplan Financing) with respect to the aggregate commitments by the lenders thereunder, the base rates, margins or other fees or interest payable with respect to any amounts borrowed thereunder, the maturities of credit advances thereunder, the amounts, timing or other terms with respect to any curtailment payments thereunder, the security or collateral required thereunder, unless all such adverse alterations or differences, as applicable, are immaterial, individually and in the aggregate, (y) individually or in the aggregate with other amendments or modifications, to adversely impact in any material respect covenants or events of default under the Floorplan Financing as they relate to the ability of the Acquired Companies to incur, maintain and perform their obligations in connection with the Debt Financing, or (z) individually or in the aggregate with other amendments or modifications, to adversely alter in any material respect any other terms of the Floorplan Financing; and

(h) Buyer shall have obtained the Financing described in the Financing Commitments on the terms set forth in the Financing Commitments in an amount that (together with the net proceeds Buyer shall have obtained from the Follow-On Financing) is sufficient for the Financing Purposes.

Section 8.03 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) (i) the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date; (ii) the representation and warranty set forth in Section 6.14 shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date and (iii) the representations and warranties set forth in Article VI shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect with respect to the Buyer Group, taken as a whole (applying clause (a) of the definition of Material Adverse Effect to the Buyer Group mutatis mutandis);

(b) Each of Buyer and Buyer Parent shall have complied in all material respects with all of the covenants and agreements in this Agreement required to be complied with by it at or prior to the Closing;

(c) The shares of Buyer Parent Common Stock issuable pursuant to the Rollover Agreements shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

(d) Buyer shall have delivered or caused to be delivered to Sellers or Sellers’ Representative all of the items required to be delivered under Section 2.03(c).

Article IX
SURVIVAL AND REMEDIES

Section 9.01 Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than (i) the covenants and agreements contained in this Agreement which require performance at or prior to the Closing, which shall survive the Closing for a period of nine months and (ii) each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed; provided (x) the representations and warranties for which coverage is provided in the R&W Insurance Policy shall survive the Closing for the period of time for which such coverage applies solely for the purpose of permitting recovery under such policy and without recourse to Sellers or any of their Representatives and (y) any claim made pursuant to Section 9.02 in respect of any covenant or agreement contained in this Agreement prior to the expiration of the survival period with respect to such covenant or agreement shall survive until such claim is fully and final resolved. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder (provided, that the foregoing shall not limit (a) any claim or recovery that may be available to Buyer under any representation and warranty insurance policy that may be procured by Buyer in connection with the transactions contemplated hereby or (b) any for claim of Fraud).

Section 9.02 Buyer Indemnitees.

(a) Subject to the other applicable terms and conditions of this Article IX, Buyer and its Representatives (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless, (i) solely out of the funds contained in the Indemnity Escrow Account (except in instances of Fraud), from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of, based upon, with respect to or by reason of (A) any breach or non-fulfilment of, or failure to perform, any covenant or agreement set forth in this Agreement to be performed by Sellers at or prior to Closing pursuant to this Agreement or (B) any Dragged Seller Losses; and (ii) solely out of the funds contained in the Indemnified Tax Escrow Account, from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of, based upon, with respect to or by reason of any (A) any Indemnified Tax Matter or (B) any Dragged Seller Losses.

(b) Except in the case of Fraud, (i) the Buyer Indemnitees shall not be entitled to indemnification against any Losses pursuant to Section 9.02(a) in an aggregate amount that exceeds (A) the Indemnity Escrow Amount (plus any earnings thereon), in the case of Section 9.02(a)(i), or (B) the Indemnified Tax Escrow Amount (plus any earnings thereon), in the case of Section 9.02(a)(ii), and (ii) recovery from the Indemnity Escrow Account or the Indemnified Tax Escrow Amount, as applicable, will represent the sole and exclusive remedy of the Buyer Indemnitees for any such claims under this Agreement (subject, however, to recourse to the R&W Insurance Policy).

(c) Other than in respect of Fraud, any Losses indemnifiable hereunder pursuant to Section 9.02(a) with respect to which recovery against the R&W Insurance Policy is not available (whether by reason of claim denial, exclusion, application of deductible or retention, or otherwise) shall be satisfied solely from, and to the extent of, the amounts available in (i) the Indemnity Escrow Account, in the case of Section 9.02(a)(i), or (ii) the Indemnified Tax Escrow Account, in the case of Section 9.02(a)(ii).

(d) No Buyer Indemnitee shall be entitled to recover for the same Loss relating to any matter more than once to prevent duplicative recovery. Nothing in this Article IX shall be deemed to override any duty of mitigation of damages under applicable Law.

(e) In the event that any Buyer Indemnitee is entitled to indemnification pursuant to this Section 9.02, the Sellers’ Representative and Buyer shall take all action required for the release of the applicable Indemnity Escrow Funds to Buyer or such Buyer Indemnitee as directed by Buyer. Upon the termination of the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement, the Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative for distribution to the applicable Sellers the excess of the then remaining Indemnity Escrow Funds over the aggregate amount of Losses claimed under Section 9.02(a) as of the time of such termination. Any payments made pursuant to this Section 9.02 shall be treated as adjustments to the consideration payable for the Company Interests under this Agreement, except as otherwise required by applicable Law.

(f) The amount of any Losses for which Buyer Indemnitees are entitled to indemnification pursuant to this Section 9.02 shall be net of (i) any insurance proceeds actually paid to Buyer Indemnitees as an offset against such Losses (a “Collateral Source”), net of any documented costs of investigation, collection, co-payments, premium increases, retentions, other costs related to the underlying claim, and (ii) any amounts for which a specific liability is included in the calculation of Closing Working Capital or the computation of Closing Indebtedness.

Section 9.03 Exclusive Remedy; Disclaimer.

(a) From and after the Closing, the remedies provided in Section 2.04, Section 7.05, Section 7.09, Section 7.14, Section 9.01 and Section 9.02 shall be the sole and exclusive remedies for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement or any Joinder delivered hereunder. Except as expressly provided in this Agreement, each of Buyer and each Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of their respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity. The provisions of this Section 9.03 will not, however, prevent or limit a cause of action (a) on account of Fraud, (b) under Section 2.04 to enforce any decision or determination of the Independent Accountant, (c)  under Section 11.13 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof or (d) against any Party for breach by such Party of any covenant or agreement under this Agreement or any other Transaction Document to the extent such covenant or agreement is to be performed at or after the Closing.

(b) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III, Article IV AND Article V, THE INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLERS, THEIR AFFILIATES AND THEIR REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE ACQUIRED COMPANIES, OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES AS THEY RELATE TO THE COMPANY INTERESTS, THE BLOCKER COMPANY INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES, AND SELLERS, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF ASSETS OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS MATERIALS AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ANALOGOUS FEDERAL, STATE OR FOREIGN LAW OR REGULATION) IN EACH CASE EXCEPT FOR FRAUD OR AS EXPRESSLY SET FORTH IN ARTICLE III, Article IV AND Article V, THIS ARTICLE ix OR IN ANY OTHER TRANSACTION DOCUMENT.

Section 9.04 Termination Fee.

(a) The Parties acknowledge that, in the event that this Agreement is terminated pursuant to Section 10.01(c), then Buyer Parent and its stockholders party to the Voting Agreements may have certain obligations as expressly set forth in the Investment Agreement and the Voting Agreements, respectively, to pay Sellers’ Representative with respect to certain fees, expenses and/or other amounts as expressly set forth in the Investment Agreement or the Voting Agreement, as applicable (collectively, the “Buyer IA Termination Obligations”).

(b) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(f), then Buyer Parent shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Buyer Material Breach Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(c) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(g), then Investor shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Investor Material Breach Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative; provided that in the event the applicable Investor Material Breach is a result of a breach of Section 6.10 (to the extent the claim of a breach of Section 6.10 of the Investment Agreement is in respect of the subject matter of Section 6.14 or Section 6.15 of the Investment Agreement), Section 6.14 or Section 6.15 of the Investment Agreement, then Investor shall pay the Investor Material Breach Alternative Fee in accordance with the foregoing in lieu of the Investor Material Breach Fee.

(d) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(h), then Investor shall pay to the Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Equity Funding Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(e) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(i), then (i) Investor shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Debt Funding Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative and (ii) Buyer Parent shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Buyer Financing Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(f) Until such time as this Agreement is terminated in any of the foregoing circumstances described in this Section 9.04 (or otherwise pursuant to Section 10.01) Section 9.04(a), nothing in this Section 9.04 shall prohibit Sellers from seeking specific performance pursuant to, and on the terms and conditions set forth in Section 11.13; provided, that Sellers shall not be entitled under any circumstances to obtain both (i) payment of a fee or fees (or expenses) in accordance with (or, in the case of the Buyer IA Termination Obligations, contemplated by) this Section 9.04, and (ii) specific performance of the consummation of the Closing pursuant to this Agreement and the Financing Documents. The Parties agree that (x) damages suffered by Sellers in the event that this Agreement is terminated in any of the circumstances described in this Section 9.04 are impossible or very difficult to accurately estimate and (y) the amounts payable pursuant to this Section 9.04 (or, in the case of the Buyer IA Termination Obligations, pursuant to the Investment Agreement or Voting Agreements, as applicable), in the circumstances in which they are payable, are liquidated damages in a reasonable amount that will compensate Sellers, their Affiliates (including the Acquired Companies) and their respective Representatives for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by the reason of the failure of such consummation. Each Party covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.

(g) Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in any of the circumstances described in this Section 9.04, Sellers’ right to receive (i) the Equity Funding Failure Fee, Debt Funding Failure Fee, Investor Material Breach Fee or Investor Material Breach Alternative Fee from Investor (collectively, the “Investor Fees”) and/or (ii) Buyer Material Breach Fee or Buyer Financing Failure Fee (or, under the Investment Agreement, payment with respect to the Buyer IA Termination Obligations) from Buyer Parent (the “Buyer Fees”) in each case, under this Section 9.04 (or, in the case of the Buyer IA Termination Obligations, the Investment Agreement), as applicable, shall be the sole and exclusive remedy of Sellers and their Affiliates against Investor, the Buyer Parties, their respective Affiliates, the Financing Sources and its and their respective Representatives for any Losses or Liabilities suffered as a result of the failure of the Closing to be consummated (or otherwise for any breach or failure to perform under this Agreement, the Investment Agreement, the Platinum Guaranty, the Financing Documents or any inaccuracy of any representation or warranty hereunder), and upon payment of such applicable fees, Sellers shall not pursue or be entitled to pursue (whether at law, in equity, in contract, in tort or otherwise) against Investor, any Buyer Party, their respective Affiliates, the Financing Sources or any of its and their respective Representatives for any Losses or Liabilities arising out of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Sellers, any of their Affiliates (including the Acquired Companies) or any of their respective Representatives be entitled to seek or obtain any recovery or judgment in excess of (x) the applicable Investor Fees against Investor, its Affiliates, the Financing Sources or its or their Representatives or (y) the applicable Buyer Fees against the Buyer Parties or their Affiliates or their Representatives or, in each case under clauses (x) and (y), any of their respective assets, and in no event shall Sellers, any of their Affiliates (including the Acquired Companies) or any of their respective Representatives be entitled to seek or obtain any other damages of any kind against any of Investor, the Buyer Parties, their respective Affiliates, the Financing Sources or its or their Representatives for, or with respect to, this Agreement or the transactions contemplated hereby, including any breach by Investor of the Investment Agreement, the Platinum Guaranty, the Financing Documents, any breach by a Buyer Party of this Agreement, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 9.04(g) shall not limit the right of Sellers’ Representative to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 11.14 prior to the termination of this Agreement or limit the right of Sellers’ Representative to seek specific performance of the Investment Agreement pursuant to, and subject to the limitations in, Section 7.3 of the Investment Agreement prior to the termination of the Investment Agreement. Notwithstanding anything herein to the contrary, each Seller (on behalf of itself and its Affiliates and Representatives) hereby waives any and all rights and claims against Investor’s and the Buyer Parties’ Affiliates and their Representatives (other than (i) the Buyer Parent and Buyer under this Agreement and (ii) Investor under the Investment Agreement, in each case as limited herein) in connection with this Agreement or the Debt Commitment Letters, whether at law or in equity, in contract, in tort or otherwise. In no event will (A) Investor be required to pay (1) an Investor Fee on more than one occasion, (2) more than one Investor Fee or (3) both an Investor Fee and (subject to the following sentence) any other damages or (B) any Buyer Party be required to pay (1) a Buyer Fee on more than one occasion, (2) more than one Buyer Fee or (3) both a Buyer Fee and (subject to the following sentence) any other damages. If a Party fails to timely pay any amount due pursuant to this Section 9.04 and, in order to obtain such payment, the Sellers’ Representative commences a suit on behalf of Sellers that results in a final, non-appealable judgment against such Party that has failed to timely pay such amount, then interest shall accrue on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made. The Parties acknowledge that the agreements set forth in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

(h) Notwithstanding anything in this Agreement to the contrary, no Investor Material Breach Fee or Investor Material Breach Alternative Fee shall be payable pursuant to this Section 9.04 in the event that the Investor establishes that an applicable Investor Material Breach was the result or was partially the result in any material respect of a related breach by Buyer Parent of any of its obligations under the Investment Agreement.

(i) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that there may be circumstance in which (i) Buyer Parent owes the Buyer Material Breach Fee pursuant to Section 9.04(b) and (ii) Investor owes the Investor Material Breach Fee or the Investor Material Breach Alternative Fee pursuant to Section 9.04(c), and in such cases, the Sellers will be entitled to both such fees in accordance with Section 9.04(b) and Section 9.04(c), respectively.

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Buyer and Sellers’ Representative;

(b) by Buyer or Sellers’ Representative, by written notice to the other Party, if the Closing shall not have occurred on or prior to June 3, 2021 (the “Termination Date”), unless extended by written agreement of Buyer and Sellers’ Representative; provided, that if the Marketing Period shall have begun but not be completed by the Termination Date, then Buyer may elect to extend the Termination Date to the last day of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to (i) Buyer if any breach by Buyer or Buyer Parent of this Agreement (including any inaccuracy of any representation or warranty by Buyer) or any other Transaction Document has been the primary cause of the failure of the Closing to occur on or prior to such date and (ii) Sellers’ Representative if any breach by any Seller of this Agreement (including any inaccuracy of any representation or warranty by any Seller) has been the primary cause of the failure of the Closing to occur on or prior to such date;

(c) by Buyer or Sellers’ Representative, by written notice to the other Party, upon the termination of the Investment Agreement in accordance with its terms; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to (i) Buyer if any breach by Buyer or Buyer Parent of this Agreement or the Investment Agreement has been the primary cause of the termination of the Investment Agreement or (ii) Sellers’ Representative if any breach by any Seller of this Agreement has been the primary cause of the termination of the Investment Agreement;

(d) by Buyer or Sellers’ Representative, by written notice to the other Party, if any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable, and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(e) by Buyer, by written notice to Sellers’ Representative, if (i) there is a breach of any covenant or agreement of Sellers set forth in this Agreement or (ii) any representation or warranty of any Seller is inaccurate, in each case, that, individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied if uncured and (B) is not curable, or, if curable, is not cured within the earlier of (1) 30 days after written notice of such breach is given to Sellers’ Representative by Buyer and (2) two Business Days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to Buyer if it is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.03 to be satisfied;

(f) by Sellers’ Representative, by written notice to Buyer, if (i) there is a breach of any covenant or agreement of Buyer or Buyer Parent set forth in this Agreement or (ii) any representation or warranty of Buyer is inaccurate, in each case, that, individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.03 to be satisfied if uncured and (B) is not curable, or, if curable, is not cured within the earlier of (1) 30 days after written notice of such breach is given to Buyer by Sellers’ Representative and (2) two Business Days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to Sellers’ Representative if any Seller is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(g) by Sellers’ Representative, by written notice to Buyer, if there has been an Investor Material Breach; provided, that the right to terminate this Agreement pursuant to this Section 10.01(g) shall not be available to Sellers’ Representative if any Seller is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(h) by Sellers’ Representative, by written notice to Buyer, if (i) the Marketing Period has ended and the conditions set forth in Section 8.01 and Section 8.02 are satisfied or waived (other than Section 8.02(h) and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions expressly stated in the section titled “Conditions” of the Debt Commitment Letters and in Annex IV thereof are satisfied or waived (other than (A) those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur, and (B) the consummation of the Cash Equity Financing (as defined in the Debt Commitment Letters) and the Additional Platinum Equity Financing (as defined in the Debt Commitment Letters (the conditions in this clause (B), the “Platinum Cash Funding Conditions”)) in an amount sufficient to satisfy paragraph 3 of Annex IV of the Debt Commitment Letters) and the Financing Sources party thereto are willing to fund the Debt Financing assuming the concurrent or substantially concurrent funding of the Cash Equity Financing and Additional Platinum Equity Financing, to the extent required to be funded, were to be consummated, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03 acknowledging and agreeing that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03 and (iv) by the end of the earlier to occur of (A) the fourth Business Day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the Business Day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer in accordance with Section 2.01(b) to consummate the Closing as a result of a breach of Investor’s funding obligations under the Investment Agreement (and neither the Sellers’ Representative nor any of the Sellers caused the failure of Buyer to consummate the Closing on a date prior to such termination of this Agreement); or

(i) by Sellers’ Representative, by written notice to Buyer, if this Agreement cannot be terminated pursuant to Section 10.01(h) and (i) the Marketing Period has ended and the conditions set forth in Section 8.01 and Section 8.02 are satisfied or waived (other than Section 8.02(h) and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions expressly stated in the section titled “Conditions” of the Debt Commitment Letters and in Annex IV thereof are satisfied or waived (other than (A) those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur and (B) the Platinum Cash Funding Conditions) and the Financing Sources party thereto are unable or unwilling to fund the Debt Financing assuming the concurrent or substantially concurrent funding of the Cash Equity Financing were to be consummated, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03 acknowledging and agreeing that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03 and (iv) by the end of the earlier of (A) the fourth Business Day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the Business Day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer in accordance with Section 2.01(b) to consummate the Closing as a result of a breach of the Financing Sources’ obligations under the Debt Commitment Letters (and neither the Sellers’ Representative nor any of the Sellers did, in fact, prevent Buyer from consummating the Closing on a subsequent date prior to such termination of this Agreement).

Section 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to and in accordance with Section 10.01, then there will be no Liability on the part of any Party or any other Person in respect of this Agreement; provided, that (a) the provisions set forth in Section 7.02, Section 7.10, Section 7.14(c), this Article X and Article XI (including the obligation to pay the Termination Fee when payable) shall remain in full force and effect in accordance with their terms and (b) subject to Section 9.04, such termination shall not relieve any Party from any Liability for any breach of this Agreement prior to such termination.

(b) Notwithstanding anything to the contrary contained herein, the Sellers shall not have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby (whether at law or equity, in contract, in tort or otherwise), and no Financing Source shall have any rights or claims against any Seller in connection with this Agreement, the Debt Financing or the transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

Article XI
MISCELLANEOUS

Section 11.01 Notices. Except as otherwise provided herein, all notices, claims, demands and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective (a) immediately when transmitted via e-mail between 9:00 a.m. and 6:00 p.m. (New York City time) on any Business Day (or the immediately succeeding Business Day if transmitted outside of such hours if receipt of such transmission is confirmed in writing, provided, that each Party shall, promptly upon request, confirm receipt of any such transmission delivered in accordance with this Section 11.01) or (b) when received if delivered by hand or pre-paid overnight courier service or certified or registered mail on any Business Day if so delivered. All such notices, claims, demands and other communications shall be sent to the applicable Party at its respective address set forth below, unless another address has been previously specified to the other Party (if applicable) in a written notice given in accordance with this Section 11.01:

If to Buyer or Buyer Parent:

Nesco Holdings II, Inc.

c/o Nesco Holdings, Inc.

6714 Pointe Inverness Way

Suite 220

Fort Wayne, IN

Email: josh.boone@nescorentals.com

Attn:  Josh Boone

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington D.C. 20004

Attn:	Paul Sheridan
David Brown

Email:	Paul.Sheridan@lw.com
David.Brown@lw.com

If to Investor:

PE One Source Holdings, LLC

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn:	John Holland, General Counsel
Email:	Jholland@platinumequity.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th floor

New York, NY 10004-1482

Attention:	Ken Lefkowitz
E-mail:	ken.lefkowitz@hugheshubbard.com

If to Sellers’ Representative:

Blackstone Capital Partners VI-NQ L.P.
345 Park Avenue, 43rd Floor
New York, New York 10154

Attn:	JP Munfa
Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:	Rhett A. Van Syoc, P.C.
Cyril V. Jones

Email:	rhett.vansyoc@kirkland.com
cyril.jones@kirkland.com

If to any Seller:

To the Sellers’ Representative or at the address set forth on such Seller’s signature page to this Agreement.

Section 11.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Buyer and Sellers’ Representative, and any attempted assignment or delegation by any Party in violation of this Section 11.02 shall be null and void ab initio. Notwithstanding the foregoing, Buyer may, without prior written consent of the other Parties, assign its rights under this Agreement, in whole or in part, (a) to any of its Financing Sources as collateral, (b) to an Affiliate of Buyer or (c) following the Closing, in connection with any sale or transfer of equity securities of, or any merger, consolidation, change of control or other business combination involving Buyer or any of its Subsidiaries, provided, that no such assignment will relieve Buyer of its obligations under this Agreement.

Section 11.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any invalid, illegal or otherwise unenforceable provision with a valid, legal and enforceable provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations set forth in this Agreement, including Section 9.02, Section 9.04(g), Section 10.02(b), this Section 11.03, Section 11.05, Section 11.08, Section 11.09, Section 11.10, Section 11.12, Section 11.13 and Section 11.14 be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the liability of Buyer, any of its Affiliates or Financing Sources or any of its or their respective Representatives or (ii) the obligations hereunder.

Section 11.04 Disclosure Schedules. The Disclosure Schedules have been prepared in separately titled sections corresponding to sections of this Agreement for purposes of convenience; provided, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Disclosure Schedules. The headings used in the Disclosure Schedules are for reference only and shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Disclosure Schedules or this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in any of the representations and warranties contained in this Agreement or the disclosure of any item in any of Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the specification of any such amount or the fact of any such disclosure of any item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. No disclosure (or absence thereof) set forth in any of the Disclosure Schedules shall imply any representation or warranty which is not contained in this Agreement, nor (except as expressly set forth in this Agreement) shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in this Agreement. Items disclosed in the Disclosure Schedules may not be limited to matters required by this Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All of the information contained in the Disclosure Schedules shall be kept confidential by the Parties in accordance with the Confidentiality Agreements. Moreover, in disclosing the information in the Disclosure Schedules, no Seller waives any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.

Section 11.05 Amendment and Waiver.

(a) This Agreement may be amended only in a writing signed by Buyer and Sellers’ Representative.

(b) Any waiver of any provision of this Agreement, waiver of any breach of any provision of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the Person granting the waiver, and no waiver or election shall be inferred from the conduct of any Party.

(c) Any waiver of a breach of any provision of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

(d) Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

(e) Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Notwithstanding anything to the contrary contained herein, (x) Section 9.04(g) Section 10.02(b), Section 11.03, this Section 11.05, Section 11.08, Section 11.09, Section 11.10, Section 11.12, Section 11.13 and Section 11.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in a manner that is adverse to any Financing Source, without the prior written consent of the Financing Sources and (y) Section 9.04, Article X, this Section 11.05, and Section 11.12, (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Investor (such approval not to unreasonably withheld, conditioned or delayed, it being understood and agreed that the Investor shall not be deemed to act unreasonably in withholding, conditioning or delaying its consent if such amendment, modification, waiver or consent is, or would be, adverse to the Investor or its Affiliates).

Section 11.06 Entire Agreement. This Agreement, the Confidentiality Agreements and the other Transaction Documents set forth the entire agreement among the Parties and the parties thereto with respect to the subject matter hereof and thereof, and supersede any prior understandings or agreements among the Parties and the parties thereto, written or oral, with respect to the subject matter hereof and thereof.

Section 11.07 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 11.08 Governing Law. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.09 Consent to Jurisdiction and Service of Process. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further irrevocably waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 11.01. Notwithstanding anything herein to the contrary, each Seller (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is rested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in the Debt Commitment Letters shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT, INCLUDING ANY PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 11.11 Expenses. Unless otherwise expressly provided for in this Agreement or any other Transaction Document, each Party shall pay, without right of reimbursement or offset from any other Party, all costs and expenses incurred by it or any of its Affiliates in connection with negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.12 No Third-Party Beneficiaries. No Person other than the Parties shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except (a) for the Persons entitled to indemnification pursuant to Section 7.02, Section 7.09, Section 7.14(c) and Section 9.02, (b) the Non-Recourse Parties pursuant to Section 11.14, (c) Sellers’ Counsel pursuant to Section 11.16, (d) the Financing Sources shall be express third party beneficiaries of Section 9.04(g), Section 10.02(b), Section 11.02, Section 11.03, Section 11.05, Section 11.08, Section 11.09, Section 11.10, this Section 11.12, Section 11.13, and Section 11.14, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and (e) Platinum Equity Advisors, LLC shall be an express third party beneficiary of Section 7.02 and (f) Investor shall be an express, intended third party beneficiary of Section 7.01(a)(xix), Section 11.05, and this Section 11.12.

Section 11.13 Remedies.

(a) The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by Sellers or Sellers’ Representative, on the one hand, or Buyer, on the other hand, of any of provision of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 10.01, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions, in each case, prior to the termination of this Agreement pursuant to Section 10.01. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement in accordance with the terms herein, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (x) a Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Subject to and without limiting Section 9.04, Sellers’ right to seek specific enforcement to cause the Equity Financing under the Equity Financing Commitment to be funded and/or to effect the Closing shall be subject to the following conditions: (i) each of the conditions set forth in Section 8.01 and Section 8.02 have been and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) at the time when the Closing would have been required to occur but for the failure of the Equity Financing under the Equity Financing Commitment to be funded, (ii) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 2.03(a), (iii) the proceeds of the Debt Financing contemplated by the Debt Commitment Letters (or Substitute Financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the Equity Financing under the Equity Financing Commitment is funded at the Closing, and (iv) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03(a) that (i) all conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and (ii) if the Equity Financing under the Equity Financing Commitment and Debt Financing contemplated by the Debt Commitment Letters (or Substitute Financing) are funded Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03(a). For the avoidance of doubt, under no circumstances shall Sellers be entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee.

Section 11.14 No Recourse. All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement and their successors and permitted assigns (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. None of the Acquired Companies, their Affiliates or Sellers shall have any rights or claims against any Financing Source for any Liabilities of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or its negotiation, execution, performance or breach, the Debt Commitment Letters or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing shall not in any way limit or modify any Financing Source’s liabilities and obligations to Buyer, its Affiliates (including, following the Closing, the Acquired Companies) under the executed Debt Commitment Letters or any definitive agreements with respect to the Debt Financing. Notwithstanding the foregoing, nothing in this Section 11.14 shall preclude any party to the Escrow Agreement, the Confidentiality Agreements or any other Transaction Document from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein).

Section 11.15 Release.

(a) Effective as of the Closing, each Seller, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (excluding the Acquired Companies) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby absolutely and unconditionally releases and forever discharges Buyer and the Acquired Companies, its and their past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Released Person”) from, and agrees not to assert any cause of action or Proceeding, other than in connection with this Agreement and the Transaction Documents, with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Buyer Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the ownership or operation of the Interests or the Acquired Companies, or their respective businesses, operations, assets or liabilities.

(b) Effective as of the Closing, Buyer, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including the Acquired Companies) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasing Person”), hereby absolutely and unconditionally releases and forever discharges each Seller, and, if applicable, its and their past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agrees not to assert any cause of action or Proceeding, other than in connection with this Agreement and the Transaction Documents, with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Seller Released Person, which any Buyer Releasing Person has or ever had, in each case, which arises out of or in any way relates to actions taken, or omissions, in its capacity as a director, or as a direct or indirect holder of Equity Interests, in the Acquired Companies to the extent arising out of or relating to such Person’s direct or indirect ownership of equity securities, control or joint control, or current or former service as a director of any Acquired Company at or prior to the Closing, except for claims made pursuant to the terms of this Agreement; provided, however, that no Acquired Company hereby releases, acquits or discharges any of its directors or officers who is or was an employee of any Acquired Company, in their capacities as directors, officers or employees of the Acquired Companies.

Section 11.16 Conflict Waiver. Each Seller, Sellers’ Representative and Buyer, on behalf of itself and its respective Affiliates (including, with respect to Buyer, the Acquired Companies following the Closing), acknowledges and agrees that, in connection with any dispute, Proceeding, Liability, obligation or other matter, including any dispute between Buyer, the Acquired Companies and/or any of its or their respective Affiliates, on the one hand, and Sellers’ Representative and any Seller and/or any of their Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (a) as to all communications among Kirkland & Ellis LLP (“Sellers’ Counsel”) on the one hand and the Acquired Companies, Sellers and/or any of its or their Affiliates on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Sellers’ Representative and/or its Affiliates (other than the Acquired Companies), and may be controlled by Sellers’ Representative or its Affiliates (other than the Acquired Companies), and shall not pass to or be claimed by Buyer, the Acquired Companies, or any of its or their respective Affiliates and (b) Sellers’ Counsel may disclose to Sellers’ Representative and/or its Affiliates any information learned by Sellers’ Counsel in the course of its representation of Sellers’ Representative, the Acquired Companies or its or their respective Affiliates, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Sellers’ Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have or seek access to any such communications, or to the files of Sellers’ Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Sellers’ Counsel maintained by Sellers’ Counsel in connection with its representation of the Acquired Companies, Seller and/or any of their Affiliates in connection with the transactions contemplated by this Agreement constitute property of the client, only Sellers’ Representative and its Affiliates shall hold such property rights and (ii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company entities by reason of any attorney-client relationship between Sellers’ Counsel and the Company entities or otherwise. Notwithstanding the foregoing, (A) neither Sellers’ Representative nor its Affiliates shall waive such attorney-client privilege or disclose such communications or files other than in connection with the enforcement or defense of their respective rights or obligations under this Agreement and (B) in the event that a dispute arises between the Buyer, the Acquired Companies or any of their respective Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company (including on behalf of its Subsidiaries and Affiliates) may assert the attorney-client privilege to prevent disclosure of confidential communications by Sellers’ Counsel to such third party; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Sellers’ Representative.

Section 11.17 Sellers’ Representative.

(a) Without any further act of the Sellers, Sellers’ Representative is hereby appointed, authorized and empowered to act as the representative, for the benefit of Sellers, and as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated under this Agreement and any Transaction Document, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement, the Assignment Agreement and any other Transaction Documents (with such modifications or changes therein as to which Sellers’ Representative, in its sole discretion, shall have consented), including directly on behalf of one or more Sellers, and to agree to such amendments or modifications thereto (including, for the avoidance of doubt, this Agreement) as Sellers’ Representative, in its reasonable discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby as Sellers’ Representative, in its reasonable discretion, may deem necessary or desirable;

(iii) to use the Representative Expense Amount to satisfy costs, expenses and/or Liabilities of Sellers’ Representative or Sellers in connection with matters related to this Agreement and/or the Transaction Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to Sellers at such time as Sellers’ Representative determines in its reasonable discretion that no additional such costs, expenses and/or Liabilities shall become due and payable;

(iv) to collect and receive all moneys and other proceeds and property payable to Sellers’ Representative from the Adjustment Escrow Account, the Indemnity Escrow Account, the Indemnified Tax Escrow Account or otherwise as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by Sellers’ Representative (including any Company Transaction Expenses paid by Sellers’ Representative in excess of the Representative Expense Amount), Sellers’ Representative shall disburse and pay the same to Sellers;

(v) to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of their Representatives arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which Sellers’ Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, Proceeding or investigation against Buyer or its Affiliates, compromising or settling any such claims, actions, Proceedings or investigations, conducting negotiations with Buyer, its Affiliates their respective Representatives regarding such claims, actions, Proceedings or investigations, and, in connection therewith, to: (A) assert any claim or institute any action, Proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, Proceeding or investigation initiated by Buyer, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against Sellers’ Representative and/or any of Sellers, and receive process on behalf of any or all Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation; (C) file any proofs of debt, claims and petitions as Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation, it being understood that Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

(vi) to refrain from enforcing any right of any Seller and/or Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, that no such failure to act on the part of Sellers’ Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Sellers’ Representative or by such Seller unless such waiver is made in writing signed by the waiving party or by Sellers’ Representative; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, Orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Transaction Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement from Sellers of all its expenses incurred as Sellers’ Representative. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Sellers’ Representative hereunder (i) Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to Liability to any Seller. Sellers shall indemnify Sellers’ Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as Sellers’ Representative. The foregoing indemnification shall not apply in the event of any action or Proceeding which finally adjudicates the Liability of Sellers’ Representative hereunder for its willful misconduct.

(c) The Parties acknowledge and agree that Sellers’ Representative, in its capacity as such, is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the Parties acknowledge and agree that Sellers’ Representative shall have no Liability to, and shall not be liable for any losses of, any Seller in connection with any obligations of Sellers’ Representative, in Sellers’ Representative’s capacity as such, under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.

(d) All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Transaction Documents.

(e) Each of Buyer and its Affiliates and the Escrow Agent shall have the right to rely upon all decisions, consents, instructions or actions taken or omitted to be taken by Sellers’ Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers, and each of Buyer, its Affiliates and the Escrow Agent are hereby relieved from any liability to any Seller or any of its Affiliates or Sellers’ Representative for acts done by them in reliance on any such decision, consent, instruction or action of Sellers’ Representative.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company LP Agreement or any Organizational Documents of the Acquired Companies, (A) payments made by or on behalf of Buyer in full satisfaction of its obligations under this Agreement and in accordance with the terms of this Agreement shall satisfy in full Buyer’s obligations to the Sellers with respect to the Purchase Price (including under the Company LP Agreement and any other payments to be made hereunder or with respect to the CTOS Company Interests or the Blocker Company Interests), and (B) each Seller acknowledges and agrees that it will not make any claim against Buyer or the Company for any other amounts under the Company LP Agreement, whether or not the Purchase Price (or any allocation of the Purchase Price herein) is consistent with the Company LP Agreement or any such Organizational Documents, and whether or not any portion of such amounts paid by or on behalf of Buyer in accordance with this Agreement is paid to such Seller, provided, however, that this Section 11.17(f) does not alter any rights of a Seller under any Rollover Agreement to which it is a party (except with respect to the terms of this Agreement incorporated into the Rollover Agreement).

Section 11.18 Further Assurances. From time to time after the Closing, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLERS

BLACKSTONE ENERGY PARTNERS NQ L.P.

By:	Blackstone Energy Management Associates NQ L.L.C.
Its:	general partner

By	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE CAPITAL PARTNERS VI-NQ L.P.

By:	Blackstone Management Associates VI-NQ L.L.C.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP SMD L.P.

By:	Blackstone Family GP L.L.C.
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP NQ ESC L.P.

By:	BEP Side-by-Side GP NQ L.L.C.
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI-NQ ESC L.P.

By:	BCP VI-NQ Side-By-Side GP L.L.C
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

FRED M. ROSS, JR. IRREVOCABLE TRUST

By:	/s/ Fred Ross, Jr.
Name:	Fred Ross, Jr.
Title:	Trustee

Signature Page to Purchase and Sale Agreement

BLOCKERCO SELLER

BLACKSTONE MANAGEMENT ASSOCIATES VI-NQ L.L.C.

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Principal Accounting Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

BLOCKERCO SELLER

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES NQ L.L.C.

By:	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Chief Financial Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

BLOCKERCO SELLER

BEP UOS FEEDER HOLDCO L.P.

By:	Blackstone Energy Management Associates NQ L.L.C.
Its:	general partner

By:	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Chief Financial Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

BLOCKERCO SELLER

BCP VI UOS FEEDER HOLDCO L.P.

By:	Blackstone Management Associates VI-NQ L.L.C.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Principal Accounting Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

SELLERS’ REPRESENTATIVE

BLACKSTONE CAPITAL PARTNERS VI-NQ L.P.

By:	Blackstone Management Associates VI-NQ L.P.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Signature Page to Purchase and Sale Agreement

BUYER PARENT

Nesco Holdings, Inc.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer

BUYER

Nesco Holdings II, Inc.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

INVESTOR

PE One Source Holdings, LLC (solely with respect to Section 9.04)

/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Form of Assignment Agreement

[Attached]

Exhibit A to Purchase and Sale Agreement

EXHIBIT B

Form of Escrow Agreement

[Attached]

Exhibit B to Purchase and Sale Agreement

EXHIBIT C

Exhibit C-1

Form of Company Tax Certificate

[Attached]

Exhibit C to Purchase and Sale Agreement

Exhibit C-2

Form of Blocker Company Tax Certificate

[Attached]

Exhibit C to Purchase and Sale Agreement

EXHIBIT D

R&W Insurance Policy

[Attached]

Exhibit D to Purchase and Sale Agreement

EXHIBIT E

Pre-Closing Reorganization

Exhibit E to Purchase and Sale Agreement

EXHIBIT F

Form of Joinder